UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)


          NEW YORK                        3826                  13-3253392
 --------------------------- ---------------------------- ---------------------
   (State or jurisdiction        (Primary Standard          (I.R.S. Employer
     of incorporation         Industrial Classification     Identification No.)
     or organization)                Code Number)

                               2500 Johnson Avenue
                               Riverdale, NY 10463
                                 (212) 717-6544
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                               2500 Johnson Avenue
                               Riverdale, NY 10463
              ----------------------------------------------------
               (Address of principal place of business or intended
                          principal place of business)


                                 With a copy to:

        Darby S. Macfarlane                       Jeffrey E. LaGueux, Esq.
       Chairperson of the Board            Patterson, Belknap, Webb & Tyler LLP
         2500 Johnson Avenue                   1133 Avenue of the Americas
        Riverdale, NY 10463                       New York, NY 10036-6710
           (212) 717-6544                             (212) 336-2000
      -----------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:

     As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 452(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

        ----------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         ----------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        ----------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

 Title of each class of                  AMOUNT TO BE     PROPOSED MAXIMUM       AMOUNT OF
 securities to be registered             REGISTERED(1)   AGGREGATE OFFERING  REGISTRATION FEE
                                                              PRICE(2)
------------------------------------  ----------------- -------------------- -----------------

COMMON STOCK, PAR VALUE
   $.001 PER SHARE                        210,900,000        $4,218,000           $388.06

COMMON STOCK PURCHASE RIGHTS              210,900,000                --                --

====================================  ================= ==================== =================

(1)  Maximum number of shares of common stock to be sold in this offering.

(2) Estimated, pursuant to rule 457(o) under the Securities Act, solely for purposes of calculating the registration fee.

(3) Since both the shares of common stock and the rights are being registered for distribution in this Registration Statement, pursuant to rule 457(g) there is no separate registration fee for the rights.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED ____ ___, 2002

The information in this prospectus is not complete and may be changed. The fund may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state in which the offer or sale is not permitted.

                                   PROSPECTUS

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
                       210,900,000 SHARES OF COMMON STOCK


         We are distributing, together with this prospectus, at no charge, non-transferable subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on February 11, 2002, the record date. You will not be entitled to receive any rights unless you are a shareholder of the Company at that time. You will receive 7 subscription rights for every 1 share of our common stock, or 1 share of common stock underlying preferred stock or options under the 1992 Employee Stock Option Plan as amended, that you own on the record date. Each subscription right will entitle you to purchase 1 share of our common stock at the subscription price of $ .02 per share. The shares are being offered directly by us without the services of an underwriter or selling agent.

     The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., New York City time, on March 15, 2002, dependent on SEC review time period, which may cause an extension of the expiration date. We, at our sole discretion, may also extend the period for exercising the rights. Rights which are not exercised by the expiration date will expire and will have no value. Your exercise of the rights may not be revoked unless the expiration date is extended for more than thirty days or there is a material change in the terms of the rights offering. You should carefully consider whether or not to exercise your rights before the expiration date.

         If you timely exercise all of your subscription rights, you will be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price.

         We are undertaking this rights offering to raise proceeds from the offering, which will be used for payables and operating capital.

         The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange.

         Our common stock is listed on the Nasdaq OTC Bulletin Board under the symbol "CCSI." On February 1, 2002 the closing sales price of our common stock on the Nasdaq OTC Bulletin Board was $.015.

         You should read the description of risks under the caption "Risk Factors" beginning on page 8 before purchasing any of the common stock offered by this prospectus.
                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

February ___, 2002

         No person has been authorized by us to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation of an offer to buy any securities other than the shares of our common stock to which it relates issuable upon exercise of the rights or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any distribution of the securities offered hereby shall, under any circumstances, imply or create any implication that there have not been any changes in our affairs or in the information set forth or incorporated by reference herein subsequent to the date hereof.


                                TABLE OF CONTENTS
                                                                    Page
Forward-Looking Statements...........................................
Questions and Answers about the Rights Offering......................
Prospectus Summary...................................................
Risk Factors.........................................................
The Rights Offering..................................................
If You Have Questions................................................
Use of Proceeds......................................................
Determination of Offering Price......................................
Market Price of Common Stock.........................................
Dividend Policy......................................................
Capitalization.......................................................
Selected Financial Data..............................................
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.................................
Description of Business..............................................
Executive Compensation...............................................
Security Ownership of Certain Beneficial Owners and Management.......
Certain Relationships and Related Transactions.......................
Description of Securities............................................
Plan of Distribution.................................................
Certain Federal Income Tax Consequences..............................
Legal Matters........................................................
Experts..............................................................
Available Information................................................
Index to CCSI's Financial Statements.................................

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including Management's Discussion and Analysis of Financial Condition, Results of Operations and Business Description, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this report, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect" and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, including those discussed in "Risk Factors" below at pages 8 to 16, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the successful resolution of the Company's current liquidity crisis, the Company's ability to obtain immediate additional financing to continue operations, the Company's ability to implement its business plan for various application of its technologies, including medical and industrial applications, the Company's ability to enter into agreements with additional marketing and distribution partners, the obtaining and maintaining of and compliance with any necessary regulatory approvals or clearances applicable to applications of the Company's technology, the impact of competition, the management of growth, and other risks and uncertainties that may be detailed from the time to time in the Company's reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A SUBSCRIPTION RIGHT?

     We are distributing to you, at no charge, 7 subscription rights to purchase 7 shares of common stock for every share of common stock or share of common stock underlying preferred stock or options under the 1992 Employee Stock Option Plan as amended, that you owned on February 11, 2002. Each subscription right entitles you to purchase 1 share of common stock for $.02 per share, subject to the terms of this rights offering. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else; only you can exercise them.

WHAT IS A RIGHTS OFFERING?

     A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price to be determined before the rights offering begins and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership interest in us.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     The basic subscription privilege of each subscription right entitles you to purchase 1 share of our common stock at a subscription price of $.02 per share.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

     We do not expect that all of our shareholders will exercise all of their basic subscription rights. By extending over-subscription privileges to our shareholders, we are providing for the subscription for those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $.02 per share.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

     We will only issue 210,900,000 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 210,900,000 minus the number of shares purchased upon exercise of all basic subscription privileges. The number of shares available under the over-subscription privilege to any one shareholder or group of shareholders may be reduced by the Company if any such shareholder or group of shareholders ownership would constitute a change of control of the Company after the offering.

     If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over- subscribing shareholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges who have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing shareholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state or foreign securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

     We are offering the subscription rights to our current shareholders in order to raise additional working capital. Additional funds are required for the Company to continue operations, protect its intellectual property and implement its business plan. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. This option provides each shareholder the opportunity to avoid dilution of their ownership interest. Of course, we cannot assure you that we will not need to seek additional financing in the future.

HOW MUCH MONEY WILL CCSI RECEIVE FROM THE RIGHTS OFFERING?

     Our gross proceeds from the rights offering depends on the number of shares that are purchased. If we sell all 210,900,000 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $4,218,000, before deducting expenses payable by us, estimated to be $150,000.

HOW MANY SHARES MAY I PURCHASE?

     You will receive 7 subscription rights for each share of common stock or share of common stock underlying preferred stock or options under the 1992 Employee Stock Option Plan as amended, that you owned on February 11, 2002. We will not distribute fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase 1 share of common stock for $.02. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed subscription certificate, you may request to purchase as many additional shares as you wish for $.02 per share. Subject to the terms of the offering, we intend to honor all of the over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state or foreign securities laws. In addition, the number of shares available under the over-subscription privilege to any one shareholder or group of shareholders may be reduced by the Company if any such shareholder or group of shareholders ownership would constitute a change of control of the Company after the offering.

HOW DID WE ARRIVE AT THE $.02 PER SHARE PRICE?

     In determining the price at which a share of common stock may be purchased in this rights offering, we considered several factors including the historic and current market price of the common stock, our business prospects, our recent history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price. The subscription price represents approximately a 20% discount of the average closing price of the common stock over the last 20 trading days immediately prior to the date of filing this prospectus.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

     You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., Eastern Standard Time, on March 15, 2002. The address for the Subscription Agent is on page 22. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase. Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of uncertified personal check, we urge you to make payment sufficiently in advance of March 15, 2002 to ensure that payment is received and clears before that date. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

HOW LONG WILL THE RIGHTS OFFERING LAST?

     You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., EASTERN STANDARD TIME, ON MARCH 15, 2002, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND?

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $.02 per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

     The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 8.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

     You will retain your current number of shares of common stock or common stock underlying preferred stock or options under the 1992 Employee Stock Option Plan as amended, in Chromatics Color Sciences International, Inc. even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of Chromatics Color Sciences International, Inc. that you own will diminish, and your relative voting rights and economic interests will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

     No.

MUST I EXERCISE ANY SUBSCRIPTION RIGHTS?

     No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY
SUBSCRIPTION RIGHTS?

     The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

WHEN WILL I RECEIVE MY NEW SHARES?

     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after March 15, 2002. Subject to state or foreign securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over- subscription privilege in order to comply with state securities laws.

CAN WE CANCEL THE RIGHTS OFFERING?

     Yes. Our Board of Directors may cancel the rights offering at any time on or before March 15, 2002, for any reason. If we cancel the rights offering, any money received from shareholders will be refunded promptly, without interest.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

     We will use the proceeds from the rights offering for payables, protection of our intellectual property, regulatory fees and expenses, additional working capital to fund operations, and implementation of our business plan.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

     The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 210,900,000 new shares of common stock during the rights offering. In that case, we will have approximately 231,889,550 shares of common stock outstanding after the rights offering.

                               PROSPECTUS SUMMARY

Company's Business Summary

     We are engaged in the business of researching, developing and commercializing intellectual property rights, technology and instrumentation we have developed in the field of color science. Color science involves the objective, standardized analysis, description and measurement by instrument to a laboratory standard of accuracy of the colors composing the visual color spectrum and their related physical properties in relation to each other.

     We have incorporated some of these intellectual property rights, technology and instrumentation into a proprietary color measurement system and software marketed for various applications known as the ColorMate(R) System. We have developed our intellectual property and the ColorMate(R) System for:

     o the color measurement to a laboratory standard of accuracy and classification of human tissue, fluid, hair and/or teeth color,

     o the color coordination of these human skin, tissue, fluid, hair and/or teeth color classifications in relation to products,

     o the color measurement to a laboratory standard of accuracy, classification and organization based on color of various color-sensitive consumer products including chromaticity studies of cosmetics, hair coloring, hosiery, clothing, tooth enamel, paint and textiles,

     o the color measurement to a laboratory standard of accuracy to monitor infant jaundice,

     o the color measurement in detecting and monitoring those diseases which we believe can be diagnosed or monitored by the coloration of human skin, tissue and fluids, and

     o    the color coordination of products in relation to other products.

     The Company lacks funds to continue its operations and business plan. Due to this major liquidity crisis the Company is seeking additional capital to provide an immediate infusion of cash to continue operations. The Company plans to raise funds through this offering to our existing stockholders, sale of the exclusive rights to the ColorMate(R) TLc- BiliTest(R) System, and/or additional potential financings. The Company is currently reviewing various additional financial proposals and has significantly reduced costs. If the Company is unable to obtain financing, and/or sell, or market its products and/or technologies, it may have to cease operations and be forced to seek protection from its creditors in bankruptcy.

     In July 1997 we received clearance from the U.S. Food and Drug Administration for commercial marketing of our ColorMate(R)System device for the non-invasive monitoring of infant jaundice by healthcare professionals in the hospital, institutional, pediatricians' office or home setting. In September 2001, we received further clearances from the U.S. Food and Drug

Administration for upgrades to the ColorMate(R) TLc-BiliTest(R) System. The current procedure for the initial screening for infant jaundice is the visual observation of the yellowing of the skin by professional care providers. This is a subjective determination prone to errors due to different skin colors. If the initial clinical assessment suggest the possibility of infant jaundice, the current procedure requires that a blood sample be obtained by lancing the infant. We believe that a non- invasive instrument that monitors infant jaundice represents a significant improvement in patient care.

     The ColorMate(R) TLc-BiliTest(R) System monitors the incremental change of the yellow content of the skin color in infants of all races by non-invasively measuring the color of the skin of the newborn. Color measurements are obtained by placing the device on different physical sites of the newborn for five to ten seconds. Accuracy of the color measurements is caused by use of the TLc-Lensette(TM) calibration standard used prior to each baby measurement.

     In June 1999 we entered into an agreement for the exclusive distribution of this medical product in the hospital, pediatrician's office and home healthcare markets in the United States with Datex-Ohmeda Inc. and its Ohmeda Medical Division. As a result of the disappointing results achieved to date in pursuing the Company's business strategy through the distribution agreement with Datex-Ohmeda and the limited financial resources of the Company, the Company's current objective with regard to its medical business is to either arrive at acceptable revised terms of our existing agreement with Datex-Ohmeda or to identify a strategic partner in the medical industry to whom the Company could sell, for an up-front fee and ongoing royalty, the exclusive market rights to the ColorMate(R) TLc-BiliTest(R) System. There can be no assurance that the Company will be able to successfully renegotiate its distribution agreement with Datex-Ohmeda or identify such a strategic partner or to negotiate and consummate such a sale. We are also developing a business plan for establishing a new management structure and commercializing new applications of our technology. We will need to generate substantial revenues from equity financing and/or the sale of our products in order to fund our continuing operations and to develop and/or market other medical and non-medical applications for our intellectual property rights, technology and instrumentation. If we are not successful in generating adequate revenues, we may be forced to curtail our operations and seek protection from our creditors under applicable bankruptcy laws.

Gordon Laboratories Sale and Repurchase Option

     On June 2, 2000 we acquired the common stock and certain debt of Gordon Laboratories, Inc. ("Gordon"), a Carson City, California based formulator and manufacturer of cosmetics, hair care and other personal care products. We acquired an approximately 85% equity interest in Gordon for approximately $5.5 million, principally in stock, and acquired the remaining interest in June 2001.

     On July 3, 2001, Gordon was acquired by Abilene Investments Corp. and GAC-Labs, LLC for an aggregate purchase price of $1,000,000 paid to Gordon to be used for operating capital. Simultaneously, the shares of Gordon stock that were outstanding immediately prior to the closing of this transaction, all of which were owned by us, were redeemed for one dollar. In addition, we assigned to Abilene and GAC-Labs the indebtedness of Gordon and H.B. Gordon Manufacturing Co., Inc., its wholly-owned subsidiary, owed to the Company in the ratio of 20% to Abilene and 80% to GAC-Labs.

     As part of the same transaction, we were granted the option to purchase from Abilene and GAC-Labs the shares of Gordon stock issued to them and the indebtedness assigned to them within one year for an aggregate purchase price of $1,000,000 plus interest thereon at the rate of 14% per annum, subject to reduction under certain conditions.

Stockholder Rights Offering

     We are now offering and selling up to 210,900,000 shares of our common stock, which are the subject of this prospectus, to our existing stockholders. Pursuant to this offering, each of our stockholders shall have the right to purchase from us up to 7 shares of our common stock for every share of common stock registered in his or her name at a price per share of $.02.

     We were incorporated in New York in March 1984. Our principal executive offices are located at 2500 Johnson Avenue, Riverdale, New York 10463 and our telephone number is (212) 717-6544.

                                  RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our common stock.

LIQUIDITY CRISIS

     The Company is currently experiencing a liquidity crisis and requires an immediate infusion of cash in order to continue operations. If the Company is unable to secure an immediate infusion of cash it may be forced to seek protection from its creditors through a voluntary bankruptcy filing. Alternatively, creditors of the Company holding the required minimum dollar amount of claims against the Company could commence an involuntary bankruptcy proceeding against the Company. No assurance can be given that the Company will obtain an immediate cash infusion.

     The Independent Accountants' Report on the December 31, 2000 financial statements indicates the Company has incurred recurring losses for the last several years and has experienced significant problems and delays exploiting its primary technology (medical equipment). The Independent Accountants' Report states that these matters raise substantial doubt about the Company's ability to continue as a going concern.

WE HAVE A LIMITED OPERATING HISTORY

     We have a limited operating history and have generated insignificant revenues. Although we have entered into agreements for the manufacturing and distributing of our ColorMate(R) TLc- BiliTest(R) System, to date we have not produced or sold substantial quantities of this product. We cannot assure you that this product can be manufactured in commercial quantities or at an acceptable cost or marketed successfully by our existing distributor and any potential strategic partner. We also cannot assure you that we will be successful in our efforts to commercialize our ColorMate(R) System for other applications.

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS AND WE MAY NEVER ACHIEVE
PROFITABILITY

     We cannot be certain that we will ever achieve and sustain profitability. To date, we have been engaged in research and development activities and have not generated any significant revenues from sales of our ColorMate(R) TLc-BiliTest(R) System or TLc-Lensette(R) calibration standards. We expect that we will continue to incur operating losses for the foreseeable future.

IF WE DO NOT SECURE ADDITIONAL FINANCING WE WILL NOT BE ABLE TO DEVELOP AND MARKET OUR PRODUCTS

     We will require substantial additional funds for our research and product development programs, for commercial obligations, to pursue regulatory approvals and to develop and commercialize other applications of our ColorMate(R) System. Adequate funds for these purposes, whether through the financial markets or other sources, may not be available when needed. Additionally, under the terms of our manufacturing agreement we must provide our manufacturing partner with a number of key component parts to be assembled into our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System. Without the funds to provide these component parts, our products cannot be manufactured and we will be unable to fulfill our obligations to our current distribution partner or any potential strategic patner or third party purchaser of the exclusive rights to the Company's bilirubin monitoring technology. If we fail to make any payment required or if we are otherwise in default under the current manufacturing and distribution agreements relating to our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System, the other parties will have the right to terminate the agreements. Termination of any of these agreements would have a material adverse effect on our business by rendering us unable to manufacture and distribute our ColorMate(R) System and ColorMate(R) TLc-BiliTest(R) System until replacement agreements were entered into.


WE HAVE LIMITED MANUFACTURING AND MARKETING CAPABILITIES OF OUR OWN AND WILL CONTINUE TO DEPEND ON OTHER PARTIES FOR MANUFACTURING AND MARKETING FOR THE FORESEEABLE FUTURE.

     We currently do not have the resources to manufacture or market independently on a commercial scale the ColorMate(R) System and ColorMate(R) TLc-BiliTest(R) System or any other products that we may develop. We rely on our corporate partners or potential third party purchasers of the rights to the Company's technology to manufacture and market our ColorMate(R) TLc-BiliTest(R) System and will continue to rely on corporate partners to manufacture and to market our ColorMate(R) System for other applications. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control. We cannot assure you that these parties will perform their obligations as expected or that we will derive any revenue from these arrangements. To date our distribution partner, Datex- Ohmeda, Inc. and its Ohmeda Medical Division, has not achieved the annual minimum market penetration performance standards, nor has it purchased and placed the minimum quantities of our ColorMate(R) TLc-BiliTest(R) System and TLc-Lensette(R) calibration standards, set forth in our June 7, 1999 distribution agreement, as amended. We have little or no experience in manufacturing or marketing any medical products. The failure of our corporate partners or potential third party purchasers of the rights to the Company's technology to perform their obligations relating to the manufacturing and distributing of our ColorMate(R) System or

ColorMate(R) TLc-BiliTest(R) System would continue to have a material adverse affect on our business until a replacement agreement was entered into.

WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR COLORMATE(R) TLC-BILITEST(R) SYSTEM

     The Company's current ability to generate revenues in the immediate future will depend on either the successful distribution of the bilirubin monitoring technology or the sale of the exclusive marketing rights to a third party for an upfront payment and ongoing royalty. Our success in commercializing our ColorMate(R) TLc-BiliTest(R) System will be dependent upon its acceptance by healthcare professionals and either the ability of our current distribution partner or a potential third party strategic partner or purchaser of the Company's bilirubin monitoring technology to penetrate the healthcare market. As a result of the disappointing results achieved to date in pursuing the Company's business strategy through the distribution agreement with Datex- Ohmeda and the limited financial resources of the Company, the Company's current objective with regard to its medical business is to either arrive at acceptable revised terms of our existing agreement with Datex-Ohmeda or to identify a strategic partner in the medical industry to whom the Company could sell, for an up-front fee and ongoing royalty, the exclusive market rights to the ColorMate(R) TLc-BiliTest(R) System. There can be no assurance that the Company will be able to successfully renegotiate its distribution agreement with Datex-Ohmeda or identify such a strategic partner or to negotiate and consummate such a sale or that the purchaser would successfully market the product. The acceptance of our ColorMate(R) TLc-BiliTest(R) System by healthcare professionals will largely depend on our ability to show them its ability to reduce the need for heelsticks in monitoring infant jaundice as well as its utility compared to other non-invasive methods that currently exist or that may be developed in the future by others with respect to:

     o    safety,
     o    effectiveness,
     o    ease of use and
     o    price.

     We cannot assure you that our ColorMate(R) TLc-BiliTest(R) System will be competitive with respect to these factors.

WE HAVE NOT YET SUCCESSFULLY COMMERCIALIZED OUR COLORMATE(R) SYSTEM FOR OTHER POTENTIAL MEDICAL APPLICATIONS

     Although we have received FDA clearance to commercially market our ColorMate(R) TLc- BiliTest(R) System for monitoring infant jaundice, our clinical and research and development programs for other medical applications of our ColorMate(R) System are at a very preliminary stage. Substantial additional research and development and further clinical trials will be necessary before commercial versions of any additional proposed products are submitted for FDA marketing clearance or approval and produced for other medical applications. We cannot assure you that we will be able to successfully address the problems that may arise during the development, FDA review process and commercialization of these other medical applications or that any of our proposed products for these other medical applications will be successfully developed, proven safe and effective in clinical trials, cleared or approved by the FDA for marketing or meet applicable regulatory standards and requirements.

WE HAVE NOT YET SUCCESSFULLY COMMERCIALIZED NON-MEDICAL APPLICATIONS OF OUR PRODUCTS

     To date, we have not achieved commercial market penetration for our ColorMate(R) System in any non-medical industry. In order to commercialize our ColorMate(R) System in connection with non-medical applications we will need to raise additional financing, to develop additional marketing skills, incur significant expenses on sales and marketing activities, hire additional employees and consultants and enter into arrangements with third party distributors. We cannot assure you that we will be successful in our efforts to commercialize any non-medical application of our ColorMate(R) System.

EXTENSIVE GOVERNMENTAL REGULATION COULD DELAY, RESTRICT OR PREVENT THE MARKETING OF OUR PRODUCT

     Governmental regulation may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. The FDA and comparable foreign regulatory authorities generally require rigorous pre-clinical testing, clinical trials and government premarket review and clearance or approval for the type of human medical device we market or contemplate marketing. Numerous regulations govern, among other things, the manufacturing, safety, labeling, promotion, storage, record keeping, reporting and marketing of medical devices. A delay in obtaining or failure to obtain or maintain regulatory clearances or approvals for any of our products would have an adverse effect on our business. We cannot predict the adverse effects that existing or future government regulations may have on our business.

     Even though our ColorMate(R) TLc-BiliTest(R) System has received FDA marketing clearances for monitoring infant jaundice, we may still face difficulties in manufacturing and marketing this product. A marketed product and its manufacturer's practices are subject to regulatory review and the manufacturer's facilities are subject to periodic establishment inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

     o    fines,

     o    suspended or withdrawn regulatory approvals,

     o    refusal to clear or approve pending applications,

     o    refusal to permit exports or to allow imports from the United States,

     o    product recalls,

     o    seizure of products,

     o    injunctions,

     o    operating restrictions and

     o    criminal prosecutions.


WE MAY BE UNABLE TO DEVELOP POTENTIAL INTERNATIONAL MARKETS AND OBTAIN FOREIGN REGULATORY APPROVALS

     Although we believe that sales of our products to customers outside of the United States represents a significant potential source of growth we may not be able to obtain agreeents with third party distributors or purchasers of the rights to the Company's bilirubin monitoring technology for marketing outside of the United States. We also cannot be certain that we will be able to maintain our existing ISO 9001/EN46001 certification or that we will obtain any further regulatory approvals in other countries. In order to market our products outside of the United States, we must comply with numerous and varying foreign regulatory requirements implemented by foreign authorities. The approval procedure varies among countries and can involve additional testing. The time required to obtain further foreign clearances or approvals may differ from that required to obtain FDA clearances or approvals for commercial marketing. The foreign regulatory approval process includes all of the risks associated with obtaining FDA clearances or approvals set forth above, and clearance or approval by the FDA does not ensure clearance or approval by the authorities of any other country.

THE MEDICAL COMMUNITY MAY BE RELUCTANT TO ACCEPT OUR TECHNOLOGY

     The commercial acceptance of our ColorMate(R) TLc-BiliTest(R) System is substantially dependent on its acceptance by the medical community for the monitoring of infant jaundice. Because the medical community is relatively slow to adopt new technologies we cannot assure you that the medical community will perceive a need for, or accept, our ColorMate(R) TLc- BiliTest(R) System or be willing to commit funds to its purchase and use. Widespread acceptance of the ColorMate(R) TLc-BiliTest(R) System for monitoring infant jaundice will require educating the medical community about its advantages, reliability, cost effectiveness and utility. In addition, acceptance of the ColorMate(R) TLc-BiliTest(R) System may be adversely affected by competing products which may have more utility, a lower cost or be received in a better way than our ColorMate(R) TLc-BiliTest(R) System.

OUR MAIN COMPETITORS HAVE MORE RESOURCES THAN WE HAVE

     The medical device industry is characterized by rapid technological advances, evolving industry standards and technological obsolescence. Our inability to meet or surpass our competitors' technological advances in this industry could have a material adverse effect on our business. We have several competitors in this industry, none of whom we believe to be dominant. We believe that, in addition to our ColorMate(R) TLc-BiliTest(R) System the only other commercially available non-invasive devices for the monitoring of infant jaundice with FDA marketing clearance in the United States are the Minolta Jaundice Meter, manufactured by Minolta Co., Ltd. which is distributed by Air Shields and the SpectRx Bilicheck, manufactured by SpectRx and Respironics. Both Minolta and Respironics have financial, marketing and other resources greater than our own. Our competitors in this industry may develop products which may render our ColorMate(R) TLc-BiliTest(R) System obsolete or which have advantages over our ColorMate(R) TLc-BiliTest(R) System, including greater accuracy and precision or greater acceptance by the medical community.

     To the extent that we are able to commercialize our ColorMate(R) System for non-medical applications we will also encounter competition. We cannot assure you that we will be able to compete successfully in these non-medical markets.

OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER AUTHORIZATION WHICH COULD BE USED AS AN ANTI-TAKEOVER DEFENSE

     Our Board of Directors is authorized to issue from time to time without stockholder authorization shares of preferred stock. The issuance of preferred stock could decrease the amount of assets and earnings available for distribution to our other stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights which are greater than the rights of the holders of our common stock. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any unsolicited acquisition proposal.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT AMOUNT OF STOCK OF CHROMATICS AND EXERT CONSIDERABLE INFLUENCE OVER CHROMATICS

     As of December 31, 2001, our directors and executive officers beneficially owned approximately 17.56% of voting power represented by our outstanding common and preferred stock. As a result, these stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control that may be favored by other stockholders.

WE WILL NEED TO RAISE FINANCES TO RETAIN EXISTING PERSONNEL AND HIRE ADDITIONAL PERSONNEL TO MANAGE OUR TRANSITION FROM A DEVELOPMENT STAGE COMPANY TO AN OPERATING COMPANY

     In order to generate and service sales of our products we will need to raise additional finances to retain existing personnel and attract and retain significant additional senior and midlevel personnel experienced in financial, administrative, marketing, sales, research, development and regulatory matters, particularly for the medical and beauty industries. We currently have 3 full-time employees, all of which have significant compensation in arrears. Our success will depend in part on our ability to hire, train and retain new and existing personnel. We cannot assure you that we will be successful in raising the necessary finances to either retain existing personnel or hiring, training or retaining additional personnel to support our executive, operations, marketing, sales, research and product development needs and efforts.

WE DEPEND ON THE SERVICES OF KEY PERSONNEL

     Our success depends to a significant extent upon the efforts of Darby Simpson Macfarlane, the Chairperson of our Board of Directors and Chief Technology Officer, and David Kenneth Macfarlane, our Vice President, Research and Development. They are co-inventors of our ColorMate(R) System and possess unique technical knowledge required in connection with its production. Brian T. Fitzpatrick, our President and Acting Chief Executive Officer, is also an integral part of our organization. Although we have purchased key-man life insurance policies in the amounts of $1,000,000 on the lives of each of Ms. and Mr. Macfarlane, we cannot assure you that the proceeds from these policies would enable us to retain suitable replacements for them. Additionally, significant compensation due to these personnel is in arrears, and we can make no assurances we will be able to raise the finances required to pay such compensation or any monies covered under their respective employment agreements in the event of the Company's default. The loss of the services of Ms. Macfarlane, Mr. Macfarlane or Mr. Fitzpatrick could adversely affect our business.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS WHICH MAY EXCEED THE SCOPE OR AMOUNT OF OUR INSURANCE COVERAGE

     The manufacture and sale of human medical devices entails significant risk of product liability claims. In determining the amount of product liability coverage to obtain we were advised by an insurance broker with knowledge and experience regarding prevailing insurance practices in the medical device industry. Although we believe that the amount and scope of coverage obtained is consistent with prevailing medical device industry practice, we cannot assure you that our product liability coverage will be adequate to protect us from any liabilities we might incur in connection with the use or sale of our products. In addition, we may require increased product liability coverage if additional products are commercialized. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business and results of operations. We must indemnify our distribution partner against any product liability claims brought against it arising out of products developed by us.

OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO EFFECTIVELY MAINTAIN OUR PATENTS AND PROPRIETARY RIGHTS RELATING TO OUR COLORMATE(R)SYSTEM AND OUR
COLORMATE(R)TLC-BILITEST(R)SYSTEM, WHICH WE MAY NOT BE ABLE TO DO

     Proprietary technology maintained in our trade secrets and other proprietary information claimed by our patents is incorporated into the proprietary software and measurement system used in our ColorMate(R) System, our ColorMate(R) TLc-BiliTest(R) System and our TLc-Lensette(TM) calibration standards. Because we are dependent on the commercialization of these products our success will depend to a significant degree on our ability to preserve our trade secrets, to raise the necessary finances to obtain and maintain our patents and to operate without infringing the proprietary rights of others. We cannot assure you that we will be able to raise these finances or that our competitors will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign countries. We also cannot assure you that we will not become subject to patent infringement claims brought by third parties or to re-examination of previously issued patents or interference proceedings to determine the priority of inventions.

     We also rely on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. We cannot be certain that these measures will provide protection of our proprietary information. In addition, the laws of a small number of foreign jurisdictions may not protect our intellectual property rights to the same extent as the laws of the United States.

OUR ASSUMPTIONS REGARDING THE BUSINESS PLAN AND STRATEGY FOR OUR COLORMATE(R) TLC-BILITEST(R) SYSTEM AND FOR THE COMMERCIALIZATION OF OUR TECHNOLOGY MAY PROVE TO BE INACCURATE

     Our business plan and strategy for the commercialization of our ColorMate(R) TLc-BiliTest(R) System is based upon assumptions made by our distribution partner in our contract regarding the size of the infant jaundice monitoring market, our short-term and eventual share of this market, the price at which we believe this product will be able to be sold or leased and consumer acceptance of this product. We are currently working with our distribution partner on revising sales and marketing strategies as well as on product improvements recently cleared for commercial marketing by the FDA. We cannot assure you that our initial or revised assumptions will prove to be correct. The medical community has thus far not used a non-invasive device for monitoring infant jaundice as a standard of care. Assumptions made by our distribution partner about the size of the existing market were based on the current standard of care (an invasive blood test) and, accordingly, there can be no assurance that the market size of the ColorMate(R) TLc-BiliTest(R) System will be the same. In addition, we are developing business plans for new applications of our proprietary technology.

OUR STOCK HAS BEEN DELISTED FROM THE NASDAQ SMALLCAP MARKET

     Our common stock has been delisted from the Nasdaq SmallCap Market. As a result, the market value of our common stock has fallen and it is more difficult for holders of our common stock to dispose of and to obtain accurate quotations as to the market value of our common stock. In addition, our common stock has become subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in "penny stocks." The penny stock rules require a broker-dealer prior to a transaction in a penny stock not otherwise exempt from the rules to deliver a standardized risk disclosure document which provides information about penny stocks and the nature and level of risks in the penny stock market. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to these penny stock rules. As a result, you may be unable to readily sell shares of our common stock.

OUR STOCK PRICE MAY BE VOLATILE

     The market price of our common stock has historically been volatile as a result of:

     o    analyst recommendations,

     o announcements of technological innovations or new commercial products by us or our competitors,

     o    market conditions relating to the medical device industry,

     o sales of substantial amounts of our common stock by existing stockholders, including short sales,

     o    adverse publicity related to accusations by short sellers and

     o obtaining regulatory clearances in both the U.S. and in foreign countries.

     A short sale involves the sale of borrowed shares with the expectation that the market price of the security will decline in the future. If the anticipated price decline occurs the short seller replaces the borrowed securities with shares bought in the market at the lower price and realizes a profit equal to the difference between the price at which the borrowed shares were sold and the price at which the replacement shares are purchased. From time to time in the past concentrated periods of short selling of our common stock have created an imbalance between the number of shares offered to the market for sale and the willingness of the market to absorb these shares at prevailing price levels which has resulted in rapid and substantial declines in the market price of our common stock.

CONVERSION OF THE CONVERTIBLE PREFERRED STOCK AND EXERCISE OF OUTSTANDING WARRANTS WILL DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS

     The conversion prices of our outstanding convertible preferred stock and warrants may be less than the current market price of our common stock on the date of conversion. Similarly, the exercise prices of our outstanding warrants may be less than the current market price of our common stock on the date of exercise. So long as these securities remain outstanding and unconverted or unexercised, the terms under which we could obtain additional equity financing may be adversely affected. To the extent of any conversion or exercise of these securities, the interests of our existing stockholders will be diluted proportionately.

COST CONTAINMENT RELATING TO HEALTHCARE REFORM COULD ADVERSELY AFFECT OUR
BUSINESS

     Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change and are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and medical devices and other fundamental changes to the healthcare delivery system. Any changes of this nature could negatively impact our ultimate profitability. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations like healthcare management organizations, which could control or significantly influence the purchase of healthcare services and products, may result in lower prices for our medical product candidates than we currently expect. We cannot predict what impact the adoption of any federal or state healthcare reform measures or future private sector reforms may have on our business.

OUR PRODUCTS MUST BE ACCEPTED FOR REIMBURSEMENT BY THIRD-PARTY PAYORS

     Our ability to successfully commercialize our ColorMate(R) TLc-BiliTest(R) System and our other medical product candidates will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of our products and related treatment are obtained from governmental authorities, private health insurers and other organizations, like health maintenance organizations. Third- party payors are increasingly challenging the prices charged for medical products and services. American Medical Association CPT codes are generally used to facilitate the processing of insurance reimbursement claims and to provide a simplified reporting procedure. However, assignment of a code does not assure that the insurer will provide reimbursement or that the AMA endorses the medical procedure at issue. The AMA has issued a new CPT Code for use with our ColorMate(R) TLc-BiliTest(R) System which went into effect on January 1, 2001. As this is a new code, claims for reimbursement under this new code may not be readily processed for reimbursement.

WE EXPECT TO ISSUE ADDITIONAL SHARES IN THE FUTURE WHICH WOULD DILUTE THE OUTSTANDING SHARES

     In order to finance the commercialization of our ColorMate(R) TLc-BiliTest(R) System and other applications of our ColorMate(R) System, we expect to issue and sell additional shares of our common stock or securities convertible into our common stock in the future. As of December 31, 2001, approximately 400,000,000 shares of our common stock were authorized but unissued and unreserved. These shares may be issued in the future without stockholder approval. The prices at which we sell these securities and other terms and provisions will depend on prevailing market conditions and other factors in effect at that time, all of which are beyond our control. Shares may be issued at prices which are less than the then-current market price of our common stock and/or at prices which are less than the prices at which the shares of common stock being offered by the selling stockholder hereby are sold.

THE TERMS OF THE CONVERTIBLE PREFERRED STOCK AND BRIDGE LOANS MAY ADVERSELY AFFECT THE RIGHTS OF THE COMMON STOCK HOLDERS

     Our convertible preferred stock and bridge loans will be entitled to priority of payment in the event we are liquidated and dissolved in preference to any distribution to the holders of our common stock. In addition, for as long as the shares of convertible preferred stock are outstanding we are prohibited from issuing any class or series of preferred stock with a priority of payment superior or equal to the priority of payment of the convertible preferred stock without the written consent of the holders thereof.

                               THE RIGHTS OFFERING

           BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS, YOU SHOULD READ
            CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS"
                             BEGINNING ON PAGE [ ].

The Subscription Rights

     We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock or shares of common stock underlying preferred stock or options under the 1992 Employee Stock Option Plan as amended, on February 11, 2002, at no cost to the shareholders. We will give you 7 subscription rights for each share of common stock or shares of common stock underlying preferred stock or options under the 1992 Employee Stock Option Plan as amended, that you owned on February 11, 2002. Each subscription right will entitle you to purchase one share of common stock for $.02. If you wish to exercise your subscription rights, you must do so before 5 P.M., Eastern Standard Time, on March 15, 2002. After that date, the subscription rights will expire and will no longer be exercisable unless the offering is extended.

Basic Subscription Privilege

     Each subscription right will entitle you to receive, upon payment of $.02, 1 share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after March 15, 2002, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

     Subject to the allocation described below, each subscription right also grants you an over- subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, we will allocate the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing shareholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges who have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing shareholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state or foreign securities laws, we may not be able to honor all over-subscription privileges even if we have shares available. The number of shares available under the over-subscription privilege to any one shareholder or group of shareholders may be reduced by the Company if any such shareholder or group of shareholders ownership would constitute a change of control of the Company after the offering.

No Recommendation

     We are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

     The rights will expire at 5:00 p.m., Eastern Standard Time, on March 15, 2002, unless we decide to extend the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

Withdrawal Right

     Our Board of Directors may withdraw the rights offering in its sole discretion at any time prior to or on March 15, 2002, for any reason (including, without limitation, a change in the market price of the common stock). If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

Determination of Subscription Price

     Our Board of Directors chose the $.02 per share subscription price after considering a variety of factors, including the following:

     --   the historic and current market price of the common stock;

     --   our business prospects;

     --   our history of losses;

     --   general conditions in the securities market;

     --   our need for capital;

     --   alternatives available to us for raising capital;

     --   the amount of proceeds desired;

     --   pricing of similar transactions;

     --   the liquidity of our common stock;

     --   the level of risk to our investors; and

     -- the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock.

     The $.02 per share subscription price should not be considered an indication of the actual value of CCSI or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $.02 per share.

Non-Transferability of Subscription Rights

     Both the basic subscription rights and over-subscription rights are non-transferable and non- assignable. Only you may exercise these rights.

Exercise of Subscription Rights

     You may exercise your subscription rights by delivering to the Subscription Agent on or prior to March 15, 2002:

     --   A properly completed and duly executed subscription certificate;

     --   Any required signature guarantees; and

     -- Payment in full of $.02 per share for the shares of common stock subscribed for by exercising your basic subscription rights and, if desired, your over-subscription rights.

     You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." Registered mail or overnight delivery is recommended. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights. If you choose to wire transfer funds for payment, you are urged to send your subscription certificate by overnight delivery no later than the date of your wire transfer to assure proper matching with your payment and, in any event, in time for delivery on or prior to March 15,2002. In addition, you are requested to provide the name, ABA routing number of the originating bank and the date of your wire transfer on your subscription certificate.

Method of Payment

     Payment for the shares must be made by check or bank draft (cashier's check)drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of Continental Stock Transfer & Trust Company, as Subscription Agent. Payment for basic subscription rights and over-subscription rights may also be effected through wire transfer, the particulars of which may be obtained by contacting the Subscription Agent at (212)509-4000 extension 536, or by facsimile at (212)616-7610.

     Payment will be deemed to have been received by the Subscription Agent only upon:

     (A)  clearance of any uncertified check;

     (B) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;

     (C) receipt by the Subscription Agent of any funds transferred by wire transfer; or

     (D) receipt of funds by the Subscription Agent through an alternative payment method approved by Chromatics Color Sciences International, Inc.

     Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of March 15, 2002, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check, money order or wire transfer.

Guaranteed Delivery Procedures

     If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to March 15, 2002, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

     (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over- subscription privilege, on or prior to March 15, 2002;

     (2) You send, and the Subscription Agent receives, on or prior to March 15, 2002, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three business days following the date of the notice of guaranteed delivery; and

     (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three business days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (212)616-7610. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address set forth under the heading "Subscription Agent."

Signature Guarantee

     Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Shares Held for Others

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

     If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

     (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

     (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

     (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration).

     Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

     We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

State and Foreign Securities Laws

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

Our Decision Regarding Certain Matters Binding on You

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither Chromatics Color Sciences International, Inc. nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

No Revocation

     After you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

Shares of Common Stock Outstanding after the Rights Offering

     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 231,889,550 shares of common stock will be issued and outstanding. This would represent a 1,105% increase in the number of outstanding shares of common stock.

IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE IF SHARES ARE PURCHASED IN THE RIGHTS OFFERING, OR IF CHROMATICS COLOR SCIENCES INTERNATIONAL, INC., DOES AN EQUITY FINANCING SUBSEQUENT TO THIS RIGHTS OFFERING UNDER SIMILAR TERMS AND CONDITIONS.

Fees and Expenses

     We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Chromatics Color Sciences International, Inc. nor the Subscription Agent will pay such expenses.

Subscription Agent

     We have appointed our transfer agent, Continental Stock Transfer & Trust Company as Subscription Agent for the rights offering. The Subscription Agent's address for packages sent by mail or overnight delivery is:

                 Continental Stock Transfer & Trust Company
                 17 Battery Place
                 8th Floor
                 New York, NY 10004

     The Subscription Agent's telephone number is (212)509-4000, extension 536, and its facsimile number is (212)616-7610. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay a fee of $[ ] plus certain expenses of the

Subscription Agent. We have also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the rights offering.

                                    IMPORTANT

     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO MARCH 15, 2002. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST TEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER.

                              IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery, you should contact the Reorganization Department of Continental Stock Transfer & Trust Company at: (212)509-4000 extension 536.


                                 USE OF PROCEEDS

     We expect to use the net proceeds of this offering as follows (in order of priority):


                                                 Amount Assuming       Amount Assuming
                                                 Subscription of       Subscription of
Purpose                                              $500,000            $4,218,000
--------------------------------------------     ----------------    -------------------
1.    Fees for Intellectual  Property
      Maintenance and Filing Maintenance
      Fees                                            $150,000             $300,000
2.    Regulatory Fees and Expenses                    $ 75,000             $150,000
3.    Past Due Payables                               $ 75,000             $800,000
4.    Repayment of Bridge Loans                             $0           $1,200,000
5.    Operating Capital                                $50,000           $1,618,000
6.    Rights Offering Expenses                        $150,000             $150,000

                         DETERMINATION OF OFFERING PRICE

     The price of our shares of common stock in this offering was arbitrarily determined. The factors considered in determining the offering price included the historic and current market price of the common stock, our financial condition, challenges facing our Company, our history of profits and losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities. On February 1, 2002, the last reported sales price of our common stock on the Nasdaq OTC Bulletin Board was $.015 per share.


                          MARKET PRICE OF COMMON STOCK

     Our stock is currently quoted on the Over-the-Counter Bulletin Board. As of February 1, 2002, we had 20,989,550 shares of common stock outstanding. As of February 1, 2002, the number of holders of record of our common stock was 152. From February 8, 1993 through November 30, 2001, our common stock was quoted on the NASDAQ SmallCap Market, prior to the recent delisting from Nasdaq Small Cap Market.

     The following tables set forth the high and low bid prices of our common stock for each of the periods indicated (after giving retroactive effect to the February 1998 3 for 2 Stock Split):



                 Period                             High            Low
                 ------                            -----           -----

January 1, 2000 to March 31, 2000                  7.938           5.375
April 1, 2000 to June 30, 2000                     5.375           2.875
July 1, 2000 to September 30, 2000                 5.063           0.625
October 1, 2000 to December 31, 2000               2.125           0.250

January 1, 2001 to March 31, 2001                  1.031           0.063
April 1, 2001 to June 30, 2001                     0.310           0.100
July 1, 2001 to September 30, 2001                 0.220           0.040
October 1, 2001 to December 31, 2001               0.110           0.010

January 1, 2002 to February 1, 2002                0.040           0.015


                                 DIVIDEND POLICY

     Subject to the prior rights of holders of our preferred stock, the holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time from any surplus that we may have. However, we have not paid, and have no present intention to declare or pay, cash dividends on the common stock in the foreseeable future.

                                 CAPITALIZATION

     The following table shows out indebtedness and capitalization as of September 30, 2001, and as adjusted for the issuance and sale of 210,900,000 shares of common stock under this rights offering, offered hereby at a purchase price of $ .02 per share and the application of the estimated net proceeds as shown under "Use of Proceeds" appearing on page [ ] of this prospectus

                                                                      September 30, 2001
                                            -----------------------------------------------------------------------
                                                    Actual            As Adjusted Minimum    As Adjusted Maximum
                                            -----------------------  --------------------  ------------------------

Notes payable                                          $ 1,260,000           $ 1,260,000                  $ 60,000

Redeemable preferred stock                                  13,800                13,800                    13,800

Shareholders' equity (deficiency)
      Preferred stock, 113,769 shares
        issued and outstanding                          12,344,800            12,344,800                12,344,800
      Subscribed stock                                     500,000               500,000                   500,000
      Common stock 19,991,952,                              20,000                45,000                   231,000
        44,991,952 and 230,891,952 shares
      Capital in excess of par                          46,718,500            47,093,500                50,575,500
      Accumulated deficit                              (60,160,400)          (60,160,400)              (60,160,400)
                                            -----------------------  --------------------  ------------------------
                                                          (577,100)             (177,100)                3,490,900
                                            -----------------------  --------------------  ------------------------

Total capitalization                                     $ 696,700           $ 1,096,700               $ 3,564,700
                                            =======================  ====================  ========================


                             SELECTED FINANCIAL DATA

     The following information has been derived from the Company's consolidated financial statements. The selected consolidated financial data should be read in conjunction with the Consolidated Financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" elsewhere in this prospectus.

                              Nine Months Ended
                                 September 30,                                Years Ended December 31,
                          ----------------------------   ---------------------------------------------------------------------------
                                 2001         2000           2000            1999           1998           1997           1996
                                 ----         ----           ----            ----           ----           ----           ----
Total Assets             $  3,097,700    $ 13,385,300     $4,914,200       $8,110,200    $7,878,200    $10,752,600     $6,747,500

Senior Convertible
Debentures including
secured interest                 --         6,020,800             --       $4,661,600            --             --             --

Redeemable Preferred
Stock                          13,800          13,800         13,800        2,942,500        13,800         13,800         13,800

Stockholders' Equity
(Deficiency)                 (577,100)        757,800      3,386,700         (503,700)    6,569,200      9,896,300      5,942,200

Revenues                        6,000          80,400         80,400        1,103,200        46,600         11,500         66,600

Net Loss                   (6,916,800)    (10,670,100)   (19,496,400)     (12,808,000)   (7,284,800)    (5,053,100)    (4,442,300)

Net Loss per share -
 Basic and diluted (*)          (0.35)          (0.66)         (1.40)           (0.93)        (0.49)         (0.40)         (0.51)

----------
(*) Loss per share was retroactively adjusted to reflect the February 1998 three for two split


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000

     For the nine months ended September 30, 2001 and 2000 the Company incurred losses from continuing operations of $5,082,800 and $9,036,700, respectively. Loss per share from continuing operations for the nine months ended September 30, 2001 and 2000 were ($.30) and ($.63), respectively. The reduction in losses incurred from continuing operations is primarily attributable to the Company's ability to reduce its operating costs in accordance with its business plan.

     The Company incurred losses from discontinued operations of $1,000,000 or ($.05) per share for the nine months ended September 30, 2001 and $374,400 or ($.02) per share for the nine months ended September 30, 2000 due to the decision to dispose of the Gordon operation.

     Sales, marketing and trade show costs were $281,500 for the nine months ended September 30, 2001 as compared to $1,667,100 in the prior period as the Company has substantially reduced its medical sales force in 2001. Medical regulatory expenses were $304,300 for the nine months ended September 30, 2001 as compared to $617,000 in the prior period due to significant reductions in the second quarter of 2001 in FDA filing costs relating to medical products and other regulatory requirements.

     Research and development costs were $597,200 for the nine months ended September 30, 2001 as compared to $958,300 for the nine months ended September 30, 2000. The decreased research and development costs for the nine months ended September 30, 2001 are primarily a result of the completion of milestones in the development of the Company's medical product.

     The Company recorded a provision for estimated payments for terminated employees of $1,000,000 at March 31, 2001.

     Compensation costs - Officers, employees and consultants were $853,200 for the nine months ended September 30, 2001 as compared to $1,258,800 for the nine months ended September 30, 2000. The decreases were caused by significant decreases in personnel in 2001.

     Total general and administrative costs were $2,419,100 for the nine months ended September 30, 2001 as compared to $3,673,700 in the prior period. The decrease is primarily a result of cost reductions initiated by the Company in 2001.

     Interest and non-cash financing costs were $309,900 in the nine months ended September 30, 2001 as compared to $1,379,200 in the prior period. The decrease is primarily due to amortization of original issue discount on senior convertible debentures, which was fully amortized in prior periods.

     Deemed dividends on preferred stock were $834,000 in the nine months ended September 30, 2001 as compared to $1,259,000 in the prior period. The decrease for the current period is due to an additional deemed dividend from a new financing in the prior period, which did not occur in the current period.

     Although the Company has substantially reduced personnel and ongoing operating expenses, the Company expects that if it is successful in raising the necessary financing to continue operations, it will continue to incur costs in connection with the required research and development for different market applications of its new LED instrument and technology, complete filings, administration and maintenance for certain intellectual properties and regulatory requirements; supply updated products and sales support to its medical distributor; complete FDA filings for further upgrades to its medical products, and explore the possibility of either renegotiating its current distribution agreement for its medical products or selling the exclusive rights to its medical products and technology.

     The Company anticipates that it will continue to incur net losses for the foreseeable future as expenses are incurred in implementing its long-term business plan.

Fiscal Year 2000 Compared to Fiscal year 1999

     The Company incurred net losses of $19,496,400 and $12,808,000 for the fiscal years ended December 31, 2000 and 1999, respectively. Loss per share was $1.40 for 2000 and $.93 for 1999.

     Revenues for the fiscal year ended December 31, 2000 were $80,400 compared to $1,103,200 in the prior fiscal year. The decrease in revenues for the fiscal year is primarily attributable to a reduction of sales of products to Datex-Ohmeda.

     Costs of sales were $760,100 (which includes an impairment charge of $733,100 on the Company's inventory) for the fiscal year ended December 31, 2000 as compared to $898,100 in the prior year. Cost of sales primarily relate to the sales to Ohmeda.

     In light of the serious liquidity and other problems at the Company and because of the lack of viable levels of sales of its medical equipment the Company recorded $1,507,700 of impairment charges.

     Sales, marketing and trade show costs were $2,047,300 in 2000 as compared to $2,511,600 in 1999. The decrease was primarily attributable to Datex-Ohmeda assuming some of the marketing expenses in 2000.

     Medical regulatory expenses were $840,100 in 2000 as compared to $1,323,300 in 1999. The decrease was primarily attributable to Datex-Ohmeda assuming some of the regulatory expenses in 2000.

     Research and development costs were $1,257,200 for the fiscal year ended December 31, 2000 as compared to $996,300 in the prior fiscal year. The increase in 2000 is primarily a result of the continuing implementation of the Company's long term business plan to seek commercial applications of its intellectual properties and technologies.

     Compensation - Officers and employees were $1,194,500 for the fiscal year ended December 31, 2000 as compared to $803,900 for the prior fiscal year. The increase in these costs in 2000 is a result of the addition of executive and senior level personnel to implement the Company's business plan.

     Total General and administrative costs were $4,941,600 for the fiscal year ended December 31, 2000 as compared to $3,951,200 in the prior year. The increase primarily results from the above-mentioned increase in compensation costs, an increase in consultants, an increase in depreciation and amortization costs.

         Interest and non-cash financing costs were $1,437,500 in the fiscal year ended December 31, 2000 as compared to $3,313,000 in the prior period. The decrease is due to a reduction in the amortization of original issue discount on the senior convertible debentures.

         Due to the sale of Gordon in 2001 the operations of Gordon, which was acquired in June 2000, was retroactively treated as a discontinued operation. The loss from discontinued operations in 2000 was $5,973,100 of which $696,600 represents Gordon's operating losses for the 7 months in 2000 and $5,276,500 represents the impairment of goodwill related to the acquisition of Gordon.

         Deemed dividend on preferred stock was $3,900,000 in the fiscal year ended December 31, 2000 as compared to $1,558,300 in the prior year. The increase is due to the amortization of a new series of preferred stock which was not issued in 1999 and the impact of a new accounting release.

         Although the Company has substantially reduced personnel and ongoing operating expenses, the Company expects that it will continue to incur costs in connection with the required research and development on its new LED instrument and technology, complete filings, administration and maintenance for certain intellectual properties and regulatory requirements; supply updated products and sales support to its medical distributor; complete FDA filings for upgrades to its medical products, and explore the possibility of either renegotiating its current distribution agreement for its medical products or selling the exclusive rights to its medical products and technology.

         The Company anticipates that it will continue to incur new losses for the foreseeable future as expenses are incurred in implementing its long-germ business plan.

Fiscal Year 1999 Compared to Fiscal Year 1998

         The Company incurred a net loss of $12,808,000 and $7,284,800, for fiscal years 1999 and 1998, respectively. In 1999 revenues of $1,103,200 were received principally from sales of ColorMate(R) TLc-BiliTest(R) Systems and TLc-Lensette(TM) Calibration Standards and other products under the Company's distribution agreement with Datex-Ohmeda, Inc. and its Ohmeda Medical Division. Of the increase in net loss from 1999 as compared to 1998, $2,740,800 represents non-cash financing costs computed as original issue discount ("OID") on financing transactions, $495,800 represents non-cash accrued interest on senior convertible debentures and $140,600 represents an increase in non-cash expenses relating to stock option grants to non- employees. The remaining $2,146,000 increase in losses from 1999 as compared to 1998 (without consideration of the non-cash OID costs, the non-cash accrued interest on senior convertible debentures and non-cash expenses for stock option grants to non-employees), is primarily attributable to an increased cost of $1,552,700 relating to the Company's medical division sales force, as the Company continued the implementation of its long-term business plan to seek commercial applications of its intellectual properties and technologies in the medical field. The Company had a gross profit in 1999 from sales of ColorMate(R) TLc-BiliTest(R) Systems and TLc- Lensette(TM) Calibration standards and other products of $205,100 which was offset by: the increase cost of sales, marketing and trade show expense which include the above-mentioned fully implemented sales force at its medical division of $1,552,700; increases in amortization of patent, software and ColorMate(R) TLc-BiliTest(R) Systems promotional expenses of $363,700 and an increase in stock administration fees of $88,400 relating primarily to registration costs of the 1999 financing transactions. These increased expenses were partially offset by a decrease in legal fees of $163,000.

LIQUIDITY AND CAPITAL RESOURCES

Nine Months Ended September 30, 2001 Compared to nine Months Ended September 30, 2000

         Current Assets were $2,002,400 at September 30, 2001 as compared to $2,495,900 at December 31, 2000. This decrease is primarily attributable to decrease in cash due to the operating losses.

         As indicated in the Consolidated Statement of Cash Flows, the Company continues to experience significant negative net cash flows from operating activities. The 2001 net cash outflow from operating activities is primarily attributed to the Company's net loss partially offset by depreciation and amortization expense and increases in accounts payable.

         The Company lacks funds to continue its operations and business plan, including funds and necessary personnel to complete research and development on its new LED instrument and technology recently required during its first mass manufacturing process; complete filings, administration and maintenance for certain intellectual properties and regulatory requirements; supply upgraded products and sales support to its medical distributor; and complete FDA regulatory filings for upgrades to its medical products.

         The Company's current objective with regard to its medical business is to arrive at acceptable revised terms of the existing agreement with the distributor or to identify a strategic partner in the medical industry to whom the Company could sell, for an up-front fee and ongoing royalty, the exclusive market rights to the ColorMate(R) TLc-BiliTest(R) System.

         The Independent Accountants' Report on the December 31, 2000 financial statements indicates the Company has incurred losses for the last several years, including $19,464,400 in 2000 and has experienced significant problems and delays exploiting its primary technology (medical equipment). The Independent Accountants' Report states that these matters raise substantial doubt about the Company's ability to continue as a going concern. Gordon was sold in 2001.

         The Company is experiencing a major liquidity crisis and requires an immediate infusion of cash to continue operations. The Company is seeking additional capital to facilitate liquidity and is currently reviewing various financing proposals and has taken steps to significantly reduce costs. If the Company is unable to obtain such financing, or sell its assets to obtain a cash infusion, it may be forced to seek protection from its creditors in bankruptcy.

         Even if the Company is successful in obtaining this cash infusion, the Company will require additional future financing to further execute its long range business plan. If the Company is not able to attract additional future financing, generate significant revenue from operations and/or successfully market its products and technologies, it may have to significantly curtain and/or cease operations and be forced to seek protection from its creditors in bankruptcy.

         In August 2001, the Company retained Janssen Partners, Inc. to serve as its placement agent in connection with an offering of 10,333,333 shares of common stock and warrants to raise $620,000 in proceeds. Attached to each share is a Series A Common Stock Purchase Warrant which vests immediately, has a five-year life and is exercisable at $0.10 per share after registration of the underlying shares. Upon the exercise of each Series A Common Stock Purchase Warrant, the holder will receive a Series B Common Stock Purchase Warrant which vests immediately, has a five-year life from date of issuance and is exercisable at $0.15 per share after registration of the underlying shares.

     The Company is contemplating issuing an additional proxy to obtain stockholder approval for an additional proposed private placement by the Company involving potential issuance of additional shares of common stock by the Company in an aggregate amount in excess of 20% of the Company's common stock outstanding immediately prior to such private placement at a price per share less than the market value of the common stock.

     On October 31, 2001, at a special shareholder meeting an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $.001 par value per share, from 50,000,000 to 550,000,000 was approved by the folowing votes: 18,110,383 for, 1,033,794 against and 71,069 abstained. Additionally, an amendment to the Company's Certificate of Incorporation to effect a one share for up to forty shares reverse stock split of the Company's issued and outstanding shares of common stock, as determined by the Company's Board of Directors was approved by the following votes: 18,078,117 for, 1,052,519 against; and 84,550 abstained. Due to the delisting of the Company's securities from NASDAQ SmallCap market, the Company's Board of Directors does not see the necessity to execute a reverse split in the Company's common stock at this time, but reserves the right to reconsider this action at a later date within time frames proposed in the Proxy which were approved by the Company's shareholders at the October 31, 2001 Special Meeting of the Shareholders.

     Some of the information presented herein constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations including, among other things: (1) the inability of the Company to resolve the current liquidity crisis, (ii) the inability of the Company to secure additional financing, (iii) the failure of the Company to implement its business plan for various applications of its technologies, including medical and industrial technologies, (iv) government regulation and
(v) the loss of key personnel.

Fiscal Year 2000 Compared to Fiscal Year 1999

         Current Assets were $2,495,900 at December 31, 2000 as compared to $4,933,700 at December 31, 1999. This decrease is primarily attributable to a decrease in cash due to the cash operating losses.

         As indicated in the Consolidated Statement of Cash Flows, the Company continues to experience significant negative net cash flows from operating and investing activities.

         The 2000 net cash outflow from operating activities is primarily attributed to the Company's net loss (partially offset by depreciation and amortization expense, non-cash compensation costs to consultants, non-cash interest and financing costs, collections of amounts receivable and the impairment provision.)

         Cash flows from financing activities during 2000 principally represent $9,152,400 of proceeds from the issuance of common stock, preferred stock and warrants.

         The Company lacks funds to continue its operations and business plan, including funds and necessary personnel to complete recently required research and development on its new LED instrument and technology discovered during its first mass manufacturing process; complete filings, administration and maintenance for certain intellectual properties and regulatory requirements; supply upgraded products and sales support to its medical distributor; and complete FDA regulatory filings for upgrades to its medical products.

         The Company's current objective with regard to its medical business is to arrive at acceptable revised terms of the existing agreement with the distributor or to identify a strategic partner in the medical industry to whom the Company could sell, for an up-front fee and ongoing royalty, the exclusive market rights to the ColorMate(R) TLc-BiliTest(R) System.


                             DESCRIPTION OF BUSINESS

     We are engaged in the business of researching, developing and commercializing intellectual property rights, technology and instrumentation we have developed in the field of color science. Color science involves the objective, standardized analysis, description and measurement by instrument to a laboratory standard of accuracy of the colors composing the visual color spectrum and their related physical properties in relation to each other.

     We have incorporated some of these intellectual property rights, technology and instrumentation into a proprietary color measurement system and software marketed for various applications known as the ColorMate(R) System. We have developed our intellectual property and the ColorMate(R) System for:

     o the color measurement to a laboratory standard of accuracy and classification of human tissue, fluid, hair and/or teeth color,

     o the color coordination of these human skin, tissue, fluid, hair and/or teeth color classifications in relation to products,

     o the color measurement to a laboratory standard of accuracy, classification and organization based on color of various color-sensitive consumer products including chromaticity studies of cosmetics, hair coloring, hosiery, clothing, tooth enamel, paint and textiles,

     o the color measurement to a laboratory standard of accuracy to monitor infant jaundice,

     o the color measurement in detecting and monitoring those diseases which we believe can be diagnosed or monitored by the coloration of human skin, tissue and fluids, and

     o    the color coordination of products in relation to other products.


     In July 1997 we received clearance from the U.S. Food and Drug Administration for commercial marketing of our ColorMate(R) System device for the non-invasive monitoring of infant jaundice by healthcare professionals in the hospital, institutional, pediatricians' office or home setting. In September 2001, we received further clearances from the U.S. Food and Drug Administration for upgrades to the ColorMate(R) TLc-BiliTest(R) System. The current procedure for the initial screening for infant jaundice is the visual observation of the yellowing of the skin by professional care providers. This is a subjective determination prone to errors due to different skin colors. If the initial clinical assessment suggest the possibility of infant jaundice, the current procedure requires that a blood sample be obtained by lancing the infant. We believe that a non- invasive instrument that monitors infant jaundice represents a significant improvement in patient care.

         The ColorMate(R) TLc-BiliTest(R) System monitors the incremental change of the yellow content of the skin color in infants of all races by non-invasively measuring the color of the skin of the newborn. Color measurements are obtained by placing the device on different physical sites of the newborn for five to ten seconds. Accuracy of the color measurements is caused by use of the TLc-Lensette(TM) calibration standard used prior to each baby measurement.

         In June 1999 we entered into an agreement for the exclusive distribution of this product in the hospital, pediatricians' office and home healthcare markets in the United States with Datex- Ohmeda, Inc. and its Ohmeda Medical Division.

         As a result of the disappointing results achieved to date in pursuing the Company's business strategy through the distribution agreement with Datex-Ohmeda and the limited financial resources of the Company, the Company's current objective with regard to its medical business is to either arrive at acceptable revised terms of our existing agreement with Datex-Ohmeda or to identify a strategic partner in the medical industry to whom the Company could sell, for an up- front fee and ongoing royalty, the exclusive market rights to the ColorMate(R) TLc-BiliTest(R) System. There can be no assurance that the Company will be able to successfully renegotiate its distribution agreement with Datex-Ohmeda or identify such a strategic partner or to negotiate and consummate such a sale. We are also developing a business plan for establishing a new management structure and commercializing new applications of our technology. We will need to generate substantial revenues from equity financing and/or the sale of our products in order to fund our continuing operations and to develop and/or market other medical and non-medical applications for our intellectual property rights, technology and instrumentation. If we are not successful in generating adequate revenues, we may be forced to curtail our operations and seek protection from our creditors under applicable bankruptcy laws.

         In June 1999 we sold 40,000 shares of convertible preferred stock and warrants to purchase 270,690 shares of our common stock to an affiliate of Lehman Brothers, Inc. for aggregate proceeds of $4,000,000. In February 2000 we sold 40,000 shares of convertible preferred stock and warrants to purchase 304,372 shares of our common stock to the same Lehman affiliate for aggregate proceeds of $4,000,000. The shares of preferred stock issued during these financings are convertible into shares of our common stock at a conversion price of $4.68 per share and the warrants have an exercise price of $4.68 per share. The shares of preferred stock and the warrants are subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock and in certain circumstances involving the issuance of shares of our common stock at prices below $4.68 per share. 575,062 of the warrants issued during these financings are currently outstanding.

         On June 2, 2000 we acquired the common stock and certain debt of Gordon laboratories, Inc., a Carson City, California based formulator and manufacturer of cosmetics, hair care and other personal care products. We acquired from the shareholders of Gordon:

     o approximately 85% of the outstanding shares of common stock, par value $.001, of Gordon,

     o options to purchase the remaining shares of Gordon, subject to mandatory exercise by us on the first anniversary of the closing date if not sooner exercised within one year and

     o notes in the aggregate principal amount of $1,854,000 made by Gordon in favor of its shareholders.

         In exchange, we issued to the shareholders of Gordon a total of 721,233 shares of our common stock and paid them $609,000 in cash. In addition, we agreed to register the shares of our common stock issued to the shareholders of Gordon for resale under the Securities Act of 1933 and use our reasonable best efforts to maintain the effectiveness of this registration statement until the earlier of the date that all of the shares of our common stock held by such shareholders have been sold or 360 days after the effective date of the registration statement.

         In August 2000, we sold to a private investor for gross proceeds of $3,000,000:

     o    641,026 shares of our common stock,

     o a warrant to purchase 150,000 shares of our common at an exercise price equal to $5.26 and

     o an additional warrant to purchase, on two different vesting dates, at an exercise price equal to $.001, a number of shares of our common stock to be adjusted according to the closing bid prices of our common stock during the forty trading days preceding each respective vesting date.

         As compensation for services rendered in connection with this private placement, an additional warrant to purchase 30,000 shares of our common stock was issued to our financial adviser on the same terms and conditions as the warrant issued to the purchaser.

         On October 11, 2000, we obtained commitments from three of our major investors to restructure the terms of their respective securities. Millennium and the Lehman affiliate agreed to eliminate provisions in their respective purchase documents involving antidilution and provisions imposing monetary penalties in the event that our common stock is delisted from Nasdaq. They also agreed to delete those provisions granting them rights to require us to repurchase shares of our common stock or preferred stock for cash, except in certain limited circumstances within our control. The convertible debenture holders agreed to convert the entire principal amount of their debentures, and any accrued but unpaid interest thereon, into a newly authorized series of convertible preferred stock, effective October 31, 2000. This new class of convertible preferred:

     o    has a conversion price of $4.68 per share,

     o ranks senior and prior to all existing and future classes or series of our capital stock in the event of the distribution of our assets upon liquidation, dissolution or winding up,

     o is subject to involuntary conversion at our option into shares of our common stock at a conversion price of $4.68 per share if the average closing bid price of our common stock for ten consecutive trading days exceeds $10.29 and

     o is subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock.

         The purpose of this restructuring was to assist us in meeting the net tangible assets requirement for continued listing on the Nasdaq SmallCap Market. The commitments of these investors were subject to certain conditions, including our securing confirmation from Nasdaq of our eligibility for continued listing on the Nasdaq SmallCap Market and the closing of the equity financing with Crescent (described below). Each of these conditions were satisfied on or prior to November 1, 2000. In consideration of their agreements to restructure their respective securities, we agreed to issue to each of the Lehman affiliate and the debenture holders 200,000 five-year warrants to purchase our common stock at an exercise price of $1.50 per share. We also agreed with the debenture holders not to incur or permit any future liens on any of our properties or assets, not to grant any security interests in our future revenues and not to consummate any future financing which involves the issuance of debentures.

         On October 31, 2000, we issued to Crescent International Ltd. 200 shares of a new series of preferred stock and a five-year warrant to purchase up to 270,000 shares of our common stock for an aggregate purchase price of $2,000,000. The warrant has an exercise price equal to $1.00 per share and is subject to adjustment in certain circumstances. The preferred stock is:

     o convertible at any time at the option of Crescent into the number of shares of common stock determined by dividing $10,000 by the lower of $0.82 and 92% of the average of the lowest three consecutive closing bid prices of our common stock during the 22 trading day period immediately preceding the date that conversion is required;

     o subject to redemption by us, at any time after October 31, 2002 and upon the written request of Crescent, for either, at our option, (i) $12,000 in cash per share or (ii) the number of shares of common stock obtained by dividing $12,000 by the lower of $0.82 and 92% of the average of the lowest three consecutive closing bid prices of our common stock during the 22 trading day period immediately preceding the date that redemption is requested; and

     o subject to restrictions on conversion and redemption which prohibit Crescent or its affiliates from owing more than 9.9% of our outstanding common stock, as determined in accordance with Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended.

         In November 2000, Crescent converted 64 of the 200 shares of preferred stock registered in its name into 1,391,304 shares of our common stock.

         In June 2001, we exercised our option to purchase the remaining 15% of outstanding shares of Gordon, making Gordon a wholly-owned subsidiary. In July 2001, we sold Gordon to Abilene and GAC-Labs.

          In August 2001, we retained Janssen Partners, Inc. to serve as our placement agent in connection with an offering of 10,333,333 shares of our common stock and warrants to raise $620,000 in proceeds. Attached to each share is a Series A Common Stock Purchase Warrant which vests immediately, has a five-year term and is exercisable at $0.10 per share after registration of the underlying shares. Upon the exercise of each Series A Common Stock Purchase Warrant, the holder will receive a Series B Common Stock Purchase Warrant which vests immediately, has a five-year term from date of issuance and is exercisable at $0.15 per share after registration of the underlying shares.

     In May through December, 2001 Janssen Partners, Inc. served as our agent in financing approximately two-thirds of $1,700,000 in Bridge Loans to the Company. These Bridge Loans were subject to 1 year promissory notes with interest. 11,875,001 Common Stock purchase Warrants exercisable at $0.06 per share, and 28,875,001 Common Stock purchase Warrants exercisable at $0.10 per share are issuable in connection with these Bridge Loans.

         On October 31, 2001, at a special shareholder meeting an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, $.001 par value per share, from 50,000,000 to 550,000,000 was approved. Additionally, an amendment to our Certificate of Incorporation to effect a one share for up to forty shares reverse stock split of our issued and outstanding shares of common stock, as determined by our Board of Directors was approved.

         On May 29, 2001, we received notification from NASDAQ that our common stock failed to comply with the $2,000,000 minimum net tangible assets condition required for continued listing of the common stock on the NASDAQ SmallCap market. A hearing on the proposed delisting of the Company's common stock was held on August 16, 2001. At that hearing the NASDAQ Hearing Committee requested additional information regarding the Company's plans to achieve compliance with the minimum net tangible asset requirement. On October 30, 2001, NASDAQ granted a temporary exception to us to remain listed until November 30, 2001, pending our ability to be in compliance with the terms of the exception, including the net tangible assets requirement. We were not able to be in compliance by November 30, 2001, and as a result our common stock was delisted from NASDAQ SmallCap Market. However, our common stock continues to be listed on the OTC Bulletin Board.

     On September 13, 2001, the Company received Food and Drug Administration
(FDA) clearance of its 510(k) premarket application to commercially market its upgraded ColorMate(R) TLc-BiliTest(R) System for non-invasive monitoring of infant jaundice. The TLc-BiliTest(R) System upgrade includes faster, more user friendly test programs with many new or improved features requested by healthcare providers, such as test result transfer capability to a central server via the internet. This most recent FDA clearance also confirmed the safety and effectiveness of the TLc-BiliTest(R) System for infants of all races and gestational ages before, during and after phototherapy, other than infants with discoloration at a required measurement site. The Company believes these features will provide a state-of-the art monitoring system for aiding physicians and healthcare providers in monitoring bilirubin for newborn infants.

         The Company has begun discussions with potential investors and placement agents including certain principal shareholders of the Company, including Janssen Partners, Inc., for issuance of up to 400,000,000 shares of common stock pursuant to one or more additional financings, including a possible additional private placement, this rights offering, and/or other potential offerings but as of yet has not reached definitive terms agreed upon by the parties. The details of principal shareholders holdings are provided in the table under the section titled, "Security Ownership of Certain Beneficial owners and Management." The material proposals entail an approximately $3.5 million private placement whereby the Company's stock would be sold at a discount to market price to be determined, in addition to certain placement agent compensation and registration rights subject to negotiation. The potential private placement would be preceded by this rights offering by the Company to shareholders of record prior to such a private placement offering, at the same discount to market as the private placement, under terms yet to be finalized.

Description of Property

     The Company occupies approximately 2,000 sq. ft. of space located in Riverdale, New York and is occupied pursuant to a month to month lease. Rentals under such lease currently are being paid at the rate of $2,260 per month, plus occupancy costs. The Company also maintains approximately 1,000 sq. ft. of space at 10 Old Jackson Avenue, Hastings-on-Hudson, New York, at the residence of Mrs. Macfarlane which is used for research and development activities and administrative offices for extensive overtime hours spent on management and research and development. The Company paid approximately $10,980 for such space in 2001. The Company has recently moved its principal executive offices from 5 East 80th Street, NY, NY as part of its business plan to reduce operating costs.

Legal Proceedings

     On January 16, 2001, a lawsuit was commenced against the Company and Darby Macfarlane in the federal district court for the Sourthern District of New York entitled Richard Sommers and Linda Sommers v. Chromatics Color Sciences International, Inc. and Darby S. Macfarlane. The plaintiffs alleged that certain statements purportedly made by or on behalf of the Company concerning the Company's success, the extent of use of the ColorMate(R) System and the Company's cash flow constituted violations of Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder and Section 12(a)(2) of the Securities Act of 1933 as well as common law claims alleging fraudulent misrepresentation, concealment and nondisclosure and seek unspecified charges in an amount to be proven at trial. On March 1, 2001, the defendants moved to dismiss the complaint for failure to make a claim upon which relief can be granted, for failure to plead fraud with requisite particularity and for failure to comply with the statutory requirements for federal securities fraud claims. Oral argument was held before the court (Grisea, J.) on January 17, 2002, and the court entered an order granting the defendants' motion and dismissing the case without prejudice, but with leave for the plaintiffs to refile. Defendants believe that the claims asserted against them are without merit and intend to vigorously defend this action, assuming that the complaint is refiled.

                                   MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

Name                                Age      Position(s)
----                                ---      -----------
Darby Simpson Macfarlane            57       Director, Chairperson of the
                                             Board of Directors, Chief
                                             Technology Officer, Treasurer
Brian T. Fitzpatrick                48       Director, Acting Chief Executive
                                             Officer, President
David Kenneth Macfarlane            55       Director, Vice President Research
                                             and Development
Leslie Foglesong                    46       Director, Secretary,
                                             Assistant Treasurer
Edmund Vimond*++                    65       Director
Ed Mahoney*++                       50       Director
----------
* Member of the Audit Committee of the Board of Directors.
++ Member of the Compensation Committee of the Board of Directors.

     Directors are elected annually by the shareholders and hold office until the next annual meeting and until their respective successors are elected and qualified. Executive officers are elected by the Board of Directors, serve at the direction of the Board of Directors and hold office until their respective successors are elected and qualified. There is no current arrangement or understanding between any director or executive office and any other person pursuant to which such person was or is to be selected as a director or executive officer of the Company.

     Mrs. Macfarlane and Mr. Macfarlane were formerly married to one another. There are no other family relationships among the directors or executive officers of the Company.

     Set forth below is certain additional information with respect to the directors, executive officers and certain consultants of the Company.

     Mrs. Macfarlane co-founded the Company in March 1984. She has been Chairperson of the Board, Chief Executive Officer, chief Technology Officer, Treasurer or Assistant Treasurer and a director of the Company since formation and also served in the capacity of President until April 9, 1995. Prior to such time, Mrs. Macfarlane was the co-founder in 1974 of Personalized Colors, Inc. Commencing in 1978, Mrs. Macfarlane and Mr. Macfarlane led and directed the Company's research and development and mass-manufacturing efforts of the color science technology, instrumentation and cosmetic and related products now offered by the Company.

     Mr. Macfarlane co-founded the Company and is also one of the primary inventors of the patented technologies used in the ColorMate(R)System. In addition, Mr. Macfarlane developed the manufacturing, technical and engineering specifications necessary to have miniaturized and mass manufactured the ColorMate(R)System. Mr. Macfarlane has been Vice President - Research and Development, and a director of the Company since formation. Prior to 1984, Mr. Macfarlane held a variety of executive positions with finance, sales, marketing, research and development and manufacturing companies in Europe, South Africa and the United States, including International Technical Research and Development, Ltd., and Trumach, Inc.

     Leslie Foglesong has been the Secretary, Treasurer or Assistant Treasurer and a director of the Company since its formation.

     Mr. Edmund G. Vimond has previously provided consulting services to the Company. On December 1, 1997, Mr. Vimond was appointed to the Company's Board of Directors and currently acts as Chairman of the Company's compensation Committee. From 1991 to 1997, Mr. Vimond was the President and Chief Executive Officer of Ocurest Laboratories, Inc. Mr. Vimond was responsible for managing all functions of the business, including marketing, sales, contract manufacturing, personnel and finance and systems. Prior to 1991, Mr. Vimond held positions in various executive capacities with RJR Nabisco, Inc., American Cyanaruld Co., Johnson & Johnson and Warner-Lambert Company. Since January 1998, Mr. Vimond has beent he principal of Edmund Vimond Associates, a business development consulting practice. Mr. Vimond received BSBA and MBA degrees from Northwestern University.

     Edward Mahoney, a certified public accountant, was appointed to the Board of Directors on January 26, 1998, and currently acts as Chairman of the Company's Audit Committee. Since January 1998, Mr. Mahoney has owned and operated a certified public accounting firm and was a tax partner with the accounting firm of BDO Seidman LLP from 1994 to 1997 and Price

Waterhouse from 1973 to 1994. Mr. Mahoney received a Bachelor of Science in Accounting degree from Brooklyn College of the City University of new York.

     Brian T. Fitzpatrick was appointed Acting Chief Executive Officer and a director of the Company on August 14, 2000. He previously served in the capacity of President and Chief Operating Officer of the Company, which role he assumed upon the Company's June 2000 acquisition of Gordon laboratories, Inc., a Carson City, California based formulator and manufacturer of cosmetics, hair care and other personal care products. Mr. Fitzpatrick had been the President, Chief Executive Officer and Chairman of Gordon since April 1995. Prior to Gordon, Mr. Fitzpatrick served as President of several electronic manufacturing companies and worked for the Polaroid Corporation in its industrial marketing division. Mr. Fitzpatrick earned an M.B.A. in Finance and marketing from Adelphi University in 1986 and a B.S. in marketing from Seton Hall University in 1975.

     Darby S. Macfarlane and David Kenneth Macfarlane are the founders of the Company and, as such, may be deemed "promoters" of the Company as those terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended.

Medical Advisory Board

     The Company established a Medical Advisory Board consisting of Dr. Fred W. Billmeyer, Dr. Ian Holzman and Dr. Jeffrey Maisels, independent consultants/advisors to the Company.

     Dr. Fred Billmeyer, Jr., Professor Emeritus at Rensselaer Polytechnic Institute, a color scientist and recognized expert in the color science field for more than 40 years, has been a consultant to the Company since 1984 and is a member of the Company's Medical Advisory Board. Dr. Billmeyer has published numerous books and articles in the field of color science. The consulting agreement with Dr. Billmeyer provides that he will provide color consulting services to the Company at a fee of $125 per hour. Such services include providing advice and supervisory assistance in connection with any further research and development, modification, enhancement or marketing activity relating to the ColorMate(R) System and Intellectual Properties in specific applications and assisting in obtaining patent protection for the unpatented Intellectual Properties. In addition, Dr. Billmeyer is entitled to receive a royalty in the amount of 2% of the selling price less the cost of manufacture of any device sold by the Company. In 2000 and 1999, the Company paid Dr. Billmeyer $2,800 and $4,827 respectively.

     Dr. Ian Holzman, a physician with the Department of Pediatrics, Division of Newborn Medicine, Mt. Sinai Medical Center, is a member of the Medical Advisory Board. Dr. Holzman is presently the Chief of the Division of Newborn Medicine at Mt. Sinai Medical Center and a member of the Attending Staff at each of Mt. Sinai Medical Center and City Hospital Center at Elmhurst. In addition, Dr. Holzman is a Professor of Pediatrics, Obstetrics and Gynecology and Reproductive Medicine at Mt. Sinai School of Medicine. Dr. Holzman has published numerous journal articles, book chapters and medical abstracts in the field of pediatric treatment and medicine including publications relating to bilirubin infant jaundice and phototherapy.

Consultants

     The Company relies on the services of certain other consultants and advisors. The consultants are not executive officers of the Company but make or are expected to make significant contributions to the business of the Company.

     Mr. Frederick Frank, Vice Chairman of Lehman Brothers, an investment banking firm, has been an advisor to the Company since December 1, 1997, providing financial, strategic and business advisory services. The consulting agreement with Mr. Frank expired December 1, 1998 but was renewed by mutual agreement of the Company and Mr. Frank until July 1, 2002.

     The Company also employs certain other consultants and temporary personnel for various purposes such as FDA and regulatory matters, the Bilirubin Project and marketing, engineering, research and development associated with the Intellectual properties, Beauty-Aid Products, the ColorMate(R) Bilirubin Device and ColorMate(R) units. The Company has also retained consultants to provide public relations, shareholder relations, financial, administrative, licensing and investment banking services. In 2001, these consultants and temporary personnel were paid an aggregate of $874,700. All consultants may be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection with the services each consultant provides the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Office and its three other executive officers who were serving as such during and at the end of fiscal 2001 for services rendered in all capacities to the Company in the last three fiscal years.

                                                                                               Long-Term Compensation
                                                                                     ----------------------------------------

                                                          Annual Compensation             Awards               Payouts
                                                   --------------------------------  ----------------   ---------------------
                                                                                                               All Other
Name and Principal Position             Year         Salary ($)         Bonus ($)     Options (#) (1)      Compensation ($)
---------------------------------     --------     ---------------     ------------  ----------------   ---------------------


Darby S. Macfarlane,                  2001             $225,000
Chairperson                           2000             $224,000           $20,000
                                      1999             $175,000


David Kenneth Macfarlane,             2001             $125,000
Vice President                        2000             $125,000
                                      1999             $125,000


Leslie Foglesong,                     2001             $135,000
Secretary                             2000             $134,000
                                      1999             $100,000           $10,000


Brian T. Fitzpatrick,                 2001             $150,000
Acting Chief Executive Officer        2000             $115,000 (2)                         250,000
                                      1999

----------
(1) In February 1998, the Company effected a three-for-two forward stock split. The number of share issuable upon the exercise of stock options granted under the 1992 Plan presented above give effect to the stock split.
(2)  For 6 months.

         The following table sets forth information with respect to stock options exercised during the fiscal year ended December 31, 2001 and the value at December 31, 2001 of unexercised stock options held by the Chief Executive Officer and the other executive offers of the Company. The number of shares presented gives effect to the Stock Split:



                                                                      Number of Securities           Value of Unexercised
                                                                     Underlying Unexercised        In-the-Money Options at
                                                                   Options at Fiscal Year-End        Fiscal Year-End (1)
                                 Shares acquired       Value      -----------------------------  -----------------------------
Name                             on Exercise (#)      Realized    Exercisable/Unexercisable (#)  Exercisable/Unexercisable (#)
----------------------------    ------------------  ------------  -----------------------------  -----------------------------

Darby S. Macfarlane                                                        450,000 / 0
Brian T. Fitzpatrick                                                        83,334 / 166,666
David Kenneth Macfarlane                                                   300,000 / 0
Leslie Foglesong                                                           250,000 / 0

----------
(1)  Options were not in-the-money at year end

Compensation of Directors

         Directors who are officers of the Company do not receive additional compensation for serving on the Board of Directors or for their attendance at Board of Directors' meetings.

Employment Agreements

         The Company has entered into separate employment agreements with each of Darby Simpson Macfarlane and David Kenneth Macfarlane, providing for Mrs. Macfarlane's employment as Chairperson and Chief Executive Officer and for Mr. Macfarlane's employment as Vice President, Research and Development, each extendable at the employee's option until February 1, 2003. These Agreements were amended in August 2000 to provide for conforming severance benefits in accordance with the terms of these employment agreements when Brian T. Fitzpatrick was appoint Acting Chief Executive Officer and Ms. Macfarlane was appointed as Chief Technology Officer and continued as Chairperson of the Company. Payments due under these agreements are currently in arrears. The agreements with Mrs. and Mr. Macfarlane provide for annual base salaries in 2000 of $225,000 and $150,000, respectively, subject to annual increases as provided for in their agreements. In addition, Mrs. Macfarlane's agreement provides for a bonus payment of 33% of the first million of the Company's net recovery in excess of $2,000,000 from the Avon Litigation. Accordingly, Mrs. Macfarlane was to receive $361,200, all of which has been paid. In connection with Mrs. Macfarlane's agreement to defer full repayment until January 1, 1999, Mrs. Macfarlane also agreed to forego any discretionary performance bonus under her employment agreement in 1999. Under the employment agreements, the Company is obligated to provide Mr. Macfarlane with a $300,000 and Mrs. Macfarlane with a $1,000,000 term life insurance policy and disability insurance. The Company maintains key-man life insurance of each of Mrs. and Mr. Macfarlane in the amount of $1,000,000.

         The employment agreements also provide for the payment of termination benefits by the Company if employment thereunder is terminated (i) by the Company for any reason other than death or disability as set forth therein or
(ii) by reason of death or disability. If Mr. or Mrs. Macfarlane's employment is terminated by the Company or the employee for any reason the Company is required by each agreement to pay to the terminated employee an amount equal to (a) the aggregate base salary payable for the remainder of the employment period fo the agreement and (b) the aggregate base salary payable thereunder for three years, plus, in each case, and for each year, an amount not less than any bonus granted by the Board of Directors of the Company to the employee in the year immediately preceding the year in which termination occurred. If the employee's employment is terminated by reason of death or disability, the Company is required to pay to Mrs. Macfarlane and Mr. Macfarlane, as application, an amount equal to three years aggregate base salary in the case of Mrs. Macfarlane, and two year's base salary in the case of Mr. Macfarlane, plus in each case and for each year, an amount not less than the pro rata portion of any bonus granted to the employee in the year immediately preceding the year in which such termination occurs.

         In addition, the Company entered into a five-year employment agreement with Brian T. Fitzpatrick, commencing on April 17, 2000, pursuant to which he serves as the Chief Operating Officer, President and Acting Chief Executive Officer of the Company. As compensation, Mr. Fitzpatrick is entitled under the agreement to an annual base salary of $200,000, plus options under the 1992 Stock Option Plan to purchase an aggregate of 170,636 shares of Common Stock. The exercise price (i) for the first 99,364 options exercised is twice the closing bid price of the Common Stock on June 2, 2000 and (ii) for the remaining options is equal to such closing bid price. The options vest in equal installments upon each of the first, second and third anniversaries of the start date. In addition, Mr. Fitzpatrick is to receive with respect to each fiscal year a bonus to be determined by the Compensation Committee of the Company. The Company may terminate the agreement by reason of physical or mental disability, but in such case Mr. Fitzpatrick would remain entitled to full compensation and benefits during the period prior to such termination. If Mr. Fitzpatrick's employment were terminated by reason of his death, the Company would have no further obligations under the agreement other than his stock options. If his employment were terminated for any reason other than death, disability, "cause," voluntary resignation or a "change of control," then the Company would pay Mr. Fitzpatrick his base salary for the 24 months following such termination.

         Additionally, the Company entered into a four-year employment agreement with Leslie Foglesong commencing on December 15, 1997, pursuant to which she serves as Secretary and Treasurer (or Assistant Treasurer) of the Company. The term of the agreement have been extended for an additional year at Ms. Foglesong's option. The agreement provides for an annual base salary of $100,000, subject to an increase as of January 1, 2000 to $135,000, plus a bonus with respect to each fiscal year to be determined by the Board of Directors, as well as options under the 1992 Stock Option Plan. The Company may terminate the agreement by reason of physical or mental disability, but in such case Ms. Foglesong would remain entitled to full compensation and benefits during the period prior to such termination. If Ms. Foglesong's employment were terminated by reason of her death, the Company would have no further obligations under the agreement other than allowing her stock options to be exercised by her estate for a period of five years after such termination. If her employment were terminated for any reason other than death, disability or "cause," then Ms. Foglesong would be entitled to her base salary for the 24-month period following such termination or the remaining term of the agreement, whichever is greater; in addition, her stock options would continue to be exercisable for a period of five years after such termination.

         The agreements described above prohibit disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and provide certain non-competition and non-solicitation restrictions on the employee for the duration of employment with the Company, and for one year thereafter. Payments due under these agreements are currently in arrears.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

     We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

         Chromatics has directors' and officers' liability insurance. This insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of his or her status, whether or not Chromatics would have the power to indemnify this person.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following tables sets forth, as of December 31, 2001, the beneficial ownership of the common stock: (i) by each shareholder known by the Company to beneficially own more than 5% of the common stock; (ii) by each director of the Company; (iii) by the Company's Chief Executive Officer; and (iv) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of common stock listed.


                                           common stock         Percent of
Name and Address of Beneficial Owner     Number of Shares         Class
------------------------------------     ----------------     -------------
Darby Simpson Macfarlane                    3,611,895 (1)         15.21%
2500 Johnson Ave.
Riverdale, NY 10463

David Kenneth Macfarlane                    3,611,895 (2)         15.21%
2500 Johnson Ave.
Riverdale, NY 10463

Brian T. Fitzpatrick                         199,033 (3)            *
c/o Gordon Laboratories, Inc.
751 East Artesia Boulevard
Carson, CA 90746

Leslie Foglesong                               265,000 (4)         1.25%
c/o Chromatics Color
Sciences International, Inc.
2500 Johnson Ave.
Riverdale, NY 10463

Edmund Vimond                                   57,500 (5)           *
6967 Country Lakes Circle
Sarasota, FL 34243

Edward Mahoney                                  57,500 (6)           *
140 Jones Creek Drive
Jupiter, FL 33458

Gary W. Schreiner                            1,241,633 (7)         5.65%
2126 Melvin Drive
Rock Falls, IL 61071

LB I Group, Inc.                             2,163,951 (8)         9.35%
745 Seventh Ave.
New York, NY 10019

Peter Janssen                                  636,250 (9)         3.03%
c/o Janssen Partners, Inc.
1345 Old Northern Blvd.
Roslyn, NY 11576

Janssen Partners, Inc.                         636,250 (10)        3.03%
1345 Old Northern Blvd.
Roslyn, NY 11576

Crescent International, Ltd.                 4,195,800 (11)       17.57%
c/o The Robinson-Humphrey
Company LLC
3333 Peachtree Road, N.E.
Atlanta, GA 30326

GAC-LABS, LLC                                1,600,000 (12)        7.08%
1936 Lee Road
Winter Park, FL 32789

Millennium Partners, LP                      4,195,800 (13)       17.30%
666 5th Avenue
New York, NY 10103

All directors and executive                  4,247,928 (14)       17.56%
officers as a group (3 persons)
----------
* indicates less than 1%

(1) Includes 861,895 issued and outstanding shares of the common stock beneficially owned by Mrs. Macfarlane, 2,000,000 warrants which are exercisable upon registration of the underlying securities, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane which options are currently exercisable. As a result of a certain voting agreement between them, Mrs. Macfarlane is entitled to sole voting power and sole power of disposition over all shares of common stock held or acquired by Mr. Macfarlane.

(2) Includes 861,895 issued and outstanding shares of common stock and 2,000,000 warrants which are exercisable upon the registration of the underlying securities beneficially owned by Mrs. Macfarlane, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane which options are currently exercisable.

(3) Includes 83,333 shares of common stock issuable upon the exercise of options which are currently exercisable.

(4) Includes 250,000 shares of common stock issuable upon the exercise of options which are currently exercisable.

(5) Represents 57,500 shares of common stock issuable upon the exercise of options which are currently exercisable.

(6) Represents 57,500 shares of common stock issuable upon the exercise of options which are currently exercisable.

(7) Includes 781,846 shares of common stock issuable upon the conversion of Class B Series 5 Convertible Preferred Stock and 200,000 shares of common stock issuable upon the exercise of warrants which are currently exercisable.

(8) Represents 1,388,889 shares of common stock issuable upon the conversion of Class B Series 2 and Class B Series 3 Convertible Preferred Stock and 775,062 shares of common stock issuable upon the exercise of currently exercisable warrants. Frederick Appel is the investment manager for these shares.

(9) Represents 636,250 shares of common stock owned by Peter Janssen. Mr. Janssen is the principal shareholder of Janssen Partners, Inc.

(10) Represents 636,250 shares of common stock owned by Peter Janssen. Mr. Janssen is the principal shareholder of Janssen Partners, Inc.

(11) Includes 1,311,304 shares of common stock, 270,000 warrants which are currently exercisable, and 2,614,496 issuable upon the conversion of Class B Series 4 Preferred Stock totaling shares not in excess of 20% of the current outstanding shares of the Company's common stock. Mel Craw is the investment manager of these shares.

(12) Represents 1,600,000 warrants, which are currently exercisable. John Schmool and Thomas Little are managers for GAC-Labs.

(13) Includes 3,048,202 shares issuable to Millennium that are not in excess of 20% of the current outstanding shares of the Company's common stock. Daniel Cardella is the investment manager for these shares.

(14) Includes 3,198,333 options and warrants which are currently exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since August 1990, the Company has occupied office space leased under Darby Simpson Macfarlane's name. The Company pays $2,260 per month under the lease (representing the actual lease cost for such premises), which rent increased from $1,965 in August 2001. For the year ended December 31, 2000 the Company paid $21,000 in connection with such lease and $26,320 for the year 2001. In addition, the Company also paid approximately $10,980 for the year ended December 31, 2000 and approximately $10,980 for the year ended December 31, 2001 under a lease for the use of her residence as offices of the Company, which operates after normal business hours and on weekends.

         Management believes that each of the transactions described above were obtained on terms at least as favorable as could have been obtained from unaffiliated third parties.

     On July 3, 2001, Gordon issued 200 shares of its common stock, par value $.001 per share, to Abilene Investments Corp. and 800 shares to GAC-Labs, LLC for an aggregate purchase price of $1,000,000 paid to Gordon to be used for operating capital. Simultaneously, the share of Gordon stock that were outstanding immediately prior to the closing of this transaction, all of which were owned by us, were redeemed for one dollar. In addition, we assigned to Abilene and GAC-Labs the indebtedness of Gordon and H.B. Gordon Manufacturing Co., Inc., its wholly-owned subsidiary, owed to the Company in the ratio of 20% to Abilene and 80% to GAC-Labs.

         As part of the same transaction, we were granted the option to purchase from Abilene and GAC-Labs the shares of Gordon stock issued to them and the indebtedness assigned to them within one year for an aggregate purchase price of $1,000,000 plus interest thereon at the rate of 14% per annum, subject to reduction under certain conditions, as described below.

         Furthermore, we granted to Abilene and GAC-labs one-year warrants to purchase (i) an aggregate of 2,000,000 shares of our common stock at the exercise price of $.50 per share, if we do not consummate a rights offering prior to the expiration of such warrants, or (ii) an aggregate of 11,200,000 shares of our common stock at the exercise price of $.10 per share, if we consummate a rights offering prior to the expiration of such warrants and obtain shareholder approval for the increase in warrants.

         If (i) we exercise our option to purchase the shares of Gordon stock issued to Abilene and GAC-Labs and the indebtedness assigned to them, (ii) we have not effected a reverse stock split of our common stock in a ratio greater than ten to one, (iii) we have consummated a rights offering and (iv) the market price of our common stock exceeds $1.00 per share for at least ten consecutive trading days from the date of exercise, the warrants will be subject to mandatory exercise. In the event of such a mandatory exercise, we will accept as payment of the aggregate exercise price the shares of Gordon stock that the Abilene and GAC-Labs acquired last year, and the purchase price under the repurchase option agreement will be reduced to one dollar. The warrants are also subject to mandatory exercise if (i) a registration statement, filed by us with respect to the shares of our common stock issuable upon exercise of the warrants has been declared effective by the Securities and Exchange Commission, (ii) we have not effected a reverse stock split of our common stock in a ratio greater than ten to one, (iii) we have consummated a rights offering and (iv) the market price of our common stock exceeds $1.00 per share for at least ten consecutive trading days from and after the effective date of such registration statement. In the event of such a mandatory exercise, we will accept payment of the aggregate exercise price through the terms of a broker's cashless exercise transaction.

         Brian T. Fitzpatrick, the President and Secretary of Gordon and the President, Acting Chief Executive Officer and a director of the Company, is also the President of GAC-Labs.

                            DESCRIPTION OF SECURITIES

         As of February 1, 2002 there are 20,989,550 shares of common stock outstanding, 113,769 shares of preferred stock, and 3,476,666 options under the 1992 Employee Stock Option Plan as amended.

         The following description of CCSI's capital stock and selected provisions of its Articles of Incorporation and By-laws, as amended is a summary and is qualified in its entirety by the CCSI's Articles of Incorporation and By-laws, as amended, copies of which have been filed with the Securities and Exchange Commission.

Common Stock

The Company has 550,000,000 authorized shares of common stock and 20,989,550 are outstanding.

Preferred Stock

 Class A

         The Company's shares of Class A convertible preferred stock are entitled to noncumulative dividends, if declared, at $.001 per annum. In February 1998, the shareholders approved an amendment to the Class A convertible preferred stock to provide that in the event either the Company's earnings before interest, income taxes and extraordinary items exceed $20,000,000 for two consecutive calendar years, or the closing bid price exceeds $31.11 for 30 consecutive trading days at any time through December 31, 2000, each share of Class A preferred stock shall be convertible into .979 shares of common stock. Such shares shall otherwise be called for redemption during 120 days following December 31, 2000 at $.01 per share plus any declared but unpaid dividends.

         In addition, the shareholders approved an amendment to the Company's Certificate of Incorporation to (1) revise the market price conversion feature of the Class A convertible preferred stock to provide for adjustment upon the occurrence of certain events involving the common stock, and (2) revise the calculation of the earnings goal needed to trigger the conversion feature of the Class A convertible preferred stock by deleting the exclusion therefrom of extraordinary items and revenues and earnings generated by businesses acquired by the Company.

 Class B

         The Company also has authorized 10,000,000 shares of Class B preferred stock which may be issued with such rights and preferences as the Board of Directors may determine upon issuance.

          At December 31, 2000 the Company has outstanding the following series of Class B preferred stock:


                                             Amount
                                --------------------------------
                                   Shares             Value
       -------------------      ------------    ----------------
       Series 2                       25,000     $     2,262,700
       Series 3                       40,000           3,155,000
       Series 4                          136           1,229,800
       Series 5                       48,633           4,863,300
       -------------------      ------------    ----------------
                                     113,769     $    11,510,800
                                ------------    ----------------

         Class B Series 1 Preferred Stock

         In January 1999, the Company amended its Certificate of Incorporation to fix the relative rights, preferences and limitations with respect to the Class B preferred stock pursuant to the Shareholders' Rights Plan (the "Plan") adopted in December 1998 by the Board of Directors. Under the Plan, each shareholder will receive a dividend of one right for each share of the Company's outstanding common stock (a "Right"). Subject to the terms of the rights agreement between the Company and its transfer agent (the "Rights Agreement"), each Right will entitle the holder to purchase one one-hundredth of a share of the Company's new Class B Series 1 preferred stock at an initial exercise price of $28. Until the Rights become exercisable, they will be represented by, and trade with, the outstanding common stock; the Company does not anticipate issuing separate certificates for the Rights at this time.

         Initially, the Rights are attached to the Company's common stock and are not exercisable. They become detached from the common stock, and become immediately exercisable, (i) following expiration of the Board of Directors' right to redeem the Rights during the 10- day window period (the "Window Period"), or any extension of the Window Period, after any person or group (other than the exempted shareholder) becomes the beneficial owner of 20 percent or more of the Company's common stock (other than acquisitions which are approved in advance by the Board of Directors), or (ii) ten days after any person or group announces a tender or exchange offer that would result in that same beneficial ownership level (other than pursuant to certain permitted offers).

         The distribution of Rights was made on January 11, 1999 to shareholders of record of common stock on that date, and shares of common stock that are newly issued after that date will also carry Rights until the Rights become detached from the common stock. The Rights will expire on January 11, 2009. The Rights distribution is not taxable to shareholders. The Company may redeem the Rights for $0.001each at any time during the Window Period, or any extension thereof, after a buyer acquires a 20 percent position in the Company, and under certain other circumstances.

         Class B Series 2 Convertible Preferred Stock

         On June 15, 1999, the Company completed a private placement of 40,000 shares of convertible preferred stock and warrants to purchase 220,690 shares of common stock to a private investor for aggregate proceeds of $4 million. The shares of Class B Series 2 convertible preferred stock issued on that date (the "Series 2 Shares") are convertible into shares of the Company's common stock at a price of $4.68 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting the Company's common stock and in certain circumstances including the issuance of shares of the Company's common stock. The Series 2 Shares were previously redeemable in cash for an amount equal to $115 per Series 2 Share on the third anniversary of the date of initial issuance if not sooner converted unless the Company elects in the Company's discretion to extend the redemption date to the fifth anniversary of the date of initial issuance. As a result of a capital restructuring program completed on October 31, 2000, the Series 2 Shares are no longer redeemable in cash. Accordingly, the amount was classified within equity in the fourth quarter of 2000. The Series 2 Shares are subject to mandatory conversion into shares of the Company's common stock at the Company's option at any time after December 15, 1999 if the average closing bid price of the Company's common stock for ten consecutive trading days equals or exceeds $7.02 per share. The Series 2 Shares are not entitled to any voting rights except as otherwise required by applicable law and are not entitled to any dividend rights unless the Company elects to extend the redemption date of the fifth anniversary of the date of initial issuance, in which case noncash dividends (which increase the number of shares issuable upon redemption ) would accrue at the rate of 8% from and after the third anniversary of the date of initial issuance which can only be paid in shares of the Company's common stock.

         In addition to the Series 2 Shares, on June 15, 1999, the Company also issued an aggregate of 220,690 warrants to purchase shares of the Company's common stock to the same private investor. An additional 50,000 warrants were issued to such investor as compensation for services rendered in connection with the placement of the Series 2 Shares. The warrants issued on that date have a five-year term unless sooner exercised. The warrants are exercisable for shares of the Company's common stock at a price of $4.68 per share, subject to adjustment in the same circumstances as the Series 2 Shares described above and are subject to mandatory exercise into shares of the Company's common stock at the Company's option at any time after December 15, 1999 if the average closing bid price of the Company's common stock measured over twenty consecutive trading days equals or exceeds $9.36.

         The private placement resulted in a deemed dividend charge of approximately $4.5 million, resulting from a below market conversion price of preferred stock ($2,400,000), a $15 per share redemption premium and other costs ($800,000) and the fair value (using the Black-Scholes method) of warrants issued in connection with the private placement ($1,275,000). Of this amount, approximately $1.6 million had been charged through December 1999, $1.8 million has been charged in 2000 and $500,000 will be charged over the remaining redemption period. Of the original deemed dividend charge, $.6 million has been eliminated as a result of the conversion of preferred stock into common stock.

         In 2000, 15,000 Series 2 Shares were converted into 238,473 shares of the Company's common stock.

         Class B Series 3 Convertible Preferred Stock

         On February 11, 2000, the Company completed a private placement of 40,000 shares of convertible preferred stock to the above private investor for aggregate proceeds of $4 million. The shares of Class B Series 3 convertible preferred stock issued on that date (the "Series 3 Shares") are convertible into shares of the Company's common stock at a price of $4.68 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting the Company's common stock and in certain circumstances including the issuance of shares of the Company's common stock. The Series 3 Shares were previously redeemable in cash for an amount equal to $115 per Series 3 Share on the third anniversary of the date of initial issuance if not sooner converted unless the Company elects in the Company's discretion to extend the redemption date to the fifth anniversary of the date of initial issuance. As a result of the capital restructuring program completed on October 31, 2000, the Series 3 Shares are no longer redeemable in cash. Accordingly, the amount was classified within equity in the fourth quarter of 2000.The Series 3 Shares are subject to mandatory conversion into shares of the Company's common stock at the Company's option at any time after August 11, 2000 if the average closing bid price of the Company's common stock for ten consecutive trading days equals or exceeds $7.02 per share. The Series 3 Shares are not entitled to any voting rights except as otherwise required by applicable law and are not entitled to any dividend rights unless the Company elects to extend the redemption date to the fifth anniversary of the date of initial issuance, in which case noncash dividends (which increase the number of shares issuable upon redemption) would accrue at the rate of 8% from and after the third anniversary of the date of initial issuance which can only be paid in shares of the Company's common stock.

         In addition to the Series 3 Shares, on February 11, 2000, the Company also issued an aggregate of 254,372 warrants to purchase shares of the Company's common stock to the same private investor. An additional 50,000 warrants were issued to such investor as compensation for services rendered in connection with the placement of the Series 3 Shares. The warrants issued on that date have a five-year term unless sooner exercised. The warrants are exercisable for shares of the Company's common stock at a price of $4.68 per share, subject to adjustment in the same circumstances as the Series 3 Shares described above and are subject to mandatory exercise into shares of the Company's common stock at the Company's option at any time after August 11, 2000 if the average closing bid price of the Company's common stock measured over twenty consecutive trading days equals or exceeds $9.36.

         The private placement resulted in a deemed dividend charge of approximately $3.5 million, resulting from a below market conversion price of preferred stock ($1,495,000), a $15 per share redemption premium and other costs ($990,000) and the fair value (using the Black-Scholes method) of warrants issued in connection with the private placement ($1,050,000). Of this amount, approximately $2.1 million has been charged in 2000 and $1.4 million will be charged over the remaining redemption period.

         Class B Series 4 Convertible Preferred Stock

         On October 31, 2000, the Company consummated a private placement of 200 shares of a new series of preferred stock, designated Class B Series 4 convertible preferred stock, par value $.01 per share ("Series 4 Preferred Stock") for an aggregate purchase price of

         $2,000,000. Pursuant to the Stock Purchase Agreement between the Company and Crescent International Ltd. (the "Purchaser"), the Company also issued to the Purchaser a warrant (the "Incentive Warrant"), the terms of which provide that the Purchaser has the right to acquire up to 270,000 shares of the Company's common stock at an exercise price equal to $1.00 per share, subject to adjustment in certain circumstances, for a five-year period.

         The Series 4 Preferred Stock will, with respect to the distribution of assets on liquidation, dissolution or winding up of the Company, rank
         (i) senior and prior to the common stock of the Company and any other class or series of capital stock of the Company hereafter issued, the terms of which specifically provide that shares of such class or series shall rank junior to shares of the Series 4 Preferred Stock (ii) on parity with any other class or series of capital stock of the Company hereafter issued, the terms of which specifically provide that shares of such class or series shall rank on parity with shares of the Series 4 Preferred Stock, and (iii) junior to the Class A preferred stock and any other class or series of capital stock of the Company hereafter issued, the terms of which specifically provide that shares of such class or series shall rank senior to shares of the Series 4 Preferred Stock

         At any time after October 31, 2002, any or all of the outstanding shares of Series 4 Preferred Stock will, upon written request of the holders of a majority of the issued and outstanding shares thereof, be subject to redemption by the Company for either, at the option of the Company, (i) $12,000 in cash per share or (ii) the number of shares of common stock obtained by dividing $12,000 by the lower of $.82 and 92% of the average of the lowest three consecutive closing bid prices of the common stock during the 22 trading day period immediately preceding the date that redemption is requested. In addition, subject to certain adjustments, each share of the Series 4 Preferred Stock will be convertible at any time at the option of the holder thereof into the number of shares of common stock determined by dividing $10,000 by the lower of $.82 and 92% of the average of the lowest three consecutive closing bid prices of the common stock during the 22 trading day period immediately preceding the date that conversion is requested. The holder of shares of Series 4 Preferred Stock will have no voting rights and, if the Company fails to deliver certificates of shares of common stock upon redemption or conversion of the Series 4 Preferred Stock, will receive dividends at a rate of 8.0% per annum, payable in cash in quarterly installments.

         In December 2000, 64 of these shares were converted into 1,391,304 shares of common stock.

         Class B Series 5 Convertible Preferred Stock

          Pursuant to a letter agreement, the Company and the holders agreed to convert the entire principal amount of the Debentures, and any accrued but unpaid interest thereon, into a newly-authorized series of convertible preferred stock of the Company (the "New Preferred"), effective October 31, 2000. Prior to their conversion, the Debentures had a principal face amount of $5,000,000, accrued but unpaid interest in the amount of $1,079,167 and were due on April 15, 2002. The Company and the holders further agree that (i) the New Preferred would be convertible into shares of common stock at a conversion price of $4.68 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting the common stock, (ii) with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the New Preferred shall rank senior and prior to all classes or series of capital stock of the Company issued prior thereto or thereafter issued, (iii) cumulative dividends would accrue on the New Preferred beginning on April 15, 2002 at a rate of 8% per annum (subject to increase to 11% per annum during any period in which such cumulative dividends are not currently paid), and (iv) the New Preferred would be subject to involuntary conversion into shares of common stock at the option of the Company at a conversion price of $4.68 per share if the average closing bid price of the Company's common stock for ten consecutive trading days exceeds $10.29. The Company also agreed with the holders (i) not to incur or permit any future liens on any of its properties or assets, (ii) not to grant any security interests in its future revenues and (iii) not to consummate any future financings which contemplate the issuance of debentures by the Company.

         In December 2000, 12,158 of these shares were converted into 259,786 shares of common stock.

Shareholder Action

         Pursuant to the Company's Certificate of Incorporation, as amended, with respect to any action required of or by the holders of the Company's common stock, the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

         Under the New York General Corporation Law, shareholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the shareholders is required to be given to those shareholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by shareholders and to reduce the corporate expense associated with annual and special meetings of shareholders. Pursuant to the rules and regulations of the Securities and Exchange Commission, if shareholder action is taken by written consent, the Company will be required to send each shareholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Transfer Agent and Registrar

         The transfer agent and registrar for CCSI's common stock is Continental Stock Transfer & Trust, Co..

Shares Eligible for Future Sale

         Upon completion of this offering, the Company will have a maximum of 231,889,550 shares of Common stock outstanding. All of the shares sold by the Company in this offering will be freely transferable without further restriction or registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined under the Securities Act). Of these

231,889,550 shares of common stock, certain shares may be "restricted securities" under applicable securities laws. Additional shares of common stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

         Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock; or (ii) the average weekly trading volume reported on the Nasdaq OTC Bulletin Board during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Nonaffiliates who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale. As of December 31, 2001, options to acquire 3,476,000 shares were outstanding under the 1992 Employees Stock Option Plan as amended ("the Plan"). As of December 31, 2001 an additional 1,775,916 shares are available for future grants under the Plan.

         The Company can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price of common stock. Nevertheless, sales of significant amounts of common stock could adversely affect the prevailing market price of common stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

Dividends

         Subject to the prior rights of holders of our preferred stock, the holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time from any surplus that we may have. However, we have not paid, and have no present intention to declare or pay, cash dividends on the common stock in the foreseeable future.

Voting Rights

         Each share of our common stock entitles the holder to one vote on any matter submitted to the vote of our stockholders.

Preemptive Rights

         None of the holders of our common stock are entitled to any preemptive rights.

                              PLAN OF DISTRIBUTION

     The stock offered by CCSI is being offered through the issuance of rights directly to its shareholders of record on February 11, 2002. Certain employees, officers or directors of CCSI may solicit responses from you, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

         We intend to distribute rights and copies of this prospectus to shareholders of record on February 11, 2002, as soon as the Registration Statement, of which this prospectus is a part, becomes effective with the Securities and Exchange Commission ("SEC").

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summarizes the material federal income tax considerations of the rights offering to you and CCSI. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority and administrative rulings and practice, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law, such as financial institutions, broker-dealers, life insurance companies or traders in securities that elect to mark to market. Also, this discussion does not address applicable tax consequences if you hold our common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets (generally, property held for investment) for federal income tax purposes.

     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of CCSI's current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your CCSI stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

         This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

Taxation of Shareholders

     Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

         Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

         If you allow a subscription right to expire, it will be treated as having no tax basis.

         Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

         Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

         Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

         Sale or Exchange of Shares Acquired Upon Exercise of Subscription Rights. If you sell or exchange shares of CCSI common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long-term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 20%.

Taxation of CCSI

         We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Patterson, Belknap, Webb & Tyler LLP.


                                     EXPERTS

     Our financial statements included in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report dated April 13, 2001, except for note 3, which is July 3, 2001, and are included in reliance upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2, which registers the securities that we are offering under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Citicorp Center
500 West Madison Street
Suite 1400
Chicago, Illinois 60661

         You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

         The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The Internet address of that site is http://www.sec.gov.

         The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

                              FINANCIAL INFORMATION


         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page
                                                                    --------
        AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Accountants' Reports ...................................... 60


Audited Consolidated Balance Sheets as
 of December 31, 2000 and 1999 ........................................ 61

Audited Consolidated Statements of Operations for
 the years ended December 31, 2000, 1999 and 1998 ..................... 62

Audited Consolidated Statements of Changes in
 Shareholders' Equity for the years ended
 December 31, 2000, 1999 and 1998 ..................................... 63

Audited Consolidated Statements of Cash Flows for
 the years ended December 31, 2000, 1999 and 1998 ..................... 64

Notes to Audited Consolidated Financial Statements .................... 65

        UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheets
 as of September 30, 2001  ............................................ 85

Unaudited Consolidated Statements of Operations for
 the nine months ended  September 30, 2001 and 2000 ................... 86

Unaudited Consolidated Statements of Changes in
 Shareholders' Equity for the nine months ended
 September 30, 2001 ................................................... 87

Unaudited Consolidated Statements of Cash Flows for
 the nine months ended  September 30, 2001 and 2000 ................... 88

Notes to Unaudited Consolidated Financial Statements .................. 89

Independent Accountants' Report

To the Board of Directors and Stockholders of Chromatics Color Sciences International, Inc.

We have audited the consolidated balance sheets of Chromatics Color Sciences International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chromatics Color Sciences International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses for the last several years, including $19,496,400 in 2000, and has experienced significant problems and delays exploiting its primary technology (medical equipment). These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP
New York, New York
April 13, 2001, except for Note 3,
 which is July 3, 2001

          CHROMATIC COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets


                                                                                   December 31,
                                                                         -------------------------------
                                                                             2000             1999
                                                                         --------------   --------------
      ASSETS
Current:
      Cash and cash equivalents                                          $    1,379,000   $    2,790,400
      Accounts receivable - net allowance of $131,000 in 2000                    72,900          842,300
      Inventories                                                               747,100        1,171,800
      Prepaid expenses and other current assets                                 296,900          129,200
                                                                         --------------   --------------
               Total current assets                                           2,495,900        4,933,700

      Property and equipment - net                                              244,100          612,200
      Software development costs - net                                          261,400          470,500
      Patent costs - net                                                        581,100          984,000
      Net assets of discontinued operations                                   1,000,000                -
      Other assets                                                              331,700          654,400
                                                                         --------------   --------------
                                                                         $    4,914,200   $    8,110,200
                                                                         ==============   ==============
      Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
      Amounts payable to related party                                   $            -   $      256,100
      Accounts payable and accrued expenses:
          Attorneys and accountants                                             458,900          394,600
          Consultants                                                           141,700          119,100
          Trade                                                                 260,100          240,000
                                                                         --------------   --------------
               Total current liabilities                                 $      860,700   $    1,009,800
                                                                         --------------   --------------
Long-term debt:
      Senior convertible debentures                                                   -        4,165,800
      Accrued interest on senior convertible debentures                               -          495,800
      Amount payable for purchase of Gordon                                     653,000                -
                                                                         --------------   --------------
                                                                                653,000        4,661,600
                                                                         --------------   --------------
Commitments and contingencies
      Redeemable preferred stock: Class A, par value $.01 per share:
        Authorized - 1,400,000 shares; issued and outstanding:
        1,380,000 shares at par and redemption value                             13,800           13,800
      Class B, Series 2 convertible preferred stock, no par value:
        Authorized - 10,000,000 shares; issued and outstanding 40,000
        shares in 1999 - $115 redemption value                                        -        2,928,700
                                                                         --------------   --------------
                                                                                 13,800        2,942,500
                                                                         --------------   --------------
Stockholders' equity (deficit):
      Preferred stock                                                        11,510,800                -
      Common stock, par value $.001 per share:
         Authorized - 50,000,000 shares; issued and outstanding -
        19,033,308 (2000) and 15,539,117 (1999) shares                           19,100           15,500
      Capital in excess of par value                                         45,934,400       34,062,000
      Accumulated deficit                                                  (54,077,600)     (34,581,200)
                                                                         --------------   --------------
               Total stockholders' equity (deficit)                           3,386,700        (503,700)
                                                                         --------------   --------------
                                                                         $    4,914,200   $    8,110,200
                                                                         ==============   ==============


           See accompanying notes to consolidated financial statements

          CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         Year Ended December 31,
                                                       -------------------------------------------------
                                                            2000            1999             1998
                                                       ---------------   --------------   --------------
REVENUES :
     Sales                                             $        80,400   $    1,103,200   $       46,000
                                                       ---------------   --------------   --------------

COSTS AND EXPENSES :
     Cost of sales                                             760,100          898,100                -
     Sales, marketing and trade show costs                   2,047,300        2,511,600          958,900
     Medical regulatory expenses                               840,100        1,323,300        1,341,500
     Research and development                                1,257,200          996,300          705,000
     Patent application costs                                  255,600          134,400          221,700
     Compensation costs relating to options granted
         to consultants                                        690,000          984,000          843,400
     Impairment charges                                      1,507,700                -                -
     General and administrative :
            Compensation - officers and employees            1,194,500          803,900          772,200
            Consultants                                        505,600          301,000          265,600
            Legal fees                                         702,200          793,900          956,900
            Accounting fees                                    158,300           79,100           51,000
            Rent and storage                                   339,100          296,800          266,000
            Insurance                                          315,300          222,600          194,700
            Travel and entertainment                           142,800          120,000           98,200
            Repairs and maintenance                            158,400          118,100           87,500
            Depreciation and amortization                      728,900          494,600          130,900
            Payroll taxes                                       73,600           55,200           56,700
            Stock administrative fees                          130,500          171,700           83,300
            Public relations                                   212,100                          299,400
            Amortization of goodwill                                 -                -                -
            Other                                              280,300          301,600          343,400
                                                       ---------------   --------------   --------------
                                                            12,229,600       10,798,900        7,676,300
                                                       ---------------   --------------   --------------

OPERATING LOSS                                            (12,219,200)      (9,695,700)      (7,629,700)
                                                       ---------------   --------------   --------------

INTEREST INCOME ( EXPENSE)
     Interest income                                           133,400          200,700          372,000
     Interest expense and non - cash financing costs       (1,437,500)      (3,313,000)         (27,100)
                                                       ---------------   --------------   --------------
                                                           (1,304,100)      (3,112,300)          344,900
                                                       ---------------   --------------   --------------
Loss from Continuing Operations                           (13,523,300)     (12,808,000)      (7,284,800)
Loss from Discontinued Operations                          (5,973,100)                -                -
                                                       ---------------   --------------   --------------
Net Loss                                               $  (19,496,400)   $ (12,808,000)   $  (7,284,800)
                                                       ===============   ==============   ==============

Net loss to common stockholders :
     Loss from Continuing Operations                   $  (13,523,300)   $ (12,808,000)   $  (7,284,800)
     Deemed dividend for class B, Series 2 and 3
        convertible preferred stock                        (3,900,000)      (1,558,300)                -
Loss from Continuing Operations to Common Shareholders    (17,423,300)     (14,366,300)      (7,284,800)
     Loss from Discontinued Operations                     (5,973,100)
                                                       ---------------   --------------   --------------
Net loss to common stockholders                        $  (23,396,400)   $ (14,366,300)   $  (7,284,800)
                                                       ===============   ==============   ==============

Weighted average number of common shares outstanding        16,746,354       15,498,300       14,968,019
                                                       ===============   ==============   ==============

Basic and diluted loss per share:
     Loss from Continuing Operations                   $        (1.04)   $       (0.93)   $       (0.49)
     Loss from Discontinued Operations                          (0.36)               --                -
                                                       ---------------   --------------   --------------
Net loss to common stockholders                                 (1.40)           (0.93)           (0.49)
                                                       ===============   ==============   ==============


           See accompanying notes to consolidated financial statements

         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)



                                                                          Common Stock
                                                                   -------------------------
                                                     Preferred       Number of                    Additional
                                                       Stock          Shares                        Paid in      Accumulated
                                                      Amount        Outstanding    Par Value        Capital        Deficit
                                                   -------------   -------------   ----------   -------------   -------------

Balances, January 1, 1998                          $           -      13,814,859   $   13,800   $  24,370,900   $ (14,488,400)
         Net loss                                              -               -            -               -      (7,284,800)
         Exercise of Stock options and warrants                -       1,637,583        1,600       3,112,700               -
         Compensation cost relating to options
         granted to consultants                                                -            -         843,400               -
                                                   -------------   -------------   ----------    ------------   -------------
Balances, December 31, 1998                                    -      15,452,442       15,400      28,327,000     (21,773,200)
         Net loss                                              -               -            -               -     (12,808,000)
         Exercise of Stock options and warrants                -          86,675          100         377,300               -
         Original issue discount on senior
         convertible debentures (below market
         conversion price)                                     -               -            -       3,575,000               -
         Original issue discount on Class B,
         Convertible preferred stock (warrants and
         below market conversion price)                        -               -            -       2,357,000               -
         Deemed dividend on Class B,
         convertible preferred stock                           -               -            -      (1,558,300)              -
         Compensation cost relating to options
         granted to consultants                                -               -            -         984,000               -
                                                   -------------   -------------   ----------    ------------   -------------
Balances, December 31, 1999                                    -      15,539,117   $   15,500    $ 34,062,000   $ (34,581,200)
         Net loss                                              -               -            -               -     (19,496,400)
         Conversion of debentures to preferred
         stock                                         6,079,100               -            -               -               -
         Issuance of preferred stock for cash          5,024,800               -            -               -               -
         Reclassification of redeemable preferred
         stock                                         2,262,700               -            -               -               -
         Exercise of stock options and warrants                -         162,880          200         377,500               -
         Conversion of convertible preferred stock
         into common shares                           (1,855,800)      1,889,563        1,900       3,016,900               -
         Original issue discount on convertible
         preferred stock (warrants and below
         market conversion price)                              -               -            -       3,858,000               -
         Deemed dividend on Class B convertible
         preferred stock                                       -               -            -      (3,900,000)              -
         Issuance of common stock - Gordon                     -         721,231          700       4,535,800               -
         Issuance of common stock - other                      -         720,517          800       3,294,200               -
         Compensation cost relating to options
         granted to consultants                                -               -            -         690,000               -
                                                   -------------   -------------   ----------    ------------   -------------
Balances, December 31, 2000                        $  11,510,800      19,033,308   $   19,100    $ 45,934,400   $ (54,077,600)
                                                   =============   =============   ==========    ============   =============


           See accompanying notes to consolidated financial statements

          CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                Year Ended December 31,
                                                                  ------------------------------------------------
                                                                      2000             1999             1998
                                                                  --------------   --------------   --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Loss                                                    $  (19,496,400)  $  (12,808,000)  $   (7,284,800)
         Adjustments to reconcile net loss to net cash
           used in operating activities:
           Depreciation and amortization                                 728,900          494,600          130,900
           Compensation cost relating to options
             granted to consultants                                      690,000           984,000         843,400
           Noncash interest and financing costs                          851,200        2,740,800               --
           Impairment provision, including discontinued operations     7,517,300               --               --
      Changes in operating assets and liabilities
         (net of effect of acquisition in 2000):
         Accounts receivable                                             769,400         (750,000)             100
         Inventories                                                    (308,400)        (293,400)             800
         Prepaid expenses and other assets                              (230,700)         (47,400)          (5,400)
         Accrued interest on senior convertible debentures               583,300          495,800               --
         Accounts payable and accrued expenses                          (107,000)        (222,600)         431,700
                                                                  --------------   --------------   --------------
           Net cash flows from operating activities                   (8,788,400)      (9,455,900)      (5,876,700)
                                                                  --------------   --------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Software development costs                                              --          (81,300)        (421,800)
      Capitalized patent costs                                          (337,100)        (553,000)        (540,300)
      Purchase of property and equipment                                 (78,300)         (91,200)         (87,700)
                                                                  --------------   --------------   --------------
         Net cash used in investing activities                          (415,400)        (725,500)      (2,554,200)
                                                                  --------------   --------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of common stock, net of
       related costs                                                   3,672,600          377,400        3,114,300
      Proceeds (payments) of amounts payable to related party         (1,360,000)         (62,800)          25,700
      Proceeds from senior convertible debentures                             --         5,000,000              --
      Payments of notes payable                                               --               --           (4,700)
      Net proceeds from the issuance of preferred stock and
         warrants, net of costs                                        5,479,800        3,727,400               --
                                                                  --------------   --------------   --------------
         Net cash provided by financing activities                     7,792,400        9,042,000         3,135,300
                                                                  --------------   --------------   --------------

NET DECREASE IN CASH AND EQUIVALENTS                                  (1,411,400)      (1,139,400)      (5,295,600)

CASH AND EQUIVALENTS, BEGINNING OF YEAR                                2,790,400        3,929,800         9,225,400

                                                                  --------------   --------------   --------------
CASH AND EQUIVALENTS, END OF YEAR                                 $    1,379,000   $    2,790,400   $     3,929,800
                                                                  ==============   ==============   ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
      Interest Paid                                               $           --   $       88,900   $        1,400
                                                                  ==============   ==============   ==============
      Reclassification of ColorMate(R)Units                       $           --   $    1,820,100        1,504,400
                                                                  ==============   ==============   ==============
      Issuance of common stock and amount payable
       for purchase of Gordon stock                               $    5,189,500   $           --   $           --
                                                                  ==============   ==============   ==============
      Conversion of preferred stock into common stock             $    3,018,800   $           --   $           --
                                                                  ==============   ==============   ==============


           See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Nature of Business and Summary of Significant Accounting Policies

         Since its formation in 1984, Chromatics Color Sciences International, Inc. (the "Company") has been principally engaged in color science technology research and development and licensing activities, seeking mass market applications for its proprietary technology and instrumentation.

            (a)  Estimates and Uncertainties

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates. Significant estimates relate primarily to inventory valuation and recoverability of the Company's tangible and intangible assets.

            (b)  Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

            (c)  Patent Application Costs

         The Company began capitalizing certain patent application costs, commencing January 1, 1998, and is amortizing such costs over the remaining patent lives, generally 10 to 15 years. Accumulated patent amortization costs as of December 31, 2000 and 1999 are $268,200 and $109,300, respectively. The Company assesses the continuing carrying value of these assets when events and circumstances warrant and, in 2000, recorded an impairment charge totaling $581,000.

            (d)  Revenue Recognition

         The Company records revenue from the sale of ColorMate TLc-BiliTest Systems and TLc- Lensette(R) Calibration Standards at the time of shipment at the minimum transfer price provided in the distribution agreement. The agreement provides for additional amounts from the distributor equal to a defined percentage of the distributor's sales price of these products. The Company records revenue from the additional amounts upon receipt from the distributor. Sales of cosmetic products are recorded when the products are shipped.

         Shipping charges are included in sales. Shipping and handling costs are included in cost of sales.

            (e)  Inventories

         Inventories are stated at the lower of first-in, first-out cost or market.

            (f)  Property and Equipment and Depreciation

         Property and equipment are stated at cost. Depreciation is computed using principally the straight-line method over estimated useful lives of 5 to 7 years. The Company continually evaluates the life and carrying amount of such equipment in light of current conditions and, in 2000, wrote off the net book value of certain equipment totaling $257,600.

            (g)  Software Development Costs

         Once technological feasibility was established, the costs of developing software to be marketed as part of a product was capitalized. Capitalization ceased in 1999 when the products became available for sale. The costs are amortized on the basis of estimated future revenues with annual minimum charges, which is similar to the straight-line basis over the estimated remaining useful life (three years). Accumulated amortization of software development costs at December 31, 2000 and 1999 was $366,000 and $157,000, respectively.

            (h) Long-Lived Assets

         Long-lived assets, such as intangible assets and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. In 2000, the Company recorded impairment losses relating to these assets.

            (i)  Cash Equivalents

         The Company considers certificates of deposit, money market funds and all other highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

            (j)  Financial Instruments

         Financial instruments include cash and equivalents, accounts receivable, accounts payable and long-term debt. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on market information available to management as of December 31, 2000.

            (k) Concentration of Credit Risk/Major Customers, Supplier and Manufacturer

         The Company maintains its cash balances with financial institutions insured by the Federal Deposit Insurance Corporation to a maximum of $100,000. The Company's balances exceed such amount.

         The Company generated all of its revenues from one customer in 1999 and 2000.

         The Company is dependent upon one supplier for a major part of its ColorMate(R) TLc-BiliTest System(R) and one company to manufacture the ColorMate(R) TLc-BiliTest(R) System. The loss of these companies would materially adversely affect the Company.

            (l)  Loss Per Share

         The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," ("EPS") which requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS assumes conversion of convertible debt, preferred stock and the issuance of common stock for all other potentially dilutive equivalent shares outstanding. All of these equivalents were anti-dilutive for all periods presented.

            (m)  Stock-Based Compensation

         SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") encourages, but does not require, companies to record compensation cost at fair value for stock-based employee compensation plans. The Company has chosen to continue to account for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for options granted by the Company is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

            (n)  Income Taxes

         Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. A valuation allowance is provided for the net deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

            (o)  Research and Development

         These costs are expensed as they are incurred.

            (p)  Recent Accounting Standards

         In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement will be adopted in the Company's 2001 fiscal year. The Company does not have any derivative instruments; accordingly, the adoption of this statement is not expected to have a material effect on the Company's consolidated financial position, results of operations or cash flows.

         In December 1999 the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 summarizes certain of the SEC's views in applying accounting principles to revenue recognition in financial statements. SAB No. 101 was adopted in 2000 and had no material impact on the Company's revenue recognition policy.

         In November 2000, the Emerging Issues Task Force ("EITF") issued consensus number 00-27 which requires the remeasurement of the original issue discount on preferred stock with characteristics similar to the convertible preferred stock issued by the Company earlier in 2000 and in 1999. The adoption of this EITF resulted in an additional imputed dividend of $2,325,000 which was recorded in the fourth quarter of 2000.

    2.   Basis of Presentation

         The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses for the past several years, including $19,496,400 in 2000, and has experienced significant problems and delays exploiting its primary technology (medical equipment). In 2001, the Company has significantly reduced its workforce and other costs. The Company is attempting to obtain additional financing. With additional funds, the Company plans to continue exploiting its color sciences technology and possibly sell its medical technology to a third party. There can be no assurances that additional financing will be obtained or that the Company's other plans will be achievable. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     3.   Gordon Laboratories

         On June 2, 2000, the Company acquired the common stock and certain debt of Gordon Laboratories ("Gordon")a privately held formulator an manufacturer of cosmetics, hair care and other personal care products. The acquisition was for a purchase price of $609,000 in cash used to repay Gordon debt and approximately 721,000 shares of the Company's common stock, valued for financial reporting purposes at $6.29 per share, which approximated the market value of the Company's common stock at the acquisition date. The Company owes a balance of $653,000 to the former shareholders of Gordon to complete the purchase. The amount is payable in shares of the Company's common stock, valued at $6.29 per share or 96,820 shares. This amount has been classified as a long-term liability at December 31, 2000. The acquisition has been accounted for under the purchase method of accounting for business combinations.

         Due to the Company's deteriorating financial condition and inability to continue to support Gordon's operations, the Company decided in early 2001 to sell Gordon.


         On July 3, 2001, pursuant to the Share Subscription and Redemption Agreement, dated as of June 19, 2001 (the "Purchase Agreement"), among the Company, Abilene Investments Corp. ("Abilene"), GAC-Labs, LLC ("GAC- Labs" and collectively with Abilene, the "Purchasers") and Gordon Acquisition Corp., a wholly-owned subsidiary of the Company ("Gordon"), Gordon issued 200 shares of common stock, par value $.001 per share, of Gordon ("Gordon Stock") to Abilene and 800 shares of Gordon Stock to GAC-Labs for an aggregate purchase price of $1,000,000. Simultaneously, the shares of Gordon Stock that were outstanding immediately prior to the closing of this transaction, all of which were owned by the Company, were redeemed for one dollar. In addition, the Company assigned to the Purchasers its right, title and interest in the indebtedness of Gordon and/or H.B. Gordon Manufacturing Co., Inc., its wholly-owned subsidiary, owed to the Company in the ratio of 20% to Abilene and 80% to GAC-Labs.

         As part of the same transaction, pursuant to the Purchase Option Agreement, dated as of July 3, 2001 (the "Option Agreement"), among the Company, Abilene and GAC-Labs, the Company was granted the option to purchase from the Purchasers the shares of Gordon Stock issued to them and the indebtedness assigned to them under the Purchase Agreement within one year for an aggregate purchase price of $1,000,000 plus interest thereon at the rate of 14% per annum, subject to reduction under certain conditions, as described below.

         Furthermore, the Company granted to the Purchasers one-year warrants (the "Warrants") to purchase (i) an aggregate of 2,000,000 shares of common stock, par value $.001 per share, of the Company ("CCSI Stock") at the exercise price of $.50 per share, if the Company does not consummate a rights offering/ private placement by the Company of its securities prior to the one year expiration of such warrants, or alternatively (ii) an aggregate of 11,200,000 shares of CCSI Stock at the exercise price of $.10 per share and 4.8 million shares at $0.001 per share, subject to price adjustment, if the Company consummates a rights offering/private placement by the Company of its securities prior to the one year expiration of such warrants and obtains shareholder approval with respect to such rights offering/private placement by the Company of its securities and such increase in warrants. The fair market value of the 2 million warrants was immaterial. If the alternative additional warrants are issued at a later date, the fair market value of such warrants will be recorded as a further loss on the disposal of Gordon.

         If (i) pursuant to the Option Agreement the Company exercises its option to purchase from the Purchasers the shares of Gordon Stock issued to them and the indebtedness assigned to them under the Purchase Agreement, (ii) the Company has not effected a reverse stock split of the CCSI Stock in a ratio greater than ten to one, (iii) the Company has consummated a rights offering/private placement by the Company of its securities and (iv) the market price of CCSI Stock exceeds $1.00 per share for at least ten consecutive trading days from and after the date of exercise under the Option Agreement, the Warrants will be subject to mandatory exercise. In the event of such a mandatory exercise, the Company will accept as payment of the aggregate exercise price the shares of Gordon Stock that the Purchasers acquired under the Purchase Agreement, and the exercise price under the Option Agreement will be reduced to one dollar. The Warrants are also subject to mandatory exercise if (i) a registration statement filed by the Company with respect to the shares of CCSI Stock issuable upon exercise of the Warrants has been declared effective by the Securities and Exchange Commission, (ii) the Company has not effected a reverse stock split of the CCSI Stock in a ratio greater than ten to one, (iii) the Company has consummated a rights offering/private placement by the Company of its securities and (iv) the market price of CCSI Stock exceeds $1.00 per share for at least ten consecutive trading days from and after the effective date of such registration statement. In the event of such a mandatory exercise, the Company will accept payment of the aggregate exercise price through the means of a broker's cashless exercise transaction.

         The Company recorded the sale of Gordon in 2001 as a discontinued operation. The financial statements for 2000 have been retroactively changed to reflect Gordon's net assets and operations as discontinued operations.

         The loss from discontinued operations for the year ended December 31, 2000 were:

Net sales                                                   $      3,761,600
Loss from operations                                               (696,600)
Impairment loss - relating to goodwill                           (5,276,500)
                                                            ----------------
Net loss from discontinued operations                            (5,973,100)

         Net assets of Gordon at December 31, 2000 were:


Cash                                                        $         78,800
Accounts receivable                                                  887,600
Inventory                                                            896,200
Property and equipment                                               813,800
Other assets                                                       2,650,700
                                                                   5,381,300
                                                            ----------------
Accounts payable and accrued expenses                              1,233,800
Debt                                                               3,147,500
                                                            ----------------
                                                                   4,381,300
                                                            ----------------
Net assets                                                  $      1,000,000
                                                            ================


4.         Inventories

            Inventories consist of the following:


December 31,                       2000                  1999
------------------------    -----------------      ----------------
Raw materials                $      1,480,200      $        521,550
Work-in-process                            --                    --
Finished goods                             --               650,300
------------------------     ----------------      ----------------
                                    1,480,200             1,171,800
Valuation reserve                    (733,100)                   --
------------------------     ----------------      ----------------
                             $        747,100      $      1,171,800
------------------------     ----------------      ----------------

5.         Property and Equipment

            Property and equipment consist of the following:


December 31,                                2000                 1999
-----------------------------------     ----------------      ----------------
Machinery and equipment                 $        998,000       $       928,200
Furniture and fixtures                           139,400               144,600
                                        ----------------      ----------------
                                               1,137,400             1,072,800
Less:  Accumulated depreciation
             and amortization                   (635,700)              460,600
           Impairment reserves                  (257,600)                   --
-----------------------------------     ----------------      ----------------
                                        $        244,100       $       612,200
-----------------------------------     ----------------      ----------------


         Depreciation and amortization expense for property and equipment for the years ended December 31, 2000, 1999 and 1998 is $175,100, $148,200 and $95,800, respectively.

6.          ColorMate(R) Units

         ColorMate(R) TLc-BiliTest(R) Systems

         On June 7, 1999, the Company executed a renewable, five-year agreement with Datex-Ohmeda, Inc. and its Ohmeda Medical Division ("DO") pursuant to which the Company appointed DO as the exclusive distributor in the United States of the Company's ColorMate(R) TLc-BiliTest(R) System ("Systems") for non-invasive monitoring of bilirubin infant jaundice in the hospital market, the nonconsumer home healthcare market (in which the test is administered solely by a healthcare professional), the pediatrician office market and clinics within all such markets. The agreement also applies to the Company's disposable calibration standard (TLc-Lensette(TM)) that is used to calibrate each measurement taken by the ColorMate(R) TLc-BiliTest(R) System and provides that the Company will share in the sales revenues for both products. Terms of the agreement include annual minimum market penetration performance standards and purchasing and placement of quantities for both the ColorMate(R) TLc-BiliTest(R) System and the TLc-Lensette(TM) Calibration Standard. Sales under the agreement commenced in July 1999.

         To date, the distribution partner has not achieved the annual minimum market penetration performance standards, nor has it purchased and placed the minimum quantities of the ColorMate(R) TLc-BiliTest(R) System and the TLc-Lensette(TM) Calibration Standards as set forth in the June 7, 1999 distribution agreement, as amended. Other than the original sales to DO in 1999 of $1,075,300, there have been minimal sales in 2000 and 2001 to date. The Company is currently working with DO on revising the sales and marketing strategies, as well as product improvements based on the results of the initial launch of the products by DO. The parties are also exploring renegotiating the terms and conditions of the distribution agreement. However, there can be no assurances that any significant sales will be generated from the agreement.

         The agreement called for the Company to provide a certain number of Systems to DO at no cost until sold to serve as demo units or promotional units to assist in the sales and marketing of the Systems. The Company maintains title of certain of these Systems, while DO obtained ownership of the other Systems. The Company had classified $329,000 in property and equipment, representing the cost of the Systems for which it maintains title, and had classified $506,000 in other amortizable assets, representing the cost of the remaining Systems (intangible asset associated with obtaining the agreement with DO). The amount classified in other amortizable assets was being amortized over the life of the DO Agreement, 5 years. Given the poor level of sales to date, the Company wrote off the balance of these capitalized costs ($611,700) in the fourth quarter of 2000.

         In 1999, the Company recorded sales from both the ColorMate(R) TLc-BiliTest(R) System and the TLc-Lensette(TM) Calibration Standards. The sales were recorded at the initial minimum transfer price as defined in the distribution agreement. The Company incurred a small loss on the initial sales of the Systems. The Company expected to receive additional amounts from the distributor equal to a defined percentage of the distributor's sale of the above products ("profit sharing payments"). However, that has not incurred to date and the Company cannot predict when, or if, such additional amounts will be received.

         ColorMate(R) Systems

         In connection with a prior license with Avon Products, Inc. ("Avon"), Avon paid approximately $4,600,000 to purchase color measurement instruments and related equipment for its use during the term of the license period. Due to missing and damaged units, Avon and the Company executed mutual releases at the termination of the license on June 24, 1991, with the principal effect that the Company received 1,947 units, of which 1,400 were useable and not in need of significant repair. For accounting purposes, the $700,000 estimated fair value of the nonproprietary equipment (based upon an independent appraisal of the complete units with allowances for the lack of a verifiable used equipment market, varying usage, the need for refurbishment and similar factors) was recorded as an asset. The 1,700 useable units of nonproprietary equipment were received in the form of (i) 1,400 complete units valued at $500 per unit and (ii) 300 complete units in need of significant repair that were assigned zero value. No valuation of the proprietary portion of the units or of the additional 247 unusable units returned by Avon was performed.

         Following the Food and Drug Administration ("FDA") marketing clearance in 1997, the Company had decided to use certain components (consisting of sensors, miniature printers, cables, power supplies and certain other items) from the existing ColorMate(R) units for use in the ColorMate(R) TLc-BiliTest(R) System. The costs (which were not expected to be material) incurred in extracting the components from the existing ColorMate(R) units for use in the ColorMate(R) TLc-BiliTest(R) System would have been expensed as incurred.

         The cost of the above units has been classified as other assets in the accompanying consolidated balance sheets and amounted to $614,900 in December 31, 1999. Due to the problems arising in 2000 with the sale of the ColorMate(R) TLc-BiliTest(R) Systems, these Avon units have not been utilized to date. The Company is in negotiations to sell all the units to a third party. If consummated, the arrangement will provide no funds in advance. Rather, the third party will pay a fee to the Company per usage of the System. Based upon estimates of future cash flows from this proposed arrangement, the Company took an impairment charge in the fourth quarter of 2000 of $314,900. The net amount capitalized at December 31, 2000 totaled $300,000.

7.         Income Taxes

         The Company has a deferred tax asset at December 31, 2000 and 1999 of approximately $19,500,000 and $15,000,000, respectively. These amounts relate primarily to net erating loss and tax credit carryforwards. These assets have been offset by valuation allowances since their realizability cannot be determined. At December 31, 2000, the Company had net operating loss carryforwards of approximately $48,700,000 for Federal income tax purposes which expire through December 31, 2020. In addition, the Company had research and development tax credit carryforwards of approximately $75,000 at December 31, 2000 available to offset future Federal income taxes. The utilization of such loss and tax credit carryforwards may be limited due to changes in control. Included in the net operating loss carryforwards is approximately $5,700,000 relating to the exercise of stock options. The benefits, if any, from the utilization of this amount will be credited to additional paid-in capital.

8.        Senior Convertible Debentures

         On April 15, 1999, the Company issued an aggregate of $5,000,000 14% senior convertible debentures due April 15, 2002 (the "Debentures") in a private placement. Payments of interest on the outstanding principal amount of the Debentures were due on the earlier of the maturity date or upon any conversion of the Debentures into the Company's common stock. The accrued interest may be paid either in cash, shares of the Company's common stock or a combination of common stock and cash, at the option of the Company.

         The outstanding principal amount of the Debentures (together with accrued interest thereon) was not convertible until after the first anniversary of the closing (except for 20%, which was immediately convertible). At that time, the Debentures were convertible into shares of common stock, at the option of the holder or holders thereof, at the conversion price of $5.00. At any time after the18-month anniversary of the closing, the Company could have prepaid the entire amount of the Debentures or any portion thereof for a prepayment price equal to the original principal amount of the Debentures plus all accrued and unpaid interest. At any time after the18-month anniversary of the closing and prior to the maturity date, in the event the average closing bid price (as reported on the NASDAQ Small Cap Market or such other principal market or exchange on which the common stock is then traded) of the Company's common stock for any10 consecutive trading days equals or exceeds $10.29, the Company could have required conversion of the outstanding principal amount (together with accrued interest) of the Debentures into common stock at a conversion price of $5.00 per share. The Debentures resulted in an original issue discount charge of approximately $3.6 million (representing the intrinsic value of the below- market conversion price) which was amortized over one year. In1999, the Company amortized $2.7 million and, in 2000, the balance of $900,000 was amortized This debt was converted to preferred stock in 2000.

9.         Preferred Stock

         Class A

         The Company's shares of Class A convertible preferred stock are entitled to noncumulative dividends, if declared, at $.001 per annum. In February 1998, the shareholders approved an amendment to the Class A convertible preferred stock to provide that in the event either the Company's earnings before interest, income taxes and extraordinary items exceed $20,000,000 for two consecutive calendar years, or the closing bid price exceeds $31.11 for 30 consecutive trading days at any time through December 31, 2000, each share of Class A preferred stock shall be convertible into .979 shares of common stock. Such shares shall otherwise be called for redemption during 120 days following December 31, 2000 at $.01 per share plus any declared but unpaid dividends.

         In addition, the shareholders approved an amendment to the Company's Certificate of Incorporation to (1) revise the market price conversion feature of the Class A convertible preferred stock to provide for adjustment upon the occurrence of certain events involving the common stock, and (2) revise the calculation of the earnings goal needed to trigger the conversion feature of the Class A convertible preferred stock by deleting the exclusion therefrom of extraordinary items and revenues and earnings generated by businesses acquired by the Company.

         Class B

         The Company also has authorized 10,000,000 shares of Class B preferred stock which may be issued with such rights and preferences as the Board of Directors may determine upon issuance.

          At December 31, 2000 the Company has outstanding the following series of Class B preferred stock:


                                       Amount
                         ----------------------------------
                            Shares             Value
-------------------      ------------       ---------------
Series 2                       25,000       $     2,262,700
Series 3                       40,000             3,155,000
Series 4                          136             1,229,800
Series 5                       48,633             4,863,300
-------------------      ------------       ---------------
                              113,769       $    11,510,800
                         ------------       ---------------

            Class B Series 1 Preferred Stock

         In January 1999, the Company amended its Certificate of Incorporation to fix the relative rights, preferences and limitations with respect to the Class B preferred stock pursuant to the Shareholders' Rights Plan (the "Plan") adopted in December 1998 by the Board of Directors. Under the Plan, each shareholder will receive a dividend of one right for each share of the Company's outstanding common stock (a "Right"). Subject to the terms of the rights agreement between the Company and its transfer agent (the "Rights Agreement"), each Right will entitle the holder to purchase one one-hundredth of a share of the Company's new Class B Series 1 preferred stock at an initial exercise price of $28. Until the Rights become exercisable, they will be represented by, and trade with, the outstanding common stock; the Company does not anticipate issuing separate certificates for the Rights at this time.

         Initially, the Rights are attached to the Company's common stock and are not exercisable. They become detached from the common stock, and become immediately exercisable, (i) following expiration of the Board of Directors' right to redeem the Rights during the 10-day window period (the "Window Period"), or any extension of the Window Period, after any person or group (other than the exempted shareholder) becomes the beneficial owner of 20 percent or more of the Company's common stock (other than acquisitions which are approved in advance by the Board of Directors), or (ii) ten days after any person or group announces a tender or exchange offer that would result in that same beneficial ownership level (other than pursuant to certain permitted offers).

         The distribution of Rights was made on January 11, 1999 to shareholders of record of common stock on that date, and shares of common stock that are newly issued after that date will also carry Rights until the Rights become detached from the common stock. The Rights will expire on January 11, 2009. The Rights distribution is not taxable to shareholders. The Company may redeem the Rights for $0.001each at any time during the Window Period, or any extension thereof, after a buyer acquires a 20 percent position in the Company, and under certain other circumstances.

         Class B Series 2 Convertible Preferred Stock

         On June 15, 1999, the Company completed a private placement of 40,000 shares of convertible preferred stock and warrants to purchase 220,690 shares of common stock to a private investor for aggregate proceeds of $4 million. The shares of Class B Series 2 convertible preferred stock issued on that date (the "Series 2 Shares") are convertible into shares of the Company's common stock at a price of $4.68 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting the Company's common stock and in certain circumstances including the issuance of shares of the Company's common stock. The Series 2 Shares were previously redeemable in cash for an amount equal to $115 per Series 2 Share on the third anniversary of the date of initial issuance if not sooner converted unless the Company elects in the Company's discretion to extend the redemption date to the fifth anniversary of the date of initial issuance. As a result of a capital restructuring program completed on October 31, 2000 (see Note 12), the Series 2 Shares are no longer redeemable in cash. Accordingly, the amount was classified within equity in the fourth quarter of 2000. The Series 2 Shares are subject to mandatory conversion into shares of the Company's common stock at the Company's option at any time after December 15, 1999 if the average closing bid price of the Company's common stock for ten consecutive trading days equals or exceeds $7.02 per share. The Series 2 Shares are not entitled to any voting rights except as otherwise required by applicable law and are not entitled to any dividend rights unless the Company elects to extend the redemption date of the fifth anniversary of the date of initial issuance, in which case noncash dividends (which increase the number of shares issuable upon redemption ) would accrue at the rate of 8% from and after the third anniversary of the date of initial issuance which can only be paid in shares of the Company's common stock.

         In addition to the Series 2 Shares, on June 15, 1999, the Company also issued an aggregate of 220,690 warrants to purchase shares of the Company's common stock to the same private investor. An additional 50,000 warrants were issued to such investor as compensation for services rendered in connection with the placement of the Series 2 Shares. The warrants issued on that date have a five-year term unless sooner exercised. The warrants are exercisable for shares of the Company's common stock at a price of $4.68 per share, subject to adjustment in the same circumstances as the Series 2 Shares described above and are subject to mandatory exercise into shares of the Company's common stock at the Company's option at any time after December 15, 1999 if the average closing bid price of the Company's common stock measured over twenty consecutive trading days equals or exceeds $9.36.

         The private placement resulted in a deemed dividend charge of approximately $4.5 million, resulting from a below market conversion price of preferred stock ($2,400,000), a $15 per share redemption premium and other costs ($800,000) and the fair value (using the Black-Scholes method) of warrants issued in connection with the private placement ($1,275,000). Of this amount, approximately $1.6 million had been charged through December 1999, $1.8 million has been charged in 2000 and $500,000 will be charged over the remaining redemption period. Of the original deemed dividend charge, $.6 million has been eliminated as a result of the conversion of preferred stock into common stock.

         In 2000, 15,000 Series 2 Shares were converted into 238,473 shares of the Company's common stock.

         Class B Series 3 Convertible Preferred Stock

         On February 11, 2000, the Company completed a private placement of 40,000 shares of convertible preferred stock to the above private investor for aggregate proceeds of $4 million. The shares of Class B Series 3 convertible preferred stock issued on that date (the "Series 3 Shares") are convertible into shares of the Company's common stock at a price of $4.68 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting the Company's common stock and in certain circumstances including the issuance of shares of the Company's common stock. The Series 3 Shares were previously redeemable in cash for an amount equal to $115 per Series 3 Share on the third anniversary of the date of initial issuance if not sooner converted unless the Company elects in the Company's discretion to extend the redemption date to the fifth anniversary of the date of initial issuance. As a result of the capital restructuring program completed on October 31, 2000 (see Note 12), the Series 3 Shares are no longer redeemable in cash. Accordingly, the amount was classified within equity in the fourth quarter of 2000.The Series 3 Shares are subject to mandatory conversion into shares of the Company's common stock at the Company's option at any time after August 11, 2000 if the average closing bid price of the Company's common stock for ten consecutive trading days equals or exceeds $7.02 per share. The Series 3 Shares are not entitled to any voting rights except as otherwise required by applicable law and are not entitled to any dividend rights unless the Company elects to extend the redemption date to the fifth anniversary of the date of initial issuance, in which case noncash dividends (which increase the number of shares issuable upon redemption) would accrue at the rate of 8% from and after the third anniversary of the date of initial issuance which can only be paid in shares of the Company's common stock.

         In addition to the Series 3 Shares, on February 11, 2000, the Company also issued an aggregate of 254,372 warrants to purchase shares of the Company's common stock to the same private investor. An additional 50,000 warrants were issued to such investor as compensation for services rendered in connection with the placement of the Series 3 Shares. The warrants issued on that date have a five-year term unless sooner exercised. The warrants are exercisable for shares of the Company's common stock at a price of $4.68 per share, subject to adjustment in the same circumstances as the Series 3 Shares described above and are subject to mandatory exercise into shares of the Company's common stock at the Company's option at any time after August 11, 2000 if the average closing bid price of the Company's common stock measured over twenty consecutive trading days equals or exceeds $9.36.

          The private placement resulted in a deemed dividend charge of approximately $3.5 million, resulting from a below market conversion price of preferred stock ($1,495,000), a $15 per share redemption premium and other costs ($990,000) and the fair value (using the Black-Scholes method) of warrants issued in connection with the private placement ($1,050,000). Of this amount, approximately $2.1 million has been charged in 2000 and $1.4 million will be charged over the remaining redemption period.

         Class B Series 4 Convertible Preferred Stock

         On October 31, 2000, the Company consummated a private placement of 200 shares of a new series of preferred stock, designated Class B Series 4 convertible preferred stock, par value $.01 per share ("Series 4 Preferred Stock") for an aggregate purchase price of $2,000,000. Pursuant to the Stock Purchase Agreement between the Company and Crescent International Ltd. (the "Purchaser"), the Company also issued to the Purchaser a warrant (the "Incentive Warrant"), the terms of which provide that the Purchaser has the right to acquire up to 270,000 shares of the Company's common stock at an exercise price equal to $1.00 per share, subject to adjustment in certain circumstances, for a five-year period.

         The Series 4 Preferred Stock will, with respect to the distribution of assets on liquidation, dissolution or winding up of the Company, rank
         (i) senior and prior to the common stock of the Company and any other class or series of capital stock of the Company hereafter issued, the terms of which specifically provide that shares of such class or series shall rank junior to shares of the Series 4 Preferred Stock (ii) on parity with any other class or series of capital stock of the Company hereafter issued, the terms of which specifically provide that shares of such class or series shall rank on parity with shares of the Series 4 Preferred Stock, and (iii) junior to the Class A preferred stock and any other class or series of capital stock of the Company hereafter issued, the terms of which specifically provide that shares of such class or series shall rank senior to shares of the Series 4 Preferred Stock

         At any time after October 31, 2002, any or all of the outstanding shares of Series 4 Preferred Stock will, upon written request of the holders of a majority of the issued and outstanding shares thereof, be subject to redemption by the Company for either, at the option of the Company, (i) $12,000 in cash per share or (ii) the number of shares of common stock obtained by dividing $12,000 by the lower of $.82 and 92% of the average of the lowest three consecutive closing bid prices of the common stock during the 22 trading day period immediately preceding the date that redemption is requested. In addition, subject to certain adjustments, each share of the Series 4 Preferred Stock will be convertible at any time at the option of the holder thereof into the number of shares of common stock determined by dividing $10,000 by the lower of $.82 and 92% of the average of the lowest three consecutive closing bid prices of the common stock during the 22 trading day period immediately preceding the date that conversion is requested. The holder of shares of Series 4 Preferred Stock will have no voting rights and, if the Company fails to deliver certificates of shares of common stock upon redemption or conversion of the Series 4 Preferred Stock, will receive dividends at a rate of 8.0% per annum, payable in cash in quarterly installments.

         In December 2000, 64 of these shares were converted into 1,391,304 shares of common stock.

         Class B Series 5 Convertible Preferred Stock

         Pursuant to a letter agreement, the Company and the holders agreed to convert the entire principal amount of the Debentures (see Note 10), and any accrued but unpaid interest thereon, into a newly-authorized series of convertible preferred stock of the Company (the "New Preferred"), effective October 31, 2000. Prior to their conversion, the Debentures had a principal face amount of $5,000,000, accrued but unpaid interest in the amount of $1,079,167 and were due on April 15, 2002. The Company and the holders further agree that (i) the New Preferred would be convertible into shares of common stock at a conversion price of $4.68 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting the common stock, (ii) with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the New Preferred shall rank senior and prior to all classes or series of capital stock of the Company issued prior thereto or thereafter issued,
         (iii) cumulative dividends would accrue on the New Preferred beginning on April 15, 2002 at a rate of 8% per annum (subject to increase to 11% per annum during any period in which such cumulative dividends are not currently paid), and (iv) the New Preferred would be subject to involuntary conversion into shares of common stock at the option of the Company at a conversion price of $4.68 per share if the average closing bid price of the Company's common stock for ten consecutive trading days exceeds $10.29. The Company also agreed with the holders (i) not to incur or permit any future liens on any of its properties or assets,
         (ii) not to grant any security interests in its future revenues and
         (iii) not to consummate any future financings which contemplate the issuance of debentures by the Company.

         In December 2000, 12,158 of these shares were converted into 259,786 shares of common stock.

10.       Capital Restructuring Program

         Transaction Summary

         On October 11, 2000, the Company obtained commitments from three of its major investors, Millennium Partners, L.P. ("Millennium") (see Note
         13), LBI Group, Inc. ("Lehman") (see Note 11) and the holders (the "Holders") of its 14% senior convertible debentures, dated April15, 1999 (the "Debentures") (see Note 10) to restructure the terms of their respective securities. The purpose of this restructuring was to assist the Company in meeting the net tangible assets requirement for continued listings of its common stock, on the NASDAQ Small Cap Market ("NASDAQ"). These commitments of the investors were subject to certain conditions, which were subsequently satisfied on October 31, 2000, including the Company's securing confirmation from NASDAQ of the Company's eligibility for continued listing on NASDAQ and the closing of a proposed additional financing with Crescent International Ltd. ("Crescent"), pursuant to which the Company would issue and sell to Crescent, and Crescent would purchase, shares of a newly- authorized series of preferred stock of the Company (the "Crescent Preferred") and a five-year warrant to purchase up to 270,000 shares of Common stock at an exercise price equal to $1.00 per share, subject to adjustment in certain circumstances (the "Crescent Warrants"), for an aggregate purchase price of not less than $2,000,000. In consideration of their agreements to restructure their respective securities, the Company agreed to issue to each of Lehman and the Holders 200,000 five-year warrants to purchase shares of the common stock of the Company at an exercise price of $1.50 per share (the "New Lehman Warrants" and the "Holders' Warrants", respectively). The value of the warrants issued in this restructuring program was deemed to be immaterial. The Company also agreed with the holders (i) not to incur or permit any future liens on any of its properties or assets, (ii) not to grant any security interests in its future revenues and (iii) not to consummate any future financings which contemplate the issuance of debentures by the Company.

         Transaction Details

         Pursuant to a letter agreement (the "Millennium Letter Agreement"), the Company and Millennium agreed to amend the Millennium Purchase Agreement and the Adjustable Warrant to delete any provision granting Millennium the right to require the Company to repurchase the Millennium Shares or redeem the Adjustable Warrant Shares, as the case may be, for cash except in the event that the Company (i) engages in a "Rule 13e-3 Transaction" (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended) or (ii) fails to file a request to accelerate the effectiveness of the registration statement covering the Millennium Shares and the shares underlying the warrants issued to Millennium promptly after securing confirmation from NASDAQ of the Company's eligibility for continued listing of the common stock on NASDAQ. The Company has satisfied this condition by filing such acceleration of effectiveness on November 3, 2000.

         The Company and Millennium further agreed to amend the Adjustable Warrant (i) to reduce the number of dates (each, a "Vesting Date") upon which the number of shares to be issued upon the exercise of the Adjustable Warrant would be determined from three to two, (ii) to postpone the first Vesting Date thereunder (the "First Vesting Date")until March 31, 2001, at which time the number of shares to be issued thereunder would be determined based on an Adjustment Period Price of not less than $1.00 and, (iii) to postpone the second Vesting Date thereunder (the "Second Vesting Date") until November 1, 2001, at which time the number of shares to be issued thereunder (in addition to the number of shares determined as of the First Vesting Date) would be determined based on an Adjustment Period price which would not be subject to a $1.00 minimum (as was the case on the First Vesting Date). The Company and Millennium also agreed (x) to amend that certain Registration Rights Agreement, dated as of August 16, 2000, to eliminate the provisions imposing monetary penalties upon the delisting of the common stock from NASDAQ, (y) to waive any events of default occurring prior to the execution of the Millennium Letter Agreement that would entitle Millennium to any monetary penalties from the Company and (z) to irrevocably waive its rights to adjust the exercise price of the Adjustable Warrant or the number of AdjustableWarrant Shares as a result of the issuance of up to $4,000,000 of financing from the Crescent Preferred.

         Lehman is the holder of (i) 25,000 shares of the Class B Series 2 Convertible Preferred Stock of the Company and 40,000 shares of the Class B Series 3 Convertible Preferred Stock of the Company (collectively, the "Lehman Preferred") and (ii) warrants (the "Lehman Warrants") to purchase common stock (see Note 11). Pursuant to a letter agreement, the Company and Lehman agreed to amend those certain Preferred Stock Purchase Agreements, dated as of June 11, 1999 and February 11, 2000, respectively, to eliminate the provisions imposing monetary penalties in the event that the common stock is delisted from NASDAQ.

          The Company and Lehman further agreed to amend the Certificate of Incorporation of the Company to delete any provision granting Lehman the right to require the Company to redeem the shares of Lehman Preferred for cash. Pursuant to such amendments, the Company is now required to convert the shares of Lehman Preferred into Common stock on the third anniversary of their respective issuance dates unless the Company elects, at its option, to extend the mandatory conversion date to the fifth anniversary of the respective issuance dates of the shares of Lehman Preferred. Lehman further agreed to waive its right to decrease the conversion price of the Lehman Preferred and the exercise price of the Lehman Warrants as a result of
         (i) the issuance of the Crescent Preferred and the Crescent Warrant on October 31, 2000 for aggregate proceeds of $2,000,000 or any further issuances of preferred stock or warrants to Crescent which do not exceed an additional aggregate purchase price of $2,000,000, (ii) the issuance of warrants to the Company's financial adviser in connection with the Crescent Financing, (iii) the issuance of the New Lehman Warrants and the Holders' Warrants and (iv) the determination on the First Vesting Date of the number of shares of Common stock issuable with respect to the Adjustable Warrant. In addition, Lehman agreed (A) that the deemed exercise price (the "Deemed Exercise Price") with respect to the number of shares of Common stock issuable pursuant to the Adjustable Warrant on the Second Vesting Date would be the greater of (i) $1.00 and (ii) the exercise price calculated in the manner set forth in that certain letter agreement, dated as of August 16, 2000, by and between the Company and Lehman, and (B) to waive its right to decrease the conversion price of the Lehman Preferred and the exercise price of the Lehman Warrants to a price which is less than the Deemed Exercise Price.

         Pursuant to a letter agreement, the Company and the Holders agreed to convert the entire principal amount of the Debentures, and any accrued but unpaid interest thereon, into a newly- authorized series of convertible preferred stock of the Company (the "New Preferred"), effective October 31, 2000. Prior to their conversion, the Debentures had a principal face amount of $5,000,000, accrued but unpaid interest in the amount of $1,079,167 and were due on April 15, 2002. The Company and the holders further agreed that (i) the New Preferred would be convertible into shares of Common stock at a conversion price of $4.68 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting the Common stock, (ii) with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the New Preferred shall rank senior and prior to all classes or series of capital stock of the Company issued prior thereto or thereafter issued, (iii) cumulative dividends would accrue on the New Preferred beginning on April 15, 2002 at a rate of 8% per annum (subject to increase to 11% per annum during any period in which such cumulative dividends are not currently paid) and (iv) the New Preferred would be subject to involuntary conversion into shares of Common stock at the option of the Company at a conversion price of $4.68 per share if the average closing bid price of the Company's Common stock for ten consecutive trading days exceeds $10.29. The Company also agreed with the holders (i) not to incur or permit any future liens on any of its properties or assets, (ii) not to grant any security interests in its future revenues and (iii) not to consummate any future financings which contemplate the issuance of debentures by the Company.

11.       Sale of Common Stock

         On August 16, 2000, the Company sold 641,026 shares of Common stock to a private investor at a price per share of $4.68 for gross proceeds of $3,000,000, less fees and expenses ("first closing"). In connection with the above transaction, the Company issued to the investor 150,000 warrants to purchase Common stock at an exercise price of $5.26 per share. Pursuant to the purchase agreement for the above transaction, the Company issued to the private investor an "Adjustable Warrant"pursuant to which the number of shares issuable upon the exercise thereof (the "Adjustable Warrant Shares") is based upon a formula involving closing bid prices of the Common stock on certain future dates, as amended. Prior to the amendment of the purchasing agreement, the private investor had the right to require the Company to repurchase for cash the shares and Adjustable Warrant Shares issued to the private investors under certain defined conditions. Accordingly, at September 30, 2000, the Company recorded the net proceeds of $2,815,000 as redeemable Common stock. As a result of the amendment, which eliminated the cash requirement, the amount has been classified in Common stock in the fourth quarter of 2000.

         As a result of the first adjustment of the adjustable warrant, the Company is obligated as of March 31, 2001 to issue approximately 936,000 shares of common stock.

         Also in 2000, the Company sold 79,491 shares of common stock for $500,000.

12.       Stock Options and Warrants

         Stock Split

         In February 1998, the Company effected a three-for-two split (the "Stock Split"). All share and per share data included in this report have been restated to reflect the stock split.

         Stock Option Plan

         The Company has a Stock Option Plan which currently provides for options to purchase up to 6,500,000 shares of Common stock. The Plan provides for the granting of incentive stock options to all employees and non-incentive stock options to all employees and certain consultants at an exercise price equal to at least the fair market value of a share of Common stock at the date of grant for incentive options (other than for the holders of more than 10% of the outstanding Common stock which must be at least 110% of the fair market value on the date of grant) and at least 85% of the fair market value on the date of grant for nonincentive options. Stock options are generally exercisable in 33-1/3% annual increments commencing one year after the date of grant and generally expire five years after the date of grant.

         The Company estimates the fair value of each stock option at the grant date by using the Black- Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1999 and 2000, no dividend yield, expected volatility of 60%, 46% and 73% risk-free interest rates of 5% to 7% and expected lives of approximately 2.5 years for 1998 and 1999 and 6.64 years for 2000. The weighted average fair market value for options granted in 1998, 1999 and 2000 was $2.26, $2.23 and $3.83, respectively. If compensation cost for the Company's stock option plan had been determined in accordance with SFAS No. 123, net loss would have been increased in 1998, 1999 and 2000 by approximately $470,000, $121,000 and $497,000, respectively, and loss per share would have been increased by $.03, $.01 and $.03, respectively.

         The following table summarizes information about stock options outstanding at December 31, 2000:


                                                Options outstanding                             Options exercisable
                             --------------------------------------------------------   --------------------------------
                                                        Weighted
                                    Number              average                                           Weighted
                                  outstanding           remaining         Weighted                         average
                              as of December 31,    contractual life       average         Number         exercise
                                     2000                (years)            price        exercisable        price
---------------------------  -------------------    -----------------   -------------   -------------    ------------
Range of exercise prices:
   $1.02 - $2.92                       1,003,748           0.80             2.87            993,748            2.88
   $2.96 - $5.63                       1,447,416           2.81             5.19            900,913            5.23



                                    81





   $6.84 - $8.25                         573,834           2.40             7.64            337,665            7.81
   $9.25 - $10.00                        260,000           2.20             9.41            214,167            9.43
---------------------------  -------------------    -----------------   -------------   -------------    ------------
                                       3,284,998           2.08             5.24          2,446,493            5.00
                             ===================    =================   =============   =============    ============


         Transactions under the Stock Option Plan are summarized as follows:

                                                                                    Weighted
                                                                                     average
                                                              Shares             exercise price
----------------------------------------------------     -----------------      -----------------
Shares under option at December 31, 1997                         2,092,248                  $4.40
   Granted (at $4.88 to $9.25 per share)                         1,432,500                   6.40
   Exercised                                                      (165,700)                  3.85
   Canceled (at $7.46 to $8.25 per share)                         (247,500)                  7.82
----------------------------------------------------     -----------------      -----------------
Shares under option at December 31, 1999                         3,111,548                   5.08
   Granted (at $1.94 to $6.84 per share)                           160,000                   6.20
   Exercised                                                       (62,551)                  5.39
   Canceled (at $2.96 to $10.00 per share)                         (62,500)                  4.47
----------------------------------------------------     -----------------      -----------------
Shares under option at December 31, 1998                         3,146,497                   5.14
   Granted (at $4.68 to $9.375 per share)                          467,500                   5.75
   Exercised                                                      (138,333)                  3.00
   Canceled (at $1.50 to $5.42 per share)                         (190,666)                  6.98
----------------------------------------------------     -----------------      -----------------
Shares under option at December 31, 2000                         3,284,998                   5.24
----------------------------------------------------     -----------------      -----------------

         Options exercisable at December 31,:

1998                1,470,715
1999                2,063,497
2000                2,446,493
----------  ---  ---------------

         The Company granted options to consultants and certain other professionals who provide services to the Company. These options have been valued in accordance with SFAS 123 and are being expensed over the vesting period of the options. The amounts expensed in 1998, 1999 and 2000 amounted to $843,400, $984,000 and $690,000, respectively. The activity for these options is included in the table above.

         At December 21, 2000 the Company had the following warrants outstanding:


   Grant Date          Amount          Exercise Price        Maturity            Reason for Grant
----------------    -------------    ------------------    -------------    ---------------------------
      2000                574,374      $1.00 - $4.68           2005         Preferred Stock
      2000                259,491       5.26 - 6.29            2005         Common Stock
      2000                400,000           1.50               2005         Refinancing
      2000                298,718           4.68               2005         Other
      1999                270,690           4.68               2004         Preferred Stock
  Prior years             429,600           1.67               2002         various financings
                        2,232,873
                    =============

                                    All warrants are exercisable.


13.       Related Party

         In connection with the Avon Settlement in an earlier year and her Transactions employment agreement, Mrs. Macfarlane, the Company's CEO and a principal shareholder, was to receive a bonus of $361,200, of which $110,900 had been paid. The remaining $250,300 accrued interest at the rate of 10% per annum. In December 1997, Mrs. Macfarlane agreed to delay demand for payment until January 1999, and further extended this payment to April 2000. At December 31, 1999, $256,100, including interest, remained due. This amount was paid by the Company in 2000.

         Approximately $31,000 per year related to rent paid to Mrs. Macfarlane under month-to-month lease agreements. Such rent is equal to Mrs. Macfarlane's actual cost for such premises.

14.       Commitments

         Leases
         The Company leases its office and warehouse space on a month-to-month basis. Rent expense under these leases totaled $383,400, $296,800 and $266,000 in 2000, 1999 and 1998, respectively.

         Retirement Plan
         In 1997, the Company adopted a defined contribution plan which provided for discretionary Company contributions for qualified employees. The expense relating to this plan was $-0-, $-0- and $93,200 in 2000, 1999 and 1998, respectively.

15.       Quarterly Financial Information (Unaudited)

Unaudited quarterly financial information for the two years ended December 31, 2000 is summarized as follows:


                                        1st Quarter               2nd  Quarter            3rd Quarter            4th  Quarter
----- -------------------------     -------------------     ------------------     ------------------      ------------------

2000
      -------------------------
      Net sales                          $       38,600        $        41,100        $           700         $             -
      Gross profit/(loss)                        17,900                174,700                329,800                (548,800)
      Net loss                               (3,428,700)            (2,959,100)            (3,023,300)            (10,085,300)

      Loss per share                             (0.26)                 (0.20)                 (0.19)                  (0.75)

1999
      Net sales                                      --                     --                362,100                 741,100
      Gross profit/(loss)                            --                     --                315,800                (110,700)
      Net loss                               (2,078,600)            (3,892,700)            (3,145,800)             (3,690,900)
      Loss per share                             (0.13)                 (0.33)                 (0.21)                  (0.26)
----- -------------------------     -------------------     ------------------     ------------------      ------------------


         In the fourth quarter of 2000, in light of the serious liquidity and other problems at the Company and because of the lack of viable levels of sales of its medical equipment, the Company recorded the following impairment charges and write-offs:


                               Continuing          Discontinued
                               Operations           Operations
--------------------------   ------------------   ---------------
Inventory                      $    733,100*        $           -
Property and equipment              257,600                     -
Gordon goodwill                           -             5,276,500
Other intangibles                 1,250,100                     -
--------------------------   ------------------   ---------------
                               $  2,240,800         $   5,276,500
==========================   ==================   ===============
*     Included in cost of sales

         Also in the fourth quarter of 2000, the Company recorded an additional deemed dividend of $2,325,000 relating to the adoption of EITF 00-27.

16.       Subsequent Events

         Litigation

         On January 16, 2001, a lawsuit was commenced against the Company and Darby Macfarlane in the federal district court for the Southern District of New York entitled Richard Sommers and Linda Sommers v.Chromatics Color Sciences International, Inc. and Darby S. Macfarlane. The plaintiffs allege that certain statements purportedly made by or on behalf of the Company concerning the Company's success, the extent of use of the ColorMate System and the Company's cash flow constituted violations of Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder and Section 12(a)(2) of the Securities Act of 1933 as well as common law claims alleging fraudulent misrepresentation, concealment and nondisclosure and seek unspecified damages in an amount to be proven at trial. On March 1, 2001, the defendants moved to dismiss the complaint for failure to state a claim upon which relief can be granted, for failure to plead fraud with requisite particularity and for failure to comply with the statutory requirements for federal securities fraud claims. No decision has been rendered by the court on this motion. Oral argument was held before the court (Grisea, J.) on January 17, 2002, and the court entered an order granting the defendants' motion and dismissing the case without prejudice, but with leave for the plaintiffs to refile. Defendants believe that the claims asserted against them are without merit and intend to vigorously defend this action, assuming that the complaint is refiled. The Company can not predict the effects, if any, of the ultimate outcome of this matter.

         Nasdaq SmallCap Market Listing ("Nasdaq")

         Trading of the Company's stock on Nasdaq is condition upon the Company's continuing to meet certain financial and stock price tests. In 2001, the Company failed to meet certain of the tests. Further, in March 2001, trading on the Company's stock was suspended by Nasdaq, pending the Company providing certain information to Nasdaq. The Company is currently negotiating with Nasdaq to resume trading in its stocks.

17.       Valuation Reserves

         For the year ended December 31, 2000, the Company had the following valuation reserves:

(a)     Inventory reserve
             Balance, January 1, 2000                 $            --
             Additions                                        733,100
                                                      ----------------
             Balance, December 31, 2000               $       733,100
                                                      ================
(b)     Goodwill and other intangible assets
             Balance, January 1, 2000                              --
             Additions - CCSI                               1,507,700
             Additions - Gordon                             5,276,500
                                                      ----------------
             Balance, December 31, 2000               $     6,784,200
                                                      ================

         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)


                                                           September 30, 2001
                                                           ------------------
                                                               (unaudited)
                               ASSETS
CURRENT ASSETS:
      Cash and equivalents                                   $       157,700
      Accounts receivable                                             72,900
      Inventories                                                    714,000
      Prepaid expenses and other current assets                       67,300
      Subscriptions receivable                                       310,000
      Deferred financing costs                                       680,500
                                                             ----------------
          Total Current Assets                                     2,002,400

PROPERTY AND EQUIPMENT - NET                                         178,400
SOFTWARE DEVELOPMENT COSTS - NET                                     104,600
PATENT COSTS - NET                                                   505,700
OTHER ASSETS                                                         306,600
                                                             ----------------
                                                             $     3,097,700
                                                             ================
              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accounts payable and accrued expenses:
          Attorneys and accountants                          $     1,021,100
          Consultants                                                385,600
          Trade                                                      294,300
          Severance payable                                          700,000
          Notes payable (including $325,000
            payable to an affiliate)                               1,260,000
                                                             ----------------
               Total Current Liabilities                           3,661,000
                                                             ----------------


COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK:
      Class A, Par Value $.01 per share:
          Authorized - 1,400,000 shares
          Issued and outstanding - 1,380,000
            shares at par value
            and redemption value                                      13,800
                                                             ----------------
                                                                      13,800
                                                             ----------------
SHAREHOLDERS' EQUITY (DEFICIENCY)
      Preferred Stock, authorized 10,000,000 shares,
        issued and outstanding 113,769 shares                     12,344,800
      Subscribed stock
        (8,333,334 shares of common stock)                           500,000
      Common Stock, par value $.001 per share:
          Authorized - 50,000,000 shares
          Issued and outstanding -
            19,991,952, (2001) and 19,033,308
            (2000) shares                                             20,000
      Capital in excess of par value                              46,718,500
      Accumulated deficit                                        (60,160,400)
                                                             ----------------
          Total Shareholders' Equity (Deficiency)                   (577,100)
                                                             ----------------
                                                             $     3,097,700
                                                             ================


          See accompanying notes to consolidated financial statements

         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                                        Nine Months Ended Sept. 30,
                                                                      -------------------------------
                                                                           2001             2000
                                                                      -------------    --------------

      Sales                                                           $      6,000     $      80,400
                                                                      -------------    --------------
COSTS AND EXPENSES:
      Cost of sales                                                              -            27,000
      Sales, marketing and trade show costs                                281,500         1,667,100
      Medical regulatory expenses                                          304,300           617,000
      Research and development                                             597,200           958,300
      Patent application costs                                             179,600           216,400
      Compensation costs relating to (non cash) options granted                  -           690,000
      Provision for estimated payments for terminated employees          1,000,000                 -
      General and administrative:
          Compensation - Officers, employees and consultants               853,200         1,258,800
          Legal fees                                                       332,300           571,800
          Accounting fees                                                   83,600           114,100
          Rent and storage                                                 270,500           248,400
          Insurance                                                        171,100           224,400
          Repairs and maintenance                                           47,900           123,100
          Depreciation and amortization                                    353,400           538,900
          Taxes                                                             57,500            58,100
          Stock administrative fees                                         80,400            65,800
          Public relations                                                  41,200           162,000
          Other                                                            128,000           308,300
                                                                      -------------    --------------
                                                                         4,781,700         7,849,500
                                                                      -------------    --------------
OPERATING LOSS                                                          (4,775,700)       (7,769,100)
                                                                      -------------    --------------

OTHER INCOME (EXPENSE):
      Interest income                                                        2,800           111,600
      Interest expense and non-cash financing costs
          including $285,500 and $834,200 in non-cash OID
          costs in 2001 and 2000, respectively                            (309,900)       (1,379,200)
                                                                      -------------    --------------
                                                                          (307,100)       (1,267,600)
                                                                      -------------    --------------
LOSS FROM CONTINUING OPERATIONS                                          (5,082,800)      (9,036,700)
LOSS FROM DISCONTINUED OPERATIONS (Note 3)                               (1,000,000)        (374,400)
                                                                      -------------    --------------
NET LOSS                                                              $  (6,082,800)   $  (9,411,100)
                                                                      =============    ==============

NET LOSS TO COMMON STOCKHOLDERS:
LOSS FROM CONTINUING OPERATIONS                                       $  (5,082,800)   $  (9,036,700)
DEEMED DIVIDEND FOR CLASS B, SERIES 2 AND 3
      CONVERTIBLE PREFERRED STOCK                                           834,000        1,259,000
                                                                      -------------    --------------
LOSS FROM CONTINUING OPERATIONS TO
      COMMON STOCKHOLDERS                                               (5,916,800)      (10,295,700)
LOSS FROM DISCONTINUED OPERATIONS (Note 3)                              (1,000,000)         (374,400)
                                                                      -------------    --------------
NET LOSS TO COMMON SHAREHOLDERS                                       $ (6,916,800)    $ (10,670,100)
                                                                      =============    ==============

WEIGHTED AVERAGE NUMBER OF COMMON
      SHARES OUTSTANDING                                                19,521,176        16,283,021
                                                                      =============    ==============
BASIC AND DILUTED LOSS PER SHARE:
      LOSS FROM CONTINUING OPERATIONS                                 $       (0.30)   $       (0.63)
      LOSS FROM DISCOUNTINUED OPERATIONS                                      (0.05)           (0.02)
                                                                      -------------    --------------
      NET LOSS TO COMMON STOCKHOLDERS                                 $       (0.35)   $       (0.66)
                                                                      =============    ==============



          See accompanying notes to consolidated financial statements

         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (UNAUDITED)


                                                                          Common Stock
                                                                   ----------------------------
                                                                       Number                        Capital
                                                   Preferred         of Shares          Par        in Excess of       Accumulated
                                                     Stock          Outstanding        Value        Par Value           Deficit
                                                 ---------------   ---------------   ----------   ---------------   ----------------


Balances, December 31, 2000                      $   11,510,800        19,033,308   $   19,100    $   45,934,400    $   (54,077,600)

Nine Months Ended September 30, 2001:

      Net Loss                                                -                 -            -                 -         (6,082,800)

      Issuance of common stock - Gordon                                    22,894            -           653,000

      Issuance of common stock - Private
           investor                                                       935,750          900              (900)

      Warrants issued in connection
           with bridge notes                                                                             966,000

      Deemed dividend on Class B,
           convertible preferred stock                  834,000                                         (834,000)
                                                 ---------------   ---------------   ----------   ---------------   ----------------

Balances, September 30, 2001                     $   12,344,800        19,991,952   $   20,000    $   46,718,500    $   (60,160,400)
                                                 ===============   ===============   ==========   ===============   ================


          See accompanying notes to consolidated financial statements

         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                       Nine Months Ended September 30,
                                                                      ---------------------------------
                                                                          2001                2000
                                                                    ----------------     ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Loss from continuing operations                                 $  (5,082,800)    $   (9,036,700)
      Loss from discontinued operations                                  (1,000,000)          (374,400)
      Adjustments to reconcile net loss to net cash flows
           from operating activities:
      Non-cash impairment charge and net change in net assets
           of discontinued operations                                     1,000,000            374,400
      Depreciation and amortization                                         353,400            538,900
      Compensation cost relating to options granted to consultants                -            690,000
      Non-cash interest and financing costs                                 285,500            834,200
      Changes in operating assets and liabilities:
           Accounts receivable                                                    -            769,400
           Inventories                                                       33,100           (206,700)
           Prepaid expenses and other assets                                204,700           (162,700)
           Accrued interest on senior convertible debentures                      -            525,000
           Accounts payable and accrued expenses                          1,840,300            262,500
                                                                      --------------    ---------------
           Net cash flows from continuing operating activities           (2,365,800)        (5,786,100)
                                                                      --------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Capitalized patent costs                                                    -           (337,300)
      Net cash used for investment in subsidiary                                  -         (1,937,000)
      Purchase of property and equipment                                     (5,500)           (77,100)
                                                                      --------------    ---------------
           Net cash flows from investing activities                          (5,500)        (2,351,400)
                                                                      --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of subscribed stock, net
           of related costs                                                  190,000         3,672,700
      Proceeds (payments) of notes payable and warrants                      960,000          (256,100)
      Net proceeds from the issuance of preferred stock and
           warrants, net of costs                                                 -          3,610,000
                                                                      --------------    ---------------
           Net cash flows from financing activities                        1,150,000         7,026,600
                                                                      --------------    ---------------

NET CHANGE IN CASH AND EQUIVALENTS                                        (1,221,300)       (1,110,900)

CASH AND EQUIVALENTS, BEGINNING OF PERIOD                                  1,379,000         2,790,400
                                                                      --------------    ---------------

CASH AND EQUIVALENTS, END OF PERIOD                                   $      157,700    $    1,679,500
                                                                      ==============    ===============

SUPPLEMENTAL CASH FLOW INFORMATION
      Interest paid                                                   $           -     $       20,300
                                                                      ==============    ===============
      Issuance of debt to pay accrued expenses                        $      300,000    $           -
                                                                      ==============    ===============
      Issuance of stock to pay Gordon liability                       $      653,000    $           -
                                                                      ==============    ===============
      Deemed dividends                                                $      834,000    $    1,259,000
                                                                      ==============    ===============
      Subscribed stock                                                $      310,000    $           -
                                                                      ==============    ===============



          See accompanying notes to consolidated financial statements

         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation:

Nature of Report - The consolidated balance sheet at the end of the preceding fiscal year has been derived from the audited consolidated balance sheet contained herein and is presented for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and changes in cash flows, for all periods presented have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

Footnotes - Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 Financial Statements included herein.


Note 2 - Commitments and Contingencies:

Business Risks - Since its formation in 1984, the Company has been principally engaged in color science technology research and development and licensing activities, seeking mass market applications for its proprietary technology and instrumentation. The Company's business encompasses all of the risks inherent in the establishment of a new business enterprise, including a limited operating history with significant competition possessing substantially greater resources. Current and future operations also depend upon the continued employment of certain key executives, the ability to further commercialize its proprietary technology and products and the Company's ability to obtain sufficient revenues and outside financing.

Operating Difficulties - Since 1989, the Company has incurred losses from operations and net cash outflows from operations. The Company expects to license its patents and proprietary technology, sell its equipment and market its related services and products to ultimately overcome these difficulties.

Although the Company has taken steps to substantially reduce personnel and ongoing operating expenses, the Company expects that it will continue to incur costs in connection with the required research and development on its new LED instrument and technology, complete filings, administration and maintenance for certain intellectual properties and regulatory requirements; supply updated products and sales support to its medical distributor; complete FDA filings for upgrades to its medical products, and explore the possibility of either renegotiating its current distribution agreement for its medical products or selling the exclusive rights to its medical products and technology. There can be no assurance the Company will not continue to incur such losses or will ever generate revenues at levels sufficient to support profitable operations.

The Company anticipates that it will continue to incur net losses for the foreseeable future as expenses are incurred in implementing its long-term business plan.

The Company is currently taking steps to improve operating results and has initiated a plan to significantly reduce operating costs. The Company is experiencing a major liquidity crisis and requires an immediate infusion of cash to continue operations. The Company is seeking additional capital to facilitate liquidity and is currently reviewing various financing proposals. If the Company is unable to obtain such financing, or sell its assets to obtain a cash infusion, it may be forced to seek protection from its creditors in bankruptcy.

Even if the Company is successful in obtaining this cash infusion, the Company will require additional future financing to further execute its long range business plan. If the Company is not able to attract additional future financing, generate significant revenue from operations and/or successfully market its products and technologies, it may have to significantly curtail and/or cease operations and be forced to seek protection from its creditors in bankruptcy.

The Company has previously received notifications from NASDAQ that its common stock failed to comply with the $1.00 minimum bid price and $2,000,000 minimum net tangible asset conditions required for coninued listing of the common stock on the NASDAQ SmallCap Market. A hearing on the proposed delisting of the Company's common stock was held on August 16, 2001. At that hearing the NASDAQ Hearing Committee requested additional information regarding the Company's plans to achieve compliance with the minimum net tangible asset requirement. To date, NASDAQ has publicly announced a temporary suspension of all delisting proceedings regarding the listing requirement for a $1 minimum per share price in the aftermath of the September 11th attacks on the World Trade Center and the Pentagon. Additionally, on October 30, 2001, NASDAQ has granted a temporary exception to the Company to remain listed until November 30, 2001, pending the Company's ability to be in compliance with the terms of the exception, including the Net Tangible Asset requirement. On November 30, 2001 the Company's securities ceased to be listed on the Nasdaq Small Cap Market and are listed on the OTC Bulletin Board. The Company has requested that the Listing Council review this decision. However the institution of a review will not operate as a stay of delisting based on this decision.

Legal Proceedings - On January 16, 2001, a lawsuit was commenced against the Company and Darby Macfarlane in the federal district court for the Southern District of New York entitled Richard Sommers and Linda Sommers v. Chromatics Color Sciences International, Inc. and Darby S. Macfarlane. The plaintiffs allege that certain statements purportedly made by or on behalf of the Company concerning the Company's success, the extent of use of the ColorMate (Registered Trademark) System and the Company's cash flow constituted violations of Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder and Section 12(a)(2) of the Securities Act of 1933 as well as common law claims alleging fraudulent misrepresentation, concealment and nondisclosure and seek unspecified damages in an amount to be proven at trial. On March 1, 2001, the defendants moved to dismiss the complaint for failure to state a claim upon which relief can be granted, for failure to plead fraud with requisite particularity and for failure to comply with the statutory requirements for federal securities fraud claims. Oral argument was held before the court (Grisea, J.) on January 17, 2002, and the court entered an order granting the defendants' motion and dismissing the case without prejudice, but with leave for the plaintiffs to refile. Defendants believe that the claims asserted against them are without merit and intend to vigorously defend this action, assuming that the complaint is refiled.

Note 3 - Discontinued Operations:

On June 2, 2000, the Company purchased Gordon Laboratories, Inc. ("Gordon"). Due to the recent financial results of Gordon and CCSI's inability to continue funding Gordon, the Company decided to sell Gordon in the first quarter of 2001. On July 3, 2001 the Company completed the sale of Gordon (see below). The Company retains the right to repurchase Gordon within the one year anniversary of July 3,

2001. Accordingly, results of this operation have been classified as discontinued, and prior periods have been restated. The net assets of Gordon were written-down to zero as of March 31, 2001.

In connection with the purchase of Gordon, the Company was required to issue additional shares of its common stock to certain Gordon options holders on June 2, 2001 at a price of $6.29 per share. In accordance with this provision, the Company issued 22,894 shares on July 3, 2001. The financial statements reflect these shares as if they had been fully issued on June 2, 2001.

Net sales and loss from the discontinued operation are as follows:


                                                 Nine Months             Nine Months
                                                    ended                   ended
                                                Sep. 30, 2001           Sep. 30, 2000
                                              -----------------       ---------------
Net Sales                                       $    2,590,000          $    2,350,200
Loss from discontinued operation                $    1,000,000          $      374,400
Impairment cost (gain)                          $            0          $            0
Net Loss from discontinued operation            $    1,000,000          $      374,400




* Note - Gordon's net assets were written-down to zero at March 31, 2001. Losses subsequent to March 31, 2001 at Gordon had no effect on the Company's financial statements. Results for 2001 are through June 30, 2001 and do not reflect results after the sale of Gordon.


Sale of Gordon

On July 3, 2001, pursuant to the Share Subscription and Redemption Agreement, dated as of June 19, 2001 (the "Purchase Agreement"), among the Company, Abilene Investments Corp. ("Abilene"), GAC- Labs, LLC ("GAC- Labs" and collectively with Abilene, the "Purchasers") and Gordon Acquisition Corp., a wholly-owned subsidiary of the Company ("Gordon"), Gordon issued 200 shares of common stock, par value $.001 per share, of Gordon ("Gordon Stock") to Abilene and 800 shares of Gordon

Stock to GAC-Labs for an aggregate purchase price of $1,000,000. Simultaneously, the shares of Gordon Stock that were outstanding immediately prior to the closing of this transaction, all of which were owned by the Company, were redeemed for one dollar. In addition, the Company assigned to the Purchasers its right, title and interest in the indebtedness of Gordon and/or H.B. Gordon Manufacturing Co., Inc., its wholly-owned subsidiary, owed to the Company in the ratio of 20% to Abilene and 80% to GAC-Labs.

As part of the same transaction, pursuant to the Purchase Option Agreement, dated as of July 3, 2001 (the "Option Agreement"), among the Company, Abilene and GAC-Labs, the Company was granted the option to purchase from the Purchasers the shares of Gordon Stock issued to them and the indebtedness assigned to them under the Purchase Agreement within one year for an aggregate purchase price of $1,000,000 plus interest thereon at the rate of 14% per annum, subject to reduction under certain conditions, as described below.

Furthermore, the Company granted to the Purchasers one-year warrants (the "Warrants") to purchase (i) an aggregate of 2,000,000 shares of common stock, par value $.001 per share, of the Company ("CCSI Stock") at the exercise price of $.50 per share, if the Company does not consummate a rights offering/ private placement by the Company of its securities prior to the one year expiration of such warrants, or alternatively (ii) an aggregate of 11,200,000 shares of CCSI Stock at the exercise price of $.10 per share and 4.8 million shares at $0.001 per share, subject to price adjustment, if the Company consummates a rights offering/private placement by the Company of its securities prior to the one year expiration of such warrants and obtains shareholder approval with respect to such rights offering/private placement by the Company of its securities and such increase in warrants. The fair market value of the 2 million warrants was immaterial. If the alternative additional warrants are issued at a later date, the fair market value of such warrants will be recorded as a further loss on the disposal of Gordon.

If (i) pursuant to the Option Agreement the Company exercises its option to purchase from the Purchasers the shares of Gordon Stock issued to them and the indebtedness assigned to them under the Purchase Agreement, (ii) the Company has not effected a reverse stock split of the CCSI Stock in a ratio greater than ten to one, (iii) the Company has consummated a rights offering/private placement by the Company of its securities and (iv) the market price of CCSI Stock exceeds $1.00 per share for at least ten consecutive trading days from and after the date of exercise under the Option Agreement, the Warrants will be subject to mandatory exercise. In the event of such a mandatory exercise, the Company will accept as payment of the aggregate exercise price the shares of Gordon Stock that the Purchasers acquired under the Purchase Agreement, and the exercise price under the Option Agreement will be reduced to one dollar. The Warrants are also subject to mandatory exercise if (i) a registration statement filed by the Company with respect to the shares of CCSI Stock issuable upon exercise of the Warrants has been declared effective by the Securities and Exchange Commission,
(ii) the Company has not effected a reverse stock split of the CCSI Stock in a ratio greater than ten to one, (iii) the Company has consummated a rights offering/private placement by the Company of its securities and (iv) the market price of CCSI Stock exceeds $1.00 per share for at least ten consecutive trading days from and after the effective date of such registration statement. In the event of such a mandatory exercise, the Company will accept payment of the aggregate exercise price through the means of a broker's cashless exercise transaction.



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

Note 4 - Issuance of Common Stock:

In connection with an "adjustable warrant" granted to a private investor in 2000, the Company issued 935,750 shares of its common stock to such investor as a result of the first adjustment of such warrant which occurred on March 31, 2001.

In connection with the purchase of Gordon, the Company issued 22,894 of its common shares in July 2001. See Note 3.


Note 5 - Employee termination payments

Since March 2001, the Company terminated many of its employees or has been unable to pay many of its existing employees. Some of these employees have employment contracts that provide for severance and other payments upon the termination of employment or breach in such contracts. Accordingly, the Company has recorded a $1,000,000 provision for the estimated exposure to these employees for additional amounts due to them. As of September 30, 2001, $300,000 of this provision has been utilized via payments by an officer of the Company. The Company believes the remaining $700,000 accrual is reasonable.


Note 6 - Notes payable

During the nine months ended September 30, 2001 the Company received $1,260,000 through the issuance of bridge notes ($300,000 resulted from the payment by an officer of Company liabilities). The notes bear interest at a fixed rate of 10% and are due in one year. In connection with the debt, the Company issued an aggregate of 13 million warrants to investors and an additional 4 million warrants to the finder. All of the warrants have a five year life and are exercisable at $0.10 per share upon registration of the underlying shares. The fair market value of these warrants amounted to $966,000 determined using the Black-Scholes option pricing model. The fair market value of these warrants issued in connection with debt has been recorded as deferred financing costs, is included in current assets, and is being amortized over the life of the relative debt. For the nine months ended September 30, 2001, approximately $285,500 was charged to non-cash financing costs relating to the amortization of the deferred financing costs.

Note 7 - Stock subscriptions

In August 2001, the Company retained Janssen Partners, Inc. to serve as its placement agent in connection with an offering of 10,333,333 shares of common stock and warrants to raise $620,000 in proceeds. Attached to each share is a Series A Common Stock Purchase Warrant which vests immediately, has a five year life and is exercisable at $0.10 per share after registration of the underlying shares. Upon the exercise of each Series A Common Stock Purchase Warrant, the holder will receive a Series B Common Stock Purchase Warrant which vests immediately, has a five year life from date of issuance and is exercisable at $0.15 per share after registration of the underlying shares. The offering will expire upon the earlier of November 30, 2001 or the full subscription of the offering. As of September 30, 2001, 8,333,334 shares of common stock have been subscribed for in an aggregate amount of $500,000, of which $190,000 was received in September 2001 and $310,000 included in


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

current assets as these amounts were received in October 2001 after required shareholder approval for additional authorized shares was obtained October 31, 2001. In addition, 12,500,000 Series A Common Stock Purchase Warrants and 12,500,000 Series B Common Stock Purchase Warrant are issuable in connection with the offering.

The Company is in the process of completing documentation including an additional proxy to obtain stockholder approval for an additional proposed private placement by the Company involving potential issuance of additional shares of common stock by the Company in an aggregate amount in excess of 20% of the Company's common stock outstanding immediately prior to such private placement at a price per share less than the market value of the common stock. On October 31, 2001, at a special shareholder meeting an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $.001 par value per share, from 50,000,000 to 550,000,000 was approved by the following votes: 18,110,383 for; 1,033,794 against; and 71,069 abstained. Additionally, an amendment to the Company's Certificate of Incorporation to effect a one share for up to forty shares reverse stock split of the Company's issued and outstanding shares of common stock, as determined by the Company's Board of Directors was approved by the following votes: 18,078,117 for; 1,052,519 against; and 84,550 abstained. Due to NASDAQ's temporary suspension of all delisting proceedings regarding the listing requirement for a $1.00 minimum per share price, the Company's Board of Directors does not see the necessity to execute a reverse split in the Company's common stock at this time, but reserves the right to reconsider this action at a later date within time frames proposed in the Proxy which were approved by the Company's shareholders at the October 31, 2001 Special Meeting of the Shareholders.



           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

None.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

            Section 722 of the Business Corporation Law of the State of New York and Article X of Chromatics' Certificate of incorporation contain provisions for the indemnification of officers and directors of Chromatics. The Certificate of Incorporation requires Chromatics to indemnify officers and directors to the full extent permitted by New York law. Each person will be indemnified in any proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Chromatics. Indemnification would cover judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees.

            Chromatics has directors' and officers' liability insurance. This insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of his or her status, whether or not Chromatics would have the power to indemnify this person.

Item 25.  Other Expenses of Issuance and Distribution.

            The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering. All of these expenses will be borne by the registrant.

                                                   Amount of
Item                                               Expenses
----                                          -----------------

SEC Registration Fee .......................  $         388
Printing Expenses ..........................         15,000 *
Accounting Fees and Expenses ........                20,000 *
Legal Fees and Expenses ..................           50,000 *
Miscellaneous Expenses ...................           64,612 *
                                              -----------------
            Total ........................... $     150,000


*Estimated


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

Item 26.  Recent Sales of Unregistered Securities.

            On August 16, 2000, the Company sold 641,026 shares of Common stock to a private investor at a price per share of $4.68 for gross proceeds of $3,000,000, less fees and expenses ("first closing"). In connection with the above transaction, the Company issued to the investor 150,000 warrants to purchase Common stock at an exercise price of $5.26 per share. Pursuant to the purchase agreement for the above transaction, the Company issued to the private investor an "Adjustable Warrant"pursuant to which the number of shares issuable upon the exercise thereof (the "Adjustable Warrant Shares") is based upon a formula involving closing bid prices of the Common stock on certain future dates, as amended. Prior to the amendment of the purchasing agreement (see Note
12), the private investor had the right to require the Company to repurchase for cash the shares and Adjustable Warrant Shares issued to the private investors under certain defined conditions. Accordingly, at September 30, 2000, the Company recorded the net proceeds of $2,815,000 as redeemable Common stock. As a result of the amendment, which eliminated the cash requirement, the amount has been classified in Common stock in the fourth quarter of 2000.

            As a result of the first adjustment of the adjustable warrant, in April 2001 the Company issued 935,750 shares of common stock. As a result of the second adjustment of the adjustable warrant, in November 2001 the Company issued 997,598 shares of common stock.

            Also in 2000, the Company sold 79,491 shares of common stock for $500,000.

            In July 2001 in connection with the sale of Gordon, we granted to Abilene and GAC-labs one- year warrants to purchase (i) an aggregate of 2,000,000 shares of our common stock at the exercise price of $.50 per share, if we do not consummate a rights offering prior to the expiration of such warrants, or (ii) an aggregate of 11,200,000 shares of our common stock at the exercise price of $.10 per share, if we consummate a rights offering prior to the expiration of such warrants and obtain shareholder approval for the increase in warrants.

            In May through December, 2001 Janssen Partners, Inc. served as our agent in financing approximately two-thirds of $1,700,000 in Bridge Loans to the Company. These Bridge Loans were subject to 1 year promissory notes with interest. 11,875,001 Common Stock purchase Warrants exercisable at $0.06 per share, and 28,875,001 Common Stock purchase Warrants exercisable at $0.10 per share are issuable in connection with these Bridge Loans.

Item 27. Exhibits.


Number             Description of Document
--------           -----------------------

3.1            -   Restated Articles of Incorporation of Chromatics
                   (incorporated by reference to Exhibit 3.1 to Chromatics
                   Quarterly Report on Form 10-Q for the Quarter Ended
                   June 30, 1999.

3.2            -   Certificate of Amendment to Articles of Incorporation of
                   Chromatics (incorporated by reference to Exhibit 3.1.1 to Chromatics' 1999 Annual report on Form 10-K).

Number             Description of Document
---------          -----------------------

3.3            -   Certificate of Amendment to Articles of Incorporation of
                   Chromatics' (incorporated by reference to Exhibit 4.4 to Chromatics' Current Report on Form 8-K filed November
                   3, 2000).

3.4            -   Certificate of Amendment to Articles of Incorporation of
                   Chromatics (incorporated by reference to Exhibit 4.7 to Chromatics' Current Report on Form 8-K filed November
                   3, 2000).

3.5            -   By-Laws of Chromatics (incorporated by reference to
                   Exhibit 3.2 to Chromatics' 1999 Annual Report on
                   Form 10-K).

4.1            -   Restated Articles of Incorporation of Chromatics
                   (incorporated by reference to Exhibit 3.1 to Chromatics'
                   Quarterly Report on Form 10-Q for the Quarter Ended
                   June 30, 1999).

4.2            -   Certificate of Amendment to Articles of Incorporation of
                   Chromatics, filed on February 10, 2000 (included in
                   Exhibit 3.2).

4.3            -   Certificate of Amendment to Articles of Incorporation of
                   Chromatics (incorporated by reference to Exhibit 4.4 to Chromatics' Current Report on Form 8-K filed November
                   3, 2000).

4.4            -   Certificate of Amendment to Articles of Incorporation of
                   Chromatics (incorporated by reference to Exhibit 4.7 to Chromatics' Current Report on Form 8-K filed November
                   3, 2000).

4.5            -   Stock Purchase Agreement dated as of October 31, 2000,
                   between Chromatics and Crescent International, Ltd.
                   (incorporated by reference to Exhibit 4.1 to Chromatics'
                   Current Report on Form 8-K filed November 3, 2000).

4.6            -   Warrant, dated as of October 31, 2000, made by Chromatics
                   in favor of Crescent International Ltd. (incorporated by reference to Exhibit 4.2 to Chromatics' Current Report on
                   Form 8-K filed November 3, 2000).

5              -   Opinion Regarding Legality.

23.1           -   Consent of BDO Seidman, LLP.

23.3           -   Consent of Patterson, Belknap, Webb & Tyler, LLP
                   (included in Exhibit 5.1).

24.1           -   Power of Attorney (see page II-3).

99.1           -   Form of Letter to Brokers

99.2           -   Notice of Guaranteed Delivery

99.3           -   Instructions for Use of Subscription Certificates

99.4           -   Form of Subscription Certificate

99.5           -   Form of Letter to Shareholders

99.6           -   Form of Letter to Clients


Item 28.  Undertakings.

            The undersigned registrant hereby undertakes to supplement this prospectus, after the end of the subscription period for this offering, to include the results of the subscription offer, and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.



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
                                   SIGNATURES

            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on February 8, 2002.


                                               CHROMATICS COLOR SCIENCES
                                                 INTERNATIONAL, INC.



                                               By: /s/ Darby S. Macfarlane
                                                   ---------------------------
                                                   Darby S. Macfarlane,
                                                   Chairperson of the Board and
                                                   Chief Technology Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Signature                            Capacity                         Date


/s/BRIAN T. FITZPATRICK              Director, President and      Feb. 8, 2002
--------------------------------     Acting Chief Executive
Brian T. Fitzpatrick                 Officer (Principal
                                     Executive Officer)


/s/DARBY S. MACFARLANE               Director, Chairperson of     Feb. 8, 2002
--------------------------------     the Board and Chief
Darby S. Macfarlane                  Technology Officer


/s/LESLIE FOGLESONG                  Director, Secretary, and     Feb. 8, 2002
--------------------------------     Asst. Treasurer
Leslie Foglesong

/s/DAVID KENNETH MACFARLANE          Director, Vice-President-    Feb. 8, 2002
--------------------------------     Research and Development
David Kenneth Macfarlane

/s/EDMUND VIMOND                     Director                     Feb. 8, 2002
--------------------------------
Edmund Vimond

/s/EDWARD MAHONEY                    Director                     Feb. 8, 2002
--------------------------------
 Edward Mahoney



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